Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RITE AID CORPORATION,

EAGLE MERGER SUB 1 LLC,

EAGLE MERGER SUB 2 LLC,

TPG VI ENVISION BL, LLC,

ENVISION TOPCO HOLDINGS, LLC

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the Sellers’ Representative)

Dated as of February 10, 2015

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 10, 2015, by and among Rite Aid Corporation, a Delaware corporation (“Parent”), Eagle Merger Sub 1 LLC, a Delaware limited liability company and a wholly owned Subsidiary (as defined below) of Parent (“Merger Sub 1”), Eagle Merger Sub 2 LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”), TPG VI Envision BL, LLC, a Delaware limited liability company (the “Blocker”), Envision Topco Holdings, LLC, a Delaware limited liability company (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative (as defined below).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby, including the Company Merger (as defined below);

WHEREAS, the sole member of the Blocker has approved this Agreement and the consummation of the transactions contemplated hereby, including the Blocker Merger (as defined below);

WHEREAS, the Board of Directors of Parent has approved and declared advisable and in the best interests of Parent this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the sole member of each of Merger Sub 1 and Merger Sub 2 has approved this Agreement and the consummation of the transactions contemplated hereby, including the Blocker Merger and the Company Merger, respectively;

WHEREAS, following the date hereof and prior to the Closing (as defined below), the Blocker will cause the completion of the Internal Restructuring (as defined below) such that, as of immediately prior to the Effective Time (as defined below), the Blocker will hold a direct limited liability company interest in the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement to the Blocker and the Company entering into this Agreement, Parent has executed and delivered a registration rights agreement with certain holders of the Blocker Interest and Company Units (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement to Parent entering into this Agreement, TPG Capital, L.P. and certain holders of the Blocker Interest and Company Units have executed and delivered a letter agreement setting forth certain obligations in respect of the transactions contemplated by this Agreement (the “Equityholder Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement to Parent entering into this Agreement, certain holders of the Blocker Interest and Company Units have executed and delivered a letter agreement setting forth the obligation not to transfer shares of Parent Common Stock to be issued to it hereunder for the duration of a lockup period (the “Lockup Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement to Parent entering into this Agreement, Frank Sheehy has executed and delivered an employment agreement with Parent which will become effective as of the Closing (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2015 Pre-Closing Period” shall mean the period beginning on January 1, 2015 and ending on the Closing Date, inclusive.

“Accounting Firm” shall have the meaning set forth in Section 6.18(a).

“AcquisitionCo” shall mean Envision Acquisition Company, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of the Company.

“Adjusted Purchase Price Schedule” shall have the meaning set forth in Section 2.16(a).

“Adjustment Amount” shall mean (x) the Aggregate Cash Purchase Price (as finally determined in accordance with Section 2.16(b)) minus (y) the Estimated Aggregate Cash Purchase Price.  For the avoidance of doubt, Adjustment Amount may be a positive or negative number.

“Adjustment Escrow Amount” shall mean $15,000,000.

“Adjustment Escrow Funds” shall mean, at any given time after the Closing, the funds remaining in the account in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Advance Amount” shall mean, with respect to any holder of Management Class C Units, the amount set forth next to such holder’s name on the Advance Amount Schedule.

“Advance Amount Schedule” shall have the meaning set forth in Section 2.14(b).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person, and the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010, together with regulations implementing this amended Act and sub-regulatory guidance, as all of the foregoing from time to time may be amended, modified, replaced or interpreted.

“Aggregate Advance Amount” shall mean the sum of the Advance Amounts with respect to all holders of Management Class C Units.

“Aggregate Cash Purchase Price” shall mean the Total Cash Consideration, plus $64,600,000, plus the Interim EBITDA Amount, minus the Closing Date Indebtedness, minus the Transaction Expenses, minus the Adjustment Escrow Amount and minus the Sellers’ Representative Expense Fund.

“Aggregate Remaining Threshold Amount” shall mean the sum of the Per Unit Remaining Threshold Amounts with respect to all Second Grant Class C Units.

“Aggregate Returned Company Capital Contributions” shall mean the sum of the Returned Capital Contributions with respect to all holders of Company Class A Units, RSUs, Company Class B Units or Phantom Units.

“Aggregate Unreturned Company Capital Contributions” shall mean the sum of the Unreturned Capital Contributions with respect to all holders of Company Class A Units, RSUs, Company Class B Units or Phantom Units.

“Aggregator” shall mean TPG VI Envision, L.P., a Delaware limited partnership.

“Aggregator LP Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Aggregator.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternate Financing” shall have the meaning set forth in Section 6.23(a).

“Alternate Commitment Letter” shall have the meaning set forth in Section 6.23(a).

“Ancillary Agreements” shall mean the Lockup Agreement, the Registration Rights Agreement, the Equityholder Agreement, the Employment Agreement and any other agreement, document, certificate or instrument entered into in connection with the transactions contemplated by this Agreement.

“Anti-Bribery Laws” shall mean the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act of 2010, and any similar applicable laws or regulations.

“Antitrust Laws” shall mean the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state Law or Order designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Assets” shall have the meaning set forth in Section 4.15.

“Audit Reports” shall have the meaning set forth in Section 4.20(c)(ii).

“Audited 2014 Financial Statements” shall have the meaning set forth in Section 6.12(a).

“Audited Parent Financial Statements” shall have the meaning set forth in Section 5.04.

“Blocker” shall have the meaning set forth in the preamble hereto.

“Blocker Cash Consideration” shall mean the sum of (a) the Unreturned Capital Contributions of the Blocker, (b) the product obtained by multiplying (i) the aggregate number of Company Class A Units held directly or indirectly by the Blocker immediately prior to the Effective Time by (ii) the Per Unit Cash Consideration, and (c) the product obtained by multiplying (i) negative one (-1) by (ii) all amounts due under the Blocker Indebtedness as of the Closing.

“Blocker Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Blocker Debt Payoff Letter” shall have the meaning set forth in Section 6.13.

“Blocker Indebtedness” shall mean that certain promissory note, dated November 26, 2013, issued by the Blocker to TPG VI DE BDH, LP and having a principal amount of $51,387,490, as it may be amended or modified from time to time.

“Blocker Interest” shall mean, collectively, all of the issued and outstanding limited liability company interests in the Blocker.

“Blocker Merger” shall have the meaning set forth in Section 2.01(a).

“Blocker Stock Consideration” shall mean the product obtained by multiplying (a) the aggregate number of Company Class A Units held directly or indirectly by the Blocker immediately prior to the Effective Time by (b) the Per Unit Stock Consideration.

“Bridge Financing” shall have the meaning set forth in Section 5.08(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Capital Contributions Schedule” shall have the meaning set forth in Section 2.14(a).

“Certificate” shall mean a certificate or book-entry account statement, as applicable, which shall contain a restrictive legend or stop transfer instructions, as applicable.

“Certificates of Merger” shall have the meaning set forth in Section 2.03.

“Chosen Courts” shall have the meaning set forth in Section 9.09(a).

“Cleary Gottlieb” shall have the meaning set forth in Section 2.02.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Consideration Schedule” shall have the meaning set forth in Section 2.14(d).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Date Cash” shall mean the sum of all cash and cash equivalents of the Blocker, the Company and its Subsidiaries and the fair market value of $6,500,000 of bonds held by EIC, in each case as of immediately prior to the Effective Time, determined in accordance with GAAP on a consolidated basis, minus (a) without duplication, the amount of any outstanding outbound checks, plus (b) without duplication, the amount of any deposits in transit.

“Closing Date Indebtedness” shall mean all Indebtedness of the Blocker, the Company and its Subsidiaries other than the Blocker Indebtedness, in each case as of immediately prior to the Effective Time.

“CMS” shall mean the Centers for Medicare & Medicaid Services within the U.S. Department of Health and Human Services.

“CMS Receivable” shall mean the settlement payment from CMS (less any amount that is payable to any third party under the Hannover Reinsurance Policy or any successor thereto), payable directly to EIC for the 2014 plan year of EIC.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Company Class A Unit” shall mean an issued and outstanding limited liability company interest in the Company that is designated as a Class A Unit pursuant to the Company LLC Agreement.

“Company Class B Unit” shall mean an issued and outstanding limited liability company interest in the Company that is designated as a Class B Unit pursuant to the Company LLC Agreement.

“Company Class C Unit” shall mean an issued and outstanding limited liability company interest in the Company that is designated as a Class C Unit pursuant to the Company LLC Agreement.

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company and its Subsidiaries.

“Company LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of November 4, 2013, as amended, supplemented, modified or replaced.

“Company Member Consent” shall have the meaning set forth in Section 4.02(c).

“Company Merger” shall have the meaning set forth in Section 2.01(b).

“Company Units” shall mean the Company Class A Units, the Company Class B Units and the Company Class C Units.

“Compliant” shall mean, with respect to the Required Financial Information, that such Required Financial Information is sufficient for the Company’s auditors to deliver customary comfort letters, including customary negative assurance comfort, with respect to any such financial statements and other financial data in the Required Financial Information (drafts of which have been delivered by the Company’s auditors together with confirmation that such auditors are prepared to issue such comfort letter throughout the Marketing Period upon completion of customary procedures), including as to customary negative assurances with respect to the period following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Financial Information.

“Confidentiality Agreement” shall mean the letter agreement, dated January 27, 2014, by and between Parent and EPH.

“Consents” shall have the meaning set forth in Section 3.04(a).

“Contest Parties” shall have the meaning set forth in Section 6.18(b)(i).

“Continuing Employees” shall have the meaning set forth in Section 6.11(a).

“Contract” shall mean a contract, agreement, instrument, commitment, obligation, arrangement, understanding, lease or license.

“Credit Agreements” shall mean the credit agreements identified on Schedule  1.01(a), as amended, supplemented, modified, replaced or refinanced.

“D&O Expenses” shall have the meaning set forth in Section 6.10(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.10(b).

“D&O Indemnified Person” shall have the meaning set forth in Section 6.10(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.10(b).

“D&O Insurance” shall have the meaning set forth in Section 6.10(c).

“D&O Losses” shall have the meaning set forth in Section 6.10(b).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.08(a).

“Debt Financing” shall have the meaning set forth in Section 5.08(a).

“Debt Payoff Letter” shall have the meaning set forth in Section 6.13(a).

“Deficit Amount” shall have the meaning set forth in Section 2.16(d).

“Departing Interest Holders” shall mean all Persons (other than the Blocker) that hold the Blocker Interest, any Company Units, any RSUs or any Phantom Units immediately prior to the Effective Time.

“Diluted Unit Count” shall mean the aggregate number of Company Units, RSUs and Phantom Units issued and outstanding as of immediately prior to the Effective Time (other than any Company Units, RSUs and Phantom Units to be cancelled pursuant to Section 2.07(c)).

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 2.03.

“EIC” shall mean Envision Insurance Company, an Ohio corporation.

“EIH” shall mean Envision Intermediate Holdings, LLC, a Delaware limited liability company.

“Employment Agreement” shall have the meaning set forth in the recitals.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment or natural resources, including the Release of or exposure to any Hazardous Materials.

“EPH” shall mean Envision Pharmaceutical Holdings LLC, a Delaware limited liability company.

“Equityholder Agreement” shall have the meaning set forth in the recitals.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.15(d).

“Escrow Agreement” shall have the meaning set forth in Section 2.15(d).

“Estimated Aggregate Cash Purchase Price” shall have the meaning set forth in Section 2.14(c).

“Exchange Act” shall mean the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.13(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 2.13(a).

“Exchange Fund” shall have the meaning set forth in Section 2.13(b).

“Exhibits” shall mean the exhibits to this Agreement.

“FDCA” shall have the meaning set forth in the definition of Health Regulatory Laws.

“Federal Health Care Program” shall have the meaning set forth in Section 4.20(b)(ii)(A).

“Financial Statements” shall have the meaning set forth in Section 4.03(a).

“Financing Reverse Termination Fee” shall have the meaning set forth in Section 8.03(b).

“Financing Sources” shall mean Citigroup Global Markets Inc., Bank of America, N.A., WF Investment Holdings, LLC, Credit Suisse AG and any other entities that have committed to provide or otherwise entered into agreements to provide the Debt Financing, including the lending parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto and any arrangers, administrative agents, collateral agents or trustees part of the Debt Financing, and the Affiliates and controlling persons of the foregoing, and their respective directors, officers, employees, agents, attorneys and representatives, and their respective successors and assigns.

“First Grant Class C Unit” shall mean any Company Class C Unit, the Remaining Threshold Amount of which is less than or equal to zero (0).

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time (with respect to the interim financial statements of the Company, consistently applied).

“Governmental Authority” shall have the meaning set forth in Section 3.04(a).

“Hannover Life” shall mean Hannover Life Reassurance Company of America.

“Hannover Group Treaty” shall mean the Medicare Part D Prescription Drug Program Group Reinsurance Agreement between EIC and Hannover Life, effective July 1, 2008, as amended.

“Hannover Individual Treaty” shall mean the Medicare Part D Prescription Drug Program Individual Business Reinsurance Agreement between EIC and Hannover Life, effective January 1, 2009, as amended.

“Hannover Reinsurance Policy” shall mean, collectively, (i) the Hannover Group Treaty and (ii) the Hannover Individual Treaty.

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents, including all substances defined as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to, or otherwise regulated under, any Environmental Law.

“Health Care Regulatory Permits” shall have the meaning set forth in Section 4.20(a).

“Health Regulatory Laws” shall mean any Law relating to health insurance or related regulatory matters, the regulations promulgated pursuant to such laws, including without limitation all applicable Laws pertaining to: (i) any relationships between or among health care providers, payors, vendors and consumers in the health care industry, including applicable Laws restricting or prohibiting a medical practice, corporate practice of medicine, fee-splitting and/or balance billing; (ii) the administration, management or arrangement of any type of health care services (including drug services or supplies), including Persons operating pharmacy benefit management companies, drug discount programs or participating in patient assistance programs; (iii) the operation or the licensure, certification, registration or qualification of any health care provider type, facility, location or setting, including applicable Laws governing the application for and maintenance of (A) a National Provider Identifier number, (B) a provider or supplier number to enroll in the Medicare Program or (C) a provider or supplier number to enroll in a Medicaid Program; (iv) the licensure, certification, registration, qualification or authority to transact business in connection with the coordination, administration, provision or arrangement of, or payment for, health insurance, health benefits (including prescription or over the counter drug coverage), including applicable Laws that pertain to managed care plans, health insurers or other Persons bearing any financial risk for the provision or arrangement of health care services (including drug services); (v) laws relating to the licensure or appointment of Producers or the offering, marketing, solicitation or procurement of policies or contracts of insurance or enrollment in health care (including drug items and services) coverage; (vi) the administration, review or investigation of bills, claims or benefits for health care (including prescription drugs and supplies), the determination of medical necessity of health care services, treatment or supplies, the processing or payment for health care, treatment or supplies, the denial, review, grievance and appeals of health care coverage, decisions or treatment, including applicable Laws regulating the licensure, certification, registration or authority to transact business of third party administrators, utilization review agents and Persons performing quality assurance, credentialing, coordination of benefits or appeals and grievances; (vii) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud; (viii) the solicitation or acceptance of unlawful incentives involving Persons operating in the health care industry, including state or federal Laws prohibiting or regulating fraud and abuse, patient referrals, provider reimbursement or provider incentives generally or under the following statutes: the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark I, II and III Laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (ix) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (x) any state or federal Laws governing the privacy, security, integrity, accuracy, management, storage, transmission, exchange, sharing or protection of health care, financial, consumer or other information or data belonging to individuals or entities, including HIPAA; (xi) the Federal Food Drug and Cosmetic Act (“FDCA”), 21 U.S.C. §§ 301 et seq.; (xii) the Controlled Substances Act, 21 U.S.C. §§ 801 et seq., (xiii) Section 340B of the Public Health Service Act,  42 U.S.C. § 256b; (xiv) Medicare (Title XVIII of the Social Security Act), including Part D Requirements; (xv) Medicaid (Title XIX of the Social Security Act); (xvi) the Knox-Keene Act; (xvii) the Affordable Care Act; (xviii) state law regulating insurance; (xix) state law regulating pharmacy benefit managers; and (xx) state law regulating consumer protection or unfair trade practices.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and the regulations promulgated pursuant thereto, including the Transaction Cost Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164, and any state privacy laws.

“HITECH” shall have the meaning set forth in the definition of “HIPAA.”

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as amended.

“Indebtedness” of any Person at any date shall mean, without duplication, (a) all obligations of such Person for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) all obligations of such Person for the deferred purchase price of property, assets, securities, equipment or services (other than trade liabilities incurred in the ordinary course of business consistent with past practice), including any earn-out or similar payment obligations valued at the maximum amount payable thereunder, (c) all other obligations of such Person that are evidenced by a note, bond, security, debenture or similar instrument, (d) all obligations of such Person in respect of any letter of credit or acceptance issued or created for the account of such Person (but only to the extent actually drawn and not paid), (e) all obligations of such Person in respect of any interest rate, commodity, currency or financial market swap, option, future or hedging or similar agreement (solely to the extent not included in Transaction Expenses), (f) all obligations of such Person as lessee that have been recorded as capital leases under GAAP, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (h) all current liabilities and obligations of such Person for accrued (consistent with past practice) but unpaid Taxes, whether or not yet due and owing as of such date, (i) all unpaid liabilities or obligations for Transfer Taxes allocated to such Person pursuant to Section 6.17, (j) any severance, bonus, deferred compensation or similar obligations that were payable to any employee, director or consultant of the Company or its Subsidiaries and that were outstanding or had been accrued (consistent with past practice) as of December 31, 2014 and had not, in each case, been paid by the Company or its Subsidiaries prior to the Closing, (k) all unpaid financial performance guarantee obligations under the customer Contracts set forth on Schedule 1.01(b); (l) all accrued but unpaid interest, premiums, make-wholes, penalties, fees, expenses and reimbursements payable under the documentation governing any of the foregoing, including in connection with the repayment or redemption thereof (including the repayments under the Credit Agreements and Blocker Indebtedness, but excluding any amounts included in Transaction Expenses) and (m) all guarantees of any of the foregoing for the benefit of another Person, including by means of pledging any assets or the granting of Liens.  For the avoidance of doubt, Indebtedness does not include (x) any amounts treated as Transaction Expenses for purposes of this Agreement, (y) any amounts owed under any Reinsurance Policy, or (z) any intercompany indebtedness.

“Independent Accountant” shall have the meaning set forth in Section 2.16(b).

“Information Privacy or Security Laws” shall mean all Laws relating to the privacy, confidentiality or security of Personal Information, including, where and to the extent applicable, state data security and breach notification Laws, state information security Laws, state Social Security number protection Laws, the Telephone Consumer Protection Act of 1991, the Federal Trade Commission Act and the Gramm-Leach-Bliley Act, each as amended through the date of this Agreement.

“Intellectual Property” shall mean all intellectual property and similar proprietary rights of any kind or nature in any jurisdiction, in each case whether registered or unregistered, including the following rights: (a) trademarks, service marks, trade names, logos and trade dress, including the good will associated with the foregoing (together, “Trademarks”), (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, extensions and reexaminations thereof, and inventions and invention disclosures, (d) copyrights and copyrightable subject matter, (e) rights in software and computer programs (whether in source code, object code, or other form), algorithms, databases and compilations (together, “Software”), (f) trade secrets and confidential or proprietary know-how, business or technical information, including processes or concepts (together, “Trade Secrets”), (g) domain names, (h) rights of publicity and (i) any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority or other registrar in any jurisdiction.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant contained in this Agreement, an action or omission taken or omitted to be taken that the breaching Person intentionally takes (or intentionally fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“Interim EBITDA Amount” shall mean earnings before interest, income Taxes, depreciation and amortization of the Company and its Subsidiaries, on a consolidated basis, for the 2015 Pre-Closing Period, plus to the extent of any reduction in the foregoing, without duplication, (i) any expenses associated with amounts that are included in Closing Date Indebtedness or Transaction Expenses, (ii) any non-cash expenses relating to equity compensation (including, for the avoidance of doubt, Phantom Units and RSUs), and (iii) any non-cash expenses related to the write-down or write-off of a long-lived asset as a result of the impairment thereof, minus the aggregate amount of cash paid during the 2015 Pre-Closing Period in respect of Indebtedness, including principal and interest as well as any items accrued as of December 31, 2014, under the definition of Indebtedness, minus the aggregate amount of Transaction Expenses accrued as of December 31, 2014 and paid in cash during the 2015 Pre-Closing Period, minus the aggregate amount of income Taxes paid in cash by EIC during the 2015 Pre-Closing Period, and minus the aggregate amount of cash distributions made during the 2015 Pre-Closing Period to the holders of equity interests in the Company, calculated in accordance with GAAP.

“Internal Restructuring” shall have the meaning set forth in Section 6.15.

“Key Customer” shall have the meaning set forth in Section 4.22(a).

“Key Supplier” shall have the meaning set forth in Section 4.22(a).

“knowledge” shall have the meaning set forth in Section 9.14.

“Knox-Keene Act” shall mean the Knox-Keene Health Care Service Plan Act of 1975, codified at §1340 et seq. of the California Health and Safety Code, and the related regulations in Title 28, California Code of Regulations, all as amended.

“Latest Financial Statements” shall have the meaning set forth in Section 4.03(a).

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, Order or regulation.

“Leased Real Property” shall have the meaning set forth in Section 4.14(b).

“Leases” shall have the meaning set forth in Section 4.14(b).

“Letter of Transmittal” shall have the meaning set forth in Section 2.13(c).

“Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 3.05.

“Lockup Agreement” shall have the meaning set forth in the recitals.

“Management Class C Unit” shall mean an issued and outstanding limited liability company interest in Management LLC that is designated as a Class C Unit pursuant to the Management LLC Agreement and corresponds to an outstanding Company Class C Unit.

“Management LLC Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement of Management LLC, dated as of November 4, 2013 as amended, supplemented, modified or replaced.

“Management LLC” shall mean Envision Topco Holdings Management, LLC, a Delaware limited liability company.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of November 4, 2014, by and among the Company, AcquisitionCo, EIH, EPH and TPG VI Management, LLC as amended, supplemented, modified or replaced.

“Marketing Period” shall mean the first period of fifteen (15) consecutive calendar days (i) throughout which the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied or waived (other than any conditions that by their nature are to be specifically satisfied at the Closing) and (ii) during which Parent shall have the Required Financial Information and during which period the Required Financial Information shall be Compliant (it being understood that if the Company reasonably believes in good faith that it has furnished Parent with the Required Financial Information during such period and delivers to Parent a written notice to such effect, then the Marketing Period shall be deemed to have commenced on the date of the delivery of such notice (subject to the proviso at the end of this sentence and the satisfaction of (i) above) unless Parent reasonably believes in good faith that the Required Financial Information has not been so furnished and, within two (2) Business Days of such receipt, delivers a written notice to the Company to that effect (stating with specificity which of the Required Financial Information the Company has not furnished); provided that the Marketing Period shall end on any earlier day when the full amount of the Debt Financing has been funded (or Senior Notes have been issued in exchange for gross proceeds equal or greater than the full amount of the Debt Financing, or any substitute debt or equity financing obtained in full replacement of the Debt Financing pursuant to Section 5.08(a) shall have been funded); and provided, further, that (x) the Marketing Period shall exclude July 3, 2015 through July 5, 2015 (and there shall not be a failure to achieve fifteen (15) consecutive calendar days solely by reason of such exclusion) and (y) if the Marketing Period has not ended on or prior to August 21, 2015, the Marketing Period shall not be deemed to have commenced until September 8, 2015 at the earliest.

“Material Adverse Effect”  shall mean, with respect to the Company or Parent, as applicable, any fact, circumstance, event, occurrence, effect or change that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole (which, in the case of the Company, shall include the Blocker) or (b) would reasonably be expected to prevent, materially impair or materially delay the ability of such party (which, in the case of the Company, shall include the Blocker) to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, but, in the case of each of clauses (a) and (b), excluding any such fact, circumstance, event, occurrence, effect or change resulting from, relating to or arising from (i) general business, economic, industry or financial conditions in the United States of America or the industries or lines of businesses in which such party and its Subsidiaries participate, (ii) the economic, credit or financial or capital markets anywhere in the United States of America, including changes in interest or exchange rates, (iii) the announcement of this Agreement or the transactions contemplated hereby or, in the case of the Company, the identity of Parent, (iv) national, state or international political conditions, including natural disasters or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or escalation of any existing hostilities, (v) changes in GAAP, statutory accounting requirements or changes in applicable Law or other binding directives issued by any Governmental Authority or changes in the official interpretation thereof, (vi) the failure, in and of itself, of such party to meet internal projections or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying cause of such failure may still be considered in determining whether a Material Adverse Effect on such party has occurred unless excluded by a different clause of this definition), (vii) in the case of the Company, any changes or proposed changes to the competitive bidding programs of CMS, (viii) in the case of the Company, the CMS bid results for the 2016 plan year of EIC, (ix) any acts or omissions of such party taken at the written direction of the other party and (x) with respect to clause (b) only, the Consents described in Section 3.04, Section 4.06 and Section 5.07 (except to the extent the matter that is materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement constitutes or results from a breach of this Agreement by such party); provided, that such matters in the case of the foregoing clauses (i), (ii), (iv), (v) and (vii) shall be taken into account in determining whether there has been or is or would reasonably be expected to be a Material Adverse Effect on such party to the extent such fact, circumstance, event, occurrence, effect or change has a disproportionate impact with respect to such party and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries or lines of businesses in which such party and its Subsidiaries participate.

“Material Contracts” shall have the meaning set forth in Section 4.12.

“Material Leases” shall mean the Leases identified under the heading “Material Leases” on Schedule 4.14(b) of the Schedules.

“Material Proprietary Software” shall have the meaning set forth in Section 4.18(a).

“Material Trademarks” shall have the meaning set forth in Section 4.18(a).

“Medicare Part D Program” shall mean the prescription drug benefit program for Medicare beneficiaries established by the MMA and administered by CMS.

“MMA” shall mean the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as amended.

“Mergers” shall have the meaning set forth in Section 2.01(b).

“Merger Sub 1” shall have the meaning set forth in the preamble hereto.

“Merger Sub 2” shall have the meaning set forth in the preamble hereto.

“Order” shall have the meaning set forth in Section 3.05.

“Organizational Documents” shall mean (x) with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; (y) with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; and (z) with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership.

“Owned Real Property” shall have the meaning set forth in Section 4.14(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Common Stock” shall mean the common stock of Parent, par value $1.00 per share.

“Parent Filed SEC Documents” shall have the meaning set forth in the preamble to Article V.

“Parent Regulatory Material Adverse Effect” shall have the meaning set forth in Section 6.06(c).

“Parent Plans” shall have the meaning set forth in Section 6.11(c).

“Parent Schedules” shall mean the disclosure schedules delivered by Parent, Merger Sub 1 and Merger Sub 2 to the Blocker and the Company concurrently with the execution and delivery of this Agreement.

“Parent SEC Documents” shall have the meaning set forth in Section 5.03.

“Part D Plan” shall mean the qualified prescription drug coverage offered under a policy, contract or plan by a sponsor pursuant to a contract with CMS in accordance with the Part D Requirements.

“Part D Requirements” shall mean all rules, policies and requirements established for the operation of a qualified prescription drug coverage set forth in Section 1860D-1 et seq. of the Social Security Act, and the regulations promulgated thereunder at 42 C.F.R. Part 423, each as may be amended, supplemented or interpreted by CMS from time to time.

“Payments Administrator” shall have the meaning set forth in Section 2.13(a).

“Payments Agreement” shall have the meaning set forth in Section 2.13(a).

“Per Unit Advance Amount” shall mean, with respect to any Company Class C Unit, the quotient obtained by dividing (x) the Advance Amount of the holder of the Management Class C Unit corresponding to such Company Class C Unit by (y) the total number of Management Class C Units held by such Person.

“Per Unit Cash Consideration” shall mean the quotient obtained by dividing (x) the sum of (i) the Aggregate Cash Purchase Price minus (ii) the Aggregate Unreturned Company Capital Contributions, plus (iii) the Aggregate Advance Amount, plus (iv) the Aggregate Remaining Threshold Amount by (y) the Diluted Unit Count.

“Per Unit Remaining Threshold Amount” shall mean, with respect to any Second Grant Class C Unit, the quotient obtained by dividing (x) the Remaining Threshold Amount of such Second Grant Class C Unit by (y) the aggregate number of Company Class A Units, RSUs, Company Class B Units, Phantom Units and First Grant Class C Units issued and outstanding as of immediately prior to the Effective Time.

“Per Unit Stock Consideration” shall mean the number of fully paid and nonassessable shares of Parent Common Stock obtained by dividing 27,862,138 by the Diluted Unit Count; provided that if, prior to the Effective Time, there shall occur any change, or the record date or declaration for any change, in the outstanding shares of Parent Common Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Per Unit Stock Consideration (and any other related terms used in this Agreement) shall be equitably adjusted to reflect such change; provided, further, that nothing in the foregoing proviso shall be construed as permitting Parent to take any action otherwise prohibited by this Agreement.

“Per Unit Unreturned Capital Contributions” shall mean, with respect to any Company Class A Unit, RSU, Company Class B Unit or Phantom Unit, the quotient obtained by dividing (x) the Unreturned Capital Contributions of the holder of such Company Class A Unit, RSU, Company Class B Unit or Phantom Unit by (y) the total number of Company Class A Units, RSUs, Company Class B Units and Phantom Units held by such holder as of immediately prior to the Effective Time.

“Permits” shall have the meaning set forth in Section 4.09(b).

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business consistent with past practice, in each case, with respect to amounts not due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens for

Taxes, assessments, or other governmental charges which are not due and payable, which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (c) imperfections in title, easements, rights of way, restrictions, covenants, conditions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets of the Blocker, the Company or its Subsidiaries that do not, individually or in the aggregate, materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability of the Blocker, the Company or its Subsidiaries to use or operate the property or asset to which it relates in substantially the same manner as it was used or operated prior to the Closing Date, (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor or other person in title under any license, lease or other agreement or in the property being licensed, leased or occupied, (e) Liens securing the obligations of the Company or its Subsidiaries under the Credit Agreements, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are not materially violated by the current use or occupancy of such real property or the operation of the businesses of the Blocker, the Company and its Subsidiaries, (h) matters that would be disclosed by an accurate survey or inspection of the real property, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (j) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws which are not yet due and payable, (k) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice, and (l) Liens on any estate superior to the interest of the Company or any of its Subsidiaries in any Leased Real Property.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Information” shall mean any information that can be used to identify an individual.

“Phantom Unit” shall mean a phantom unit granted pursuant to the Phantom Unit Plan.

“Phantom Unit Plan” shall mean the Laker Software, LLC Phantom Unit Plan.

“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, collective bargaining, employee loan, deferred compensation, incentive compensation, stock purchase, stock option, restricted share unit, deferred share unit, stock purchase, profits interests, or other equity-based, retention, change-in-control, severance or termination pay, hospitalization, vacation, scholarship, disability, sick leave or other medical, welfare, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee compensation or benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), under which the Company or its Subsidiaries have any liabilities or which are sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate for the benefit of any current or former employee, director or individual consultant of the Company or any of its Subsidiaries.

“PMA” shall have the meaning set forth in Section 4.12(a)(xii).

“Post-Closing Straddle Period” shall mean the portion of a Straddle Period that begins after the Closing Date.

“Post-Closing Tax Period” shall mean a taxable period beginning after the Closing Date.

“Pre-Closing Straddle Period” shall mean the portion of a Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” shall mean a taxable period ending on or before the Closing Date.

“Producers” shall mean general agents, sales agents, brokers, consultants, producers or agency thereof or any other Persons who market, procure or arrange for, on behalf of the Company or any of its Subsidiaries, policies or contracts of insurance, enrollment in health care coverage or other business or customer relationships.

“Programs” shall mean the Medicare Program, the Medicaid Program and any other federal, state or other governmental program, plan or contract for the administration, arrangement, payment or provision of health care benefits or services (including prescription drug benefits and services).

“Purchase Price Schedule” shall have the meaning set forth in Section 2.14(c).

“Recipient” shall have the meaning set forth in Section 6.18(b)(i).

“Registered Company Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Registration Rights Agreement” shall have the meaning set forth in the preamble hereto.

“Regulatory Filings” shall have the meaning set forth in Section 4.20(c)(i).

“Regulatory Reverse Termination Fee” shall have the meaning set forth in Section 8.03(c).

“Reinsurance Policies” shall have the meaning set forth in Section 4.17(b).

“Related Persons” shall have the meaning set forth in Section 4.08.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Remaining Threshold Amount” shall mean, with respect to any Company Class C Unit, (x) the Threshold Amount of such Company Class C Unit, minus (y) the Aggregate Returned Company Capital Contributions, minus (z) the Aggregate Unreturned Company Capital Contributions.

“Representative Losses” shall have the meaning set forth in Section 9.20(b).

“Represented Holder” shall have the meaning set forth in Section 9.20(a).

“Required Financial Information” shall have the meaning set forth in Section 6.12(a)(i).

“Restraint” shall have the meaning set forth in Section 7.01(a).

“Returned Capital Contributions” shall mean, with respect to any holder of Company Class A Units, RSUs, Company Class B Units or Phantom Units, the amount set forth next to such holder’s name on the Capital Contributions Schedule under the heading “Returned Capital Contributions”.

“ROI” shall mean Rx Options, LLC, an Ohio limited liability company.

“ROI Receivable” shall have the meaning set forth in Section 6.16(b).

“RSU” shall mean any restricted stock unit in respect of Company Class A Units.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Schedules” shall mean the disclosure schedules delivered by the Blocker and the Company to Parent, Merger Sub 1 and Merger Sub 2 concurrently with the execution and delivery of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Grant Class C Unit” shall mean any Company Class C Unit that is not a First Grant Class C Unit.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers’ Representative” shall have the meaning set forth in Section 9.20(a).

“Sellers’ Representative Expense Fund” shall mean $1,000,000.

“Senior Notes” shall have the meaning set forth in the Debt Commitment Letter.

“Software” shall have the meaning set forth in the definition of “Intellectual Property.”

“Straddle Period” shall mean a taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) owns (i) securities or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) a majority of the outstanding voting securities or other equity interests of such Person.

“Surviving Blocker” shall have the meaning set forth in Section 2.01(a).

“Surviving Company” shall have the meaning set forth in Section 2.01(b).

“Tax Contest” shall mean an audit, claim, dispute, controversy, hearing, or administrative, judicial, or other proceeding relating to Taxes or Tax Returns.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, escheat and unclaimed property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions attributable thereto.

“Termination Date” shall have the meaning set forth in Section 8.02(b).

“Third-Party Intellectual Property Licenses” shall mean Contracts to which the Company or one of its Subsidiaries is a party or otherwise bound and under which the Company or its Subsidiaries receive a license or other grant of rights to use with respect to Intellectual Property from any Person other than the Company or its Subsidiaries, excluding (a) licenses for commercially available software or software-as-a-service which involve consideration of less than $1,000,000 (for all such related software or services) and (b) licenses ancillary and incidental to other commercial Contracts (including with respect to manufacturing, supply, distribution, retail and marketing).

“Threshold Amount” shall mean, with respect to any Company Class C Unit, the Threshold Amount (as defined in the Company LLC Agreement) applicable to such Company Class C Unit.

“Total Cash Consideration” shall mean $1,800,000,000.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” shall mean, without duplication and solely to the extent unpaid as of immediately prior to the Effective Time, (a) all amounts payable by the Blocker, the Company or any of its Subsidiaries under the Management Services Agreement, (b) all other fees and expenses (including all attorneys’ fees, financial advisory, consulting, brokerage and investment banking fees, finder’s fees and accountants’ fees) that are payable by the Blocker, the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (excluding, for the avoidance of doubt, all liabilities or obligations for Transfer Taxes), (c) expenses payable in connection with the unwinding of interest rate, commodity, currency or financial market swap, option, future, hedging or similar agreements at or prior to the Closing (including pursuant to Section 6.25), (d) 50% of all fees, expenses or other payments due to the Escrow Agent, the Payments Administrator and the Exchange Agent, (e) the amount of stay bonuses, sales bonuses, change in control payments, retention payments, success fees, transaction consent payments or similar amounts payable solely as a result of the consummation of the transactions contemplated herein pursuant to any Plan, or any plan, program, agreement or arrangement entered into or implemented by the Company after the date hereof but prior to Closing that would have been a Plan had such plan, program, agreement or arrangement been in effect as of the date hereof, including those payable to any employee or individual consultant of the Blocker, the Company or its Subsidiaries (and including the Blocker’s, the Company’s or its Subsidiaries’ share of any employment Taxes in connection with any of the foregoing), or (f) any severance payment that as a result of the transactions contemplated hereby becomes payable to an employee on or following the Closing Date upon a voluntary termination by the employee of such employee’s employment with the Company or any of its Subsidiaries in the absence of any actions or omissions by the Company or any of its Subsidiaries following the Closing adverse to such employee.  For the avoidance of doubt, Transaction Expenses do not include any amounts treated as Indebtedness of the Company for purposes of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 6.17.

“Unreturned Capital Contributions” shall mean, with respect to any holder of Company Class A Units, RSUs, Company Class B Units or Phantom Units, the amount set forth next to such holder’s name on the Capital Contributions Schedule under the heading “Unreturned Capital Contributions.”

Section 1.02     Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGERS

Section 2.01     Mergers.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the Effective Time:

(a)                                 Merger Sub 1 shall be merged with and into the Blocker (the “Blocker Merger”), whereupon the separate existence of Merger Sub 1 shall cease and the Blocker shall continue as the surviving limited liability company (the “Surviving Blocker”); and

(b)                                 Merger Sub 2 shall be merged with and into the Company (the “Company Merger” and, together with the Blocker Merger, the “Mergers”), whereupon the separate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”).

Section 2.02     Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), One Liberty Plaza, New York, New York 10006 at (a) 10:00 a.m. (New York City time) on the later of (i) the third (3rd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VII (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) and (ii) the earlier of (A) a date during the Marketing Period to be specified by the Parent on no fewer than three (3) Business Days’ notice to the Company, and (B) subject to the completion of the Marketing Period, the earlier of the third (3rd) Business Day after the end of the Marketing Period and September 23, 2015 or (b) such other date or at such other time or place as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date”.

Section 2.03     Effective Time.  As soon as practicable on the Closing Date, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger with respect to the Blocker Merger (the “Blocker Certificate of Merger”) and a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger” and, together with the Blocker Certificate of Merger, the “Certificates of Merger”), in each case in accordance with the relevant provisions of the DLLCA and any other applicable Delaware Law.  The Mergers shall become effective at the time of filing of the Certificates of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA or at such later time as the parties hereto may agree in writing and as is provided in the applicable Certificate of Merger in accordance with the DLLCA.  The date and time at which the Mergers shall so become effective is herein referred to as the “Effective Time.”

Section 2.04     Effects of the Mergers.  Each Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and, without limiting the foregoing, from and after the Effective Time, (a) the Surviving Blocker shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Blocker and Merger Sub 1 and (b) the

Surviving Company shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub 2, in each case all with the effect set forth in the DLLCA.

Section 2.05     Organizational Documents of the Surviving Blocker and the Surviving Company.  Unless and until amended in accordance with applicable Law and the terms of this Agreement:

(a)                                 the certificate of formation of the Blocker as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Blocker;

(b)                                 the limited liability company agreement of Merger Sub 1 as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Blocker;

(c)                                  the certificate of formation of the Company as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company; and

(d)                                 the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company.

Section 2.06     Conversion of LLC Interests of the Blocker.  At the Effective Time, by virtue of the Blocker Merger and without any action on the part of the Blocker or Merger Sub 1 or the holders of any securities of the Blocker or Merger Sub 1:

(a)                                 The Blocker Interest shall automatically be converted into and thereafter evidence the right to receive, without interest, (i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Blocker Stock Consideration and (ii) an amount in cash equal to the Blocker Cash Consideration (the consideration referred to in clauses (i) and (ii) being collectively referred to as the “Blocker Merger Consideration”).

(b)                                 The Blocker Interest shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder of the Blocker Interest shall cease to have any rights with respect thereto, except the right to receive, without interest, the Blocker Merger Consideration as provided herein.

Section 2.07     Conversion of LLC Interests of the Company, RSUs and Phantom Units.  At the Effective Time, by virtue of the Company Merger and without any action on the part of the Company or Merger Sub 2 or the holders of any securities of the Company or Merger Sub 2:

(a)                                 Each Company Unit, each RSU and each Phantom Unit (other than any Company Unit, any RSU and any Phantom Unit to be cancelled pursuant to Section 2.07(c) or converted pursuant to Section 2.07(d)) shall automatically be converted into and thereafter evidence the right to receive, without interest:

(i)                                     in the case of each Company Class A Unit, RSU, Company Class B Unit and Phantom Unit, in each case whether or not vested (A) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Per Unit Stock Consideration and (B) an amount in cash equal to the sum of (x) the Per Unit Unreturned Capital Contributions with respect to such Company Class A Unit, RSU, Company Class B Unit or Phantom Unit and (y) the Per Unit Cash Consideration;

(ii)                                  in the case of each First Grant Class C Unit (whether or not vested), (A) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Per Unit Stock Consideration and (B) an amount in cash equal to (x) the Per Unit Cash Consideration, minus (y) the Per Unit Advance Amount with respect to such First Grant Class C Unit; and

(iii)                               in the case of each Second Grant Class C Unit (whether or not vested), (A) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Per Unit Stock Consideration and (B) an amount in cash equal to (x) the Per Unit Cash Consideration, minus (y) the Per Unit Advance Amount with respect to such Second Grant Class C Unit, minus (z) the Per Unit Remaining Threshold Amount with respect to such Second Grant Class C Unit.

(b)                                 Each Company Unit, RSU and Phantom Unit shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Company Unit, RSU or Phantom Unit, as applicable, shall cease to have any rights with respect thereto, except the right to receive (i) the Per Unit Stock Consideration (and cash in lieu of fractional shares pursuant to Section 2.10 and in lieu of shares of Parent Common Stock pursuant to Section 2.11, if applicable), (ii) the Per Unit Cash Consideration and, if applicable, (iii) the Per Unit Unreturned Capital Contributions, in each case as provided herein.

(c)                                  Each Company Unit, RSU and Phantom Unit held by Merger Sub 2, Parent, any direct or indirect wholly owned Subsidiary of Merger Sub 2 or Parent, the Company or any direct or indirect wholly owned Subsidiary of the Company, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)                                 The Company Units, RSUs and Phantom Units held by the Blocker, collectively, shall automatically be converted into and thereafter evidence in the aggregate a 28.71% limited liability company interest in the Surviving Company.  Each such Company Unit, RSU and Phantom Unit, when converted in accordance with this Section 2.07(d), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

Section 2.08     Conversion of LLC Interests of Merger Sub 1.  At the Effective Time, by virtue of the Blocker Merger and without any action on the part of the Blocker or Merger Sub 1 or the holders of any securities of the Blocker or Merger Sub 1, the limited liability company interests in Merger Sub 1 issued and outstanding immediately prior to the Effective Time, collectively, shall automatically be converted into and thereafter evidence in the aggregate a 100% limited liability company interest in the Surviving Blocker.  Each limited liability company interest of Merger Sub 1 issued and outstanding immediately prior to the

Effective Time, when converted in accordance with this Section 2.08, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

Section 2.09     Conversion of LLC Interests of Merger Sub 2.  At the Effective Time, by virtue of the Company Merger and without any action on the part of the Company or Merger Sub 2 or the holders of any securities of the Company or Merger Sub 2, the limited liability company interests in Merger Sub 2 issued and outstanding immediately prior to the Effective Time, collectively, shall automatically be converted into and thereafter evidence in the aggregate a 71.29% limited liability company interest in the Surviving Company.  Each limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.09, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

Section 2.10     No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued upon the conversion of the Blocker Interest, or of Company Units, RSUs or Phantom Units, pursuant to Section 2.06 or Section 2.07, as applicable, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.  Notwithstanding any other provision of this Agreement, the holder of the Blocker Interest and each holder of Company Units, RSUs or Phantom Units, as the case may be, converted pursuant to Section 2.06 or Section 2.07, as applicable, or holder of Management Class C Units who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 2.15(b), shall receive in lieu thereof, without interest, cash in an amount equal to the product obtained by multiplying (a) such fractional amount by (b) the closing price of Parent Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.11     Stock Consideration.  No shares of Parent Common Stock shall be issued upon the conversion of the Phantom Units pursuant to Section 2.07.  Notwithstanding any other provision of this Agreement, each holder of Phantom Units converted pursuant to Section 2.07 shall receive in lieu thereof, without interest, cash in an amount equal to the product obtained by multiplying (a) the number of shares of Parent Common Stock such holder otherwise would have received by (b) the closing price of Parent Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.12     Withholding Taxes.  Parent, the Company, the Payments Administrator, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of Tax Law.  To the extent that amounts are so withheld and paid to such Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.13                             Exchange Procedures.

(a)                                 Prior to the Closing, Parent will appoint (i) Broadridge Corporate Issuer Solutions Inc. or such other bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) to act as exchange agent for the purpose of exchanging Letters of Transmittal for the cash amounts payable and the shares of Parent Common Stock deliverable pursuant to Section 2.06 and Section 2.07 and, in connection therewith, shall enter into an agreement with the Exchange Agent in a customary form reasonably acceptable to the Company (the “Exchange Agent Agreement”) and (ii) Acquiom Clearinghouse LLC or such other entity mutually acceptable to Parent and the Company (the “Payments Administrator”) to act as payments administrator for any post-closing payments to be made to the Represented Holders pursuant to this Agreement and, in connection therewith, shall enter into an agreement with the Payments Administrator in a form reasonably acceptable to the Company (the “Payments Agreement”).

(b)                                 Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holder of the Blocker Interest and each holder of Company Units, of RSUs or of Phantom Units, (i) Certificates representing the aggregate number of shares of Parent Common Stock into which Company Units, RSUs and Phantom Units are to be converted pursuant to this Article II (after giving effect to Section 2.10 and Section 2.11) and (ii) cash representing the sum of (A) the Estimated Aggregate Cash Purchase Price, (B) the aggregate amount of cash payable pursuant to Section 2.10 in lieu of fractional shares of Parent Common Stock and (C) the aggregate amount of cash payable pursuant to Section 2.11 in lieu of shares of Parent Common Stock (such cash and Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), each such amount consistent with the Closing Consideration Schedule, in each case for exchange in accordance with this Section 2.13.

(c)                                  Upon the Effective Time, the Exchange Agent shall, pursuant to the Exchange Agent Agreement, and subject to the conditions set forth in this Section 2.13, deliver to the holder of the Blocker Interest and each holder of Company Units or of RSUs, in each case who has, as of the Effective Time, delivered a properly completed, duly executed letter of transmittal in a customary form mutually agreed upon between Parent and the Company prior to the Closing (a “Letter of Transmittal”), (A) Certificates representing that number of whole shares of Parent Common Stock to which such holder of the Blocker Interest, Company Units or RSUs is entitled pursuant to Section 2.06 and Section 2.07 (after giving effect to Section 2.10, Section 2.11 and Section 2.12) in respect of the Blocker Interest and/or such Company Units and RSUs, if any, and (B) the amount of cash to which such holder is entitled pursuant to Section 2.06 and Section 2.07 (after giving effect to Section 2.10, Section 2.11 and Section 2.12) in respect of the Blocker Interest and/or such Company Units and RSUs, in each case as set forth in the Closing Consideration Schedule.  Any such cash to be paid to the holder of the Blocker Interest or a holder of Company Units or of RSUs pursuant to this Section 2.13(c) shall be made by wire transfer of immediately available funds or by check in accordance with the payment instructions set forth in such holder’s Letter of Transmittal.

(d)                                 The Exchange Agent shall, pursuant to the Exchange Agent Agreement, and subject to the conditions set forth in this Section 2.13, deliver to the holder of the Blocker

Interest and each holder of Company Units or of RSUs, in each case who has not as of the Effective Time, delivered a properly completed, duly executed Letter of Transmittal, promptly following the delivery of a properly completed, duly executed Letter of Transmittal, (A) Certificates representing that number of whole shares of Parent Common Stock to which such holder of the Blocker Interest, Company Units or RSUs is entitled pursuant to Section 2.06 and Section 2.07 (after giving effect to Section 2.10, Section 2.11 and Section 2.12) in respect of the Blocker Interest and/or such Company Units and RSUs, if any, and (B) the amount of cash to which such holder is entitled pursuant to Section 2.06 and Section 2.07 (after giving effect to Section 2.10, Section 2.11 and Section 2.12) in respect of the Blocker Interest and/or such Company Units and RSUs, in each case as set forth in the Closing Consideration Schedule.  Any such cash to be paid to the holder of the Blocker Interest or a holder of Company or of RSUs pursuant to this Section 2.13(d) shall be made by wire transfer of immediately available funds or by check in accordance with the payment instructions set forth in such holder’s Letter of Transmittal.

(e)                                  No dividends or other distributions declared from and after the Closing with respect to Parent Common Stock shall be paid to any holder of the Blocker Interest, Company Units or RSUs who has not delivered in accordance with this Section 2.13 a properly completed, duly executed Letter of Transmittal.  After the delivery of such materials in accordance with this Section 2.13, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable from and after the Closing with respect to the whole shares of Parent Common Stock which the Blocker Interest, Company Units or RSUs, as applicable, have been converted into the right to receive.

(f)                                   In the event of a transfer of ownership of the Blocker Interest, of any Company Unit, of any RSU or of any Phantom Unit that is not registered in the transfer records or in the limited liability company agreement of the Blocker or the Company, as applicable, the Exchange Agent shall pay the amount or amounts payable pursuant to Section 2.06 and Section 2.07 (after giving effect to Section 2.10, Section 2.11 and Section 2.12) in respect of the Blocker Interest and/or such Company Unit, such RSU or such Phantom Unit to the transferee if such transferee presents to Parent documents reasonably requested to evidence and effect such transfer and reasonable evidence that any applicable Transfer Taxes have been paid.

(g)                                  At the Effective Time, the transfer records of the Blocker and the Company shall be closed and there shall be no further registration of transfers of any limited liability company interest on the records of the Blocker or the Company.

(h)                                 Any portion of the Exchange Fund that remains unclaimed for twelve (12) months after the Effective Time shall be paid by the Exchange Agent to Parent; provided, that if at any time prior to such date, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent.  Any holder of the Blocker Interest or any Company Units, RSUs or Phantom Units who has not theretofore complied with this Section 2.13 shall thereafter look only to Parent for payment of the amounts to which such holder is entitled pursuant to Section 2.06 or Section 2.07, as applicable, and any unpaid dividends and distributions on the Parent

Common Stock deliverable in respect of the former Blocker Interest or each former Company Unit, RSU or Phantom Unit such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Blocker, the Company, Management LLC, the Exchange Agent or any other Person shall be liable to any former holder of the Blocker Interest or any Company Unit, RSU, Phantom Unit or Management Class C Unit for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.14                             Closing Schedules.  No later than the date which the Company believes in good faith to be five (5) Business Days prior to the Closing, the Company shall deliver to Parent:

(a)                                 a schedule (the “Capital Contributions Schedule”) setting forth, with respect to each holder of Company Class A Units, RSUs, Company Class B Units or Phantom Units, (A) under the heading “Total Capital Contributions,” the aggregate amount of capital contributions (including deemed capital contributions) to the Company by such Person, (B) under the heading “Returned Capital Contributions,” the portion thereof that has been or will be distributed by the Company to such Person prior to the Effective Time and (C) under the heading “Unreturned Capital Contributions,” the remaining portion thereof;

(b)                                 a schedule (the “Advance Amount Schedule”) setting forth, with respect to each holder of Management Class C Units, the aggregate amount of advances that has been or will be paid to such Person by the Company or Management LLC prior to the Effective Time;

(c)                                  a schedule (the “Purchase Price Schedule”) setting forth the Company’s good faith estimate of (A) the Interim EBITDA Amount, (B) the Closing Date Indebtedness, (C) the amount of Transaction Expenses, (D) all amounts due as of the closing pursuant to the Blocker Indebtedness and (E) the Aggregate Cash Purchase Price (the “Estimated Aggregate Cash Purchase Price”), together with reasonable supporting detail;

(d)                                 a schedule (the “Closing Consideration Schedule”) setting forth the respective (A) amount of cash and (B) number of shares of Parent Common Stock, in each case, to which the holder of the Blocker Interest and each holder of Company Units, RSUs, Phantom Units or Management Class C Units is entitled pursuant to and in accordance with this Article II (on a holder-by-holder basis), together with reasonable supporting detail; and

(e)                                  a certificate signed by a duly authorized officer of the Company certifying that the information set forth in the Capital Contributions Schedule, Advance Amount Schedule, Purchase Price Schedule and the Closing Consideration Schedule was calculated in good faith in accordance with the books and records of the Company, the Organizational Documents of the Blocker, the Company and Management LLC and this Agreement.

Section 2.15                             Closing Payments and Deliveries.

(a)                                 Payment of Blocker Interest, Company Units and RSUs.  At the Closing, Parent shall satisfy its obligations under Section 2.13(b).

(b)                                 Payment of Management Class C Units.  As promptly as practicable following the later of (i) the Effective Time and (ii) the delivery by the applicable holder of Management Class C Units of a properly completed, duly executed Letter of Transmittal to the Company or the Surviving Company, as applicable, the Surviving Company shall, and Parent shall cause the Surviving Company to, cause Management LLC to deliver to each holder of Management Class C Units (whether or not vested) a number of shares of Parent Common Stock and cash in the aggregate amount to which such holder is entitled in respect of Management Class C Units pursuant to the terms of the Management LLC Agreement (it being understood that, for such purposes, all Management Class C Units shall be deemed to be vested).

(c)                                  Payment of Phantom Units.  At the Closing, Parent shall direct the Exchange Agent to deliver to the Company, to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date, on behalf of each holder of a Phantom Unit as of immediately prior to the Effective Time, the amount in cash to which such holder is entitled as provided in Section 2.07(a)(i) after giving effect to Section 2.11.  As promptly as practicable following the later of (i) the Effective Time and (ii) the delivery by the applicable holder of Phantom Units of a properly completed, duly executed Letter of Transmittal to the Company or the Surviving Company, as applicable, the Surviving Company shall deliver to each holder of a Phantom Unit as of immediately prior to the Effective Time such amount in cash.

(d)                                 Deposit of Adjustment Escrow Amount.  At or prior to the Closing, Parent and the Sellers’ Representative shall enter into an escrow agreement (the “Escrow Agreement”) with SunTrust Bank or another escrow agent mutually agreed by Parent and the Company (the “Escrow Agent”).  At the Closing, Parent shall deposit the Adjustment Escrow Amount in escrow with the Escrow Agent pursuant to the Escrow Agreement.

(e)                                  Deposit of Sellers’ Representative Expense Fund.  At the Closing, Parent shall pay to the Sellers’ Representative, on behalf of the Represented Holders, the Sellers’ Representative Expense Fund by wire transfer of immediately available funds as directed by the Sellers’ Representative no later than two (2) Business Days prior to the Closing Date.

(f)                                   Debt Payoff.  At or immediately prior to the Closing, Parent shall pay, on behalf of the Surviving Company, the amounts payable under the Debt Payoff Letter, by wire transfer of immediately available funds to the account or accounts designated in the Debt Payoff Letter in order to terminate all applicable obligations and liabilities of the Company and its Subsidiaries under the Credit Agreements (other than customary indemnification and other provisions that by their terms are to survive a termination of the Credit Agreements).

(g)                                  Blocker Debt Payoff.   At or immediately prior to the Closing, Parent shall pay, on behalf of the Surviving Blocker, the amounts payable under the Blocker Debt Payoff Letter, by wire transfer of immediately available funds to the account or accounts designated in the Blocker Debt Payoff Letter (in order to terminate all applicable obligations and liabilities of the Blocker under the Blocker Indebtedness).

(h)                                 Payment of Transaction Expenses.  At the Closing, Parent shall pay, on behalf of the Surviving Blocker or the Surviving Company, as applicable, all Transaction

Expenses by wire transfer of immediately available funds as directed by the Company no later than two (2) Business Days prior to the Closing Date as evidenced by reasonably detailed documentation.

Section 2.16                             Consideration Adjustment.

(a)                                 As soon as reasonably practicable following the Closing, and in any event within seventy-five (75) calendar days thereafter, Parent shall prepare and deliver to the Sellers’ Representative a schedule (the “Adjusted Purchase Price Schedule”) setting forth Parent’s good faith calculation of (i) the Interim EBITDA Amount, (ii) the Closing Date Indebtedness, (iii) the amount of Transaction Expenses, (iv) all amounts due as of the Closing pursuant to the Blocker Indebtedness and (v) the Aggregate Cash Purchase Price, together with reasonable supporting detail and a certificate signed by a duly authorized officer of Parent certifying that the information set forth in the Adjusted Purchase Price Schedule was calculated in good faith in accordance with this Agreement.  Following the Closing and until the Determination Date, Parent shall cause the Surviving Blocker and the Surviving Company to permit the Sellers’ Representative and its advisors, accountants, attorneys and authorized representatives to have reasonable access to the relevant financial records, backup materials and officers and employees of the Surviving Blocker, the Surviving Company and its Subsidiaries with respect thereto.

(b)                                 If the Sellers’ Representative shall disagree with the calculation of the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, any amounts due as of the Closing pursuant to the Blocker Indebtedness or the Aggregate Cash Purchase Price set forth in the Adjusted Purchase Price Schedule, the Sellers’ Representative shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Adjusted Purchase Price Schedule.  In the event that the Sellers’ Representative does not provide such a notice of disagreement within such forty-five (45) day period, the Sellers’ Representative on behalf of all Represented Holders shall be deemed to have accepted the Adjusted Purchase Price Schedule and the calculation of the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, all amounts due as of the Closing pursuant to the Blocker Indebtedness, and the Aggregate Cash Purchase Price, each of which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided as set forth in the first sentence of this Section 2.16(b), Parent and the Sellers’ Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, any amounts due as of the Closing pursuant to the Blocker Indebtedness, or the Aggregate Cash Purchase Price.  If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Sellers’ Representative) (the “Independent Accountant”) shall resolve any remaining disagreements.  The parties shall instruct the Independent Accountant to only consider those items and amounts from the notice of disagreement as to which Parent and Sellers’ Representative have not resolved their disagreement. Each of Parent and the Sellers’ Representative shall promptly provide their assertions regarding the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, all amounts due as of the

Closing pursuant to the Blocker Indebtedness and the Aggregate Cash Purchase Price in writing to the Independent Accountant and to each other.  The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree (i) shall not be later than thirty (30) days following the day on which the disagreement is referred to the Independent Accountant, (ii) shall be set forth in a written report setting forth in reasonable detail the Independent Accountant’s determination of each of the disputed items and the basis for such determination and (iii) shall be in the range of the dispute between the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, the amounts due as of the Closing pursuant to the Blocker Indebtedness or the Aggregate Cash Purchase Price, as applicable, set forth in the Adjusted Purchase Price Schedule and the amount disputed by the Sellers’ Representative within the time period set forth in the first sentence of this Section 2.16(b)).  The Independent Accountant shall base its determination solely on (x) the written submissions of the parties and shall not conduct an independent investigation and (y) the extent, if any, to which the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, any amounts due as of the Closing pursuant to the Blocker Indebtedness or the Aggregate Cash Purchase Price requires adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with this Agreement.  The determination of the Independent Accountant shall be final, conclusive and binding on the parties.  The last date on which the Interim EBITDA Amount, the Closing Date Indebtedness, the amount of Transaction Expenses, all amounts due as of the Closing pursuant to the Blocker Indebtedness and the Aggregate Cash Purchase Price are all finally determined in accordance with this Section 2.16(b) is hereinafter referred to as the “Determination Date.”  The fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be allocated by the Independent Accountant between the Sellers’ Representative (on behalf of the Represented Holders), on the one hand, and Parent, on the other hand, based on the aggregate percentage that the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party, and each party shall bear its own other expenses in connection therewith, including its attorneys’ and accountants’ fees.

(c)                                  If the Adjustment Amount is a positive number, then promptly (and in any event within five (5) Business Days) following the Determination Date, (i) Parent and the Sellers’ Representative shall deliver to the Escrow Agent joint written instructions executed by a duly authorized representative of each of Parent and the Sellers’ Representative directing the Escrow Agent to pay the Adjustment Escrow Funds to the Payments Administrator, and (ii) Parent shall pay an amount in cash equal to the Adjustment Amount to the Payments Administrator by wire transfer of immediately available funds, in each case to be received by the Payments Administrator on behalf of the Represented Holders for further distribution to such holders in a manner consistent with Section 2.06 and Section 2.07.

(d)                                 If the Adjustment Amount is a negative number (the absolute value of such negative number, the “Deficit Amount”) then promptly, (and in any event within five (5) Business Days) following the Determination Date, Parent and the Sellers’ Representative shall deliver to the Escrow Agent joint written instructions executed by a duly authorized representative of each of Parent and the Sellers’ Representative directing the Escrow Agent to pay:

(i)                                     first, to Parent, an amount in cash equal to the lesser of (1) the Deficit Amount and (2) the Adjustment Escrow Funds; and

(ii)                                  then, if any of the Adjustment Escrow Funds remain after payment in full to Parent pursuant to clause (i), to the Payments Administrator on behalf of the Represented Holders, the Adjustment Escrow Funds for further distribution to such holders in a manner consistent with Section 2.06 and Section 2.07.

(e)                                  The Surviving Company shall, and Parent shall cause the Surviving Company to, cause Management LLC to pay or cause to be paid to each holder of Management Class C Units (whether or not vested) cash in the aggregate amount to which such holder is entitled, as a result of any payments made to the Represented Holders in connection with this Section 2.16, in respect of Management Class C Units pursuant to the terms of the Management LLC Agreement, if any (it being understood that, for such purposes, all Management Class C Units shall be deemed to be vested).  Promptly following the payment of all amounts contemplated by the immediately preceding sentence, the Surviving Company shall, and Parent shall cause the Surviving Company to, take all steps necessary to cancel the Management Class C Units and dissolve Management LLC.

(f)                                   Any payment pursuant to this Section 2.16 shall be treated by the parties for income Tax purposes as, and deemed to be, an adjustment of the Aggregate Cash Purchase Price unless otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE BLOCKER

Except as disclosed in the Schedules (it being understood that the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to other representations and warranties only to the extent that the relevance of such item to such other representations and warranties is reasonably apparent on the face of such item), the Blocker hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2, as of the date hereof and the Closing Date, as follows:

Section 3.01                             Organization and Qualification.

(a)                                 The Blocker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  The Blocker is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing is not and would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

(b)                                 The Blocker has made available to Parent true and complete copies of the Organizational Documents of the Blocker as currently in effect. Neither the Blocker nor any of its members has violated any provision of the Blocker’s Organizational Documents in any material respect.

Section 3.02                             Authority/Binding Effect.

(a)                                 The Blocker has all requisite limited liability company power and limited liability company authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Ancillary Agreements by the Blocker, and the consummation of the transactions contemplated hereby and thereby by the Blocker, have been duly authorized by all necessary limited liability company action on the part of the Blocker, and no other limited liability company action on the part of the Blocker is required to authorize the execution, delivery and performance hereof and thereof by the Blocker, and the consummation of the transactions contemplated hereby and thereby by the Blocker, except for filing the Blocker Certificate of Merger pursuant to the DLLCA.  This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Blocker and, assuming that this Agreement has been duly authorized, executed and delivered by Parent, Merger Sub 1 or Merger Sub 2, as applicable, constitutes the valid and binding obligation of the Blocker, enforceable against the Blocker in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)                                 The sole member of the Blocker has, in accordance with the Organizational Documents of the Blocker and applicable Laws, duly adopted resolutions approving this Agreement and the Ancillary Agreements to which the Blocker is a party, the performance of the obligations of the Blocker hereunder and thereunder and the consummation by the Blocker of the transactions contemplated hereby and thereby.

Section 3.03                             Capitalization.

(a)                                 The Blocker Interest constitutes all of the issued and outstanding limited liability company interests or other equity interests of the Blocker.  The Blocker Interest has been duly authorized and validly issued, is fully paid and nonassessable and has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal or other Liens.

(b)                                 As of the date hereof, the Blocker owns no equity interests in any Person other than the Aggregator, and as of immediately prior to the Closing the Blocker will own no equity interests in any Person other than the Company.

(c)                                  (i) There are no outstanding (A) securities of the Blocker convertible into or exercisable or exchangeable for limited liability company interests or other equity interests of the Blocker, or (B) options or other rights or agreements to acquire from the Blocker, or other obligation of the Blocker to issue, transfer or sell any limited liability company interest or other equity interests in the Blocker; and (ii) there is no obligation of the Blocker to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests of the Blocker. As of the date hereof, the sole owner of the Blocker Interest is TPG VI DE BDH, LP and, as of immediately prior to the Closing, the sole owner of the Blocker Interest will be TPG VI DE BDH, LP.

(d)                                 Except as set forth in the Organizational Documents of the Blocker, there are no voting trusts, proxies or other Contracts with respect to the voting or restricting the transfer of any limited liability company or other equity interests of the Blocker, and there are no preemptive rights, anti-dilutive rights, rights of first refusal or similar rights held by any Person with respect to the limited liability company or other equity interests of the Blocker.  The Blocker has no outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the members of the Blocker.

(e)                                  The Blocker has no Indebtedness other than the Blocker Indebtedness.

Section 3.04                             Consents and Approvals/No Violation.

(a)                                 Assuming the truth and accuracy of the representations and warranties set forth in Section 5.07(a), the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Blocker do not, and the performance by the Blocker of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Blocker will not, require the Blocker to obtain any consent, approval, clearance, authorization or permit of, or to make any filing with or notification to (“Consents”), any judicial, legislative, executive, regulatory or administrative authority, agency, commission, department, office, board, bureau, court or other governmental entity, authority or instrumentality, whether local, state, provincial, domestic, foreign or supranational (“Governmental Authority”) or any other Person, except (i) for compliance with the applicable requirements, if any, of the HSR Act, (ii) for the filing of the Blocker Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for the Consents set forth in Schedule 4.06, (iv) for Consents that are required solely by reason of Parent’s, Merger Sub 1’s or Merger Sub 2’s (as opposed to any other Person’s) participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Parent, Merger Sub 1 and Merger Sub 2) and (v) for those Consents, the failure of which to be obtained or made would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

(b)                                 The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Blocker do not, and the performance by the Blocker of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Blocker will not, (i) conflict with or violate the Organizational Documents of the Blocker, (ii) assuming receipt of the Consents of Governmental Authorities referred to in Section 3.04(a) and Section 4.06(a), conflict with or violate any Law or Order applicable to the Blocker or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Contract to which the Blocker is a party, except, in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

Section 3.05                             Absence of Litigation.  There is no material action, arbitration, claim, suit or proceeding, at law or in equity, before any Governmental Authority (“Litigation”) pending or, to the knowledge of the Blocker or its direct or indirect parent companies, threatened against the Blocker, and (ii) the Blocker is not a party to or subject to, or in material default under, any judgment, order, writ or decree of any Governmental Authority (“Order”) to which the Blocker is a party or to which the Blocker is subject.

Section 3.06                             Compliance with Laws.  The Blocker is and has been since its formation in compliance in all material respects with all Laws and Orders applicable to the Blocker. The Blocker has not, since its formation, received any written notice alleging, and to the knowledge of the Blocker, the Blocker is not under investigation with respect to or, has, since its formation, been threatened to be charged with any, noncompliance with any such Laws or Orders.

Section 3.07                             Taxes.

(a)                                 The Blocker has (i) filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (taking into account any extension of time within which to file) and (ii) timely paid to the appropriate Governmental Authority all material amounts in respect of Taxes due by it, except to the extent such amounts are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(b)                                 All material Taxes required by applicable Tax Law to be withheld, deducted or collected by, or in respect of, the Blocker have been withheld, deducted or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority.

(c)                                  Except as set forth on Schedule 3.07(c), there are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Blocker.

(d)                                 Except as set forth on Schedule 3.07(d), to the knowledge of the Blocker, (i) no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any material Taxes or Tax Returns of the Blocker for which the Blocker has not established adequate reserves (in accordance with GAAP), and (ii) no written notification has been received by the Blocker that such an audit or other proceeding has been proposed or threatened.

(e)                                  The Blocker has not been informed in writing by any Tax authority in any jurisdiction that the Tax authority believes that the Blocker was required to file any Tax Return that was not filed by or in respect of the Blocker.

(f)                                   The Blocker is not a party to, bound by, and does not have any obligation under, any Tax sharing or allocation agreement with respect to any amount of Taxes (other than pursuant to customary commercial contracts entered into in the ordinary course of business consistent with past practice not primarily related to Taxes).

(g)                                  The Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or any Post-Closing Straddle Period as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding Law) by reason of a change in method of accounting in any Pre-Closing Tax Period or Pre-Closing Straddle Period or as a result of the consummation of the transactions contemplated by this Agreement.

(h)                                 The Blocker has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)                                     The Blocker will not be required to recognize any material item of income for Tax purposes as a result of the Internal Restructuring.

(j)                                    The Blocker elected, effective as of its formation, to be treated as an association taxable as a corporation for U.S. federal income Tax purposes and has not made any other entity classification election under Section 7701 of the Code or the Treasury Regulations promulgated thereunder. The Blocker is not a successor to any Person for U.S. federal income Tax purposes.

(k)                                 The Blocker has not distributed stock of another corporation, nor has its stock been distributed by another person, in a transaction that was purported or intended to be governed by Section 355 of the Code.

Section 3.08                             Brokers.  No investment banker, broker or finder retained by or on behalf of the Blocker is entitled to receive any commission, brokerage, finder’s fee, transaction fee or other similar compensation from the Blocker pursuant to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.09                             Operations.  The Blocker (a) has not engaged in any business activities or conducted any operations other than (i) entering into the Blocker Indebtedness, this Agreement and the Ancillary Agreements to which it is a party and (ii) its direct ownership of equity interests in parent entities to the Company as of the date hereof and its direct ownership of equity interests in the Company as of immediately prior to the Closing and, in each case, the exercise of rights appurtenant thereto, (b) has not incurred any liabilities (whether accrued, absolute, contingent, known or unknown or otherwise) other than (i) pursuant to its formation, (ii) liabilities for Taxes and (iii) its obligations under the Blocker Indebtedness, this Agreement and the Ancillary Agreements to which it is a party, (c) is not a party to any Contract and no Contract binds its assets other than the Blocker Indebtedness, this Agreement and the Ancillary Agreements to which it is a party, (d) holds no Permits and (e) has not granted and is not subject to any Liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Schedules (it being understood that the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to other representations and warranties only to the extent that the relevance of such item to such other representations and warranties is reasonably apparent on the face of such item), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2, as of the date hereof and the Closing Date, as follows:

Section 4.01                             Organization and Qualification.

(a)                                 The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  The Company is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing is not and would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

(b)                                 Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has in all material respects all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly qualified to do business and is in good standing as a foreign corporation, partnership or limited liability company in all material respects in each jurisdiction in which the nature of its business or the ownership, leasing and operation of its properties or assets makes such qualification necessary.

(c)                                  The Company has made available to Parent true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries as currently in effect. Neither the Company or any of its Subsidiaries nor TPG VI Envision, L.P. or, to the knowledge of the Company, any of the other members of the Company has violated any provision of the Organizational Documents of the Company or its Subsidiaries in any material respect. Attached as Exhibit B hereto is a schedule setting forth estimates, subject to the assumptions set forth therein and assuming the date hereof were the Closing Date, of the (A) amount of cash and (B) number of shares of Parent Common Stock, in each case, to which the holder of the Blocker Interest and each holder of Company Units, RSUs, Phantom Units or Management Class C Units would be entitled pursuant to and in accordance with Article II (on a holder-by-holder basis).

Section 4.02                             Authority/Binding Effect.

(a)                                 The Company has all requisite limited liability company power and limited liability company authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Ancillary Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby by the Company, have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company action on the part of the Company is required to authorize the execution, delivery and performance hereof and thereof by the Company, and the consummation of the transactions contemplated hereby and thereby by the Company, except for obtaining the Company Member Consent and filing the Company Certificate of Merger pursuant to the DLLCA.  This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and, assuming that this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by Parent, Merger Sub 1 or Merger Sub 2, as applicable, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)                                 The Board of Directors of the Company has, in accordance with the Organizational Documents of the Company and applicable Laws, duly adopted resolutions approving this Agreement and the Ancillary Agreements to which the Company is a party and, subject to obtaining the Company Member Consent, the performance of the obligations of the Company hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby.

(c)                                  The approval by the holders of a majority of the issued and outstanding Company Class A Units and Company Class B Units voting together as a single class (the “Company Member Consent”) is the only approval of the holders of the Blocker Interest, Company Units, RSUs, Phantom Units and Management Class C Units necessary to adopt this Agreement and approve the Mergers and the other transactions contemplated hereby.

Section 4.03                             Financial Statements.

(a)                                       Attached hereto as Schedule 4.03(a) are copies of (i) the unaudited consolidated balance sheet, as of December 31, 2014, of the Company and its Subsidiaries, and the unaudited consolidated statements of operations, cash flow and changes in members’ equity of the Company and its Subsidiaries for the twelve (12) month period then ended (such statements, the “Latest Financial Statements”), and (ii) the audited consolidated balance sheets, as of December 31, 2013 and December 31, 2012, of AcquisitionCo (and its predecessor) and its Subsidiaries, and the audited consolidated statements of operations, cash flow and changes in members’ equity of AcquisitionCo (and its predecessor) and its Subsidiaries, together with the notes thereto, for the fiscal years ended December 31, 2013 and December 31, 2012 (such statements and notes, together with the Latest Financial Statements, the “Financial Statements”).

The Financial Statements were prepared in accordance with the books and records of the Company or AcquisitionCo (or its predecessor), as applicable, and its Subsidiaries and fairly present, in all material respects, the consolidated financial position of the Company or AcquisitionCo (or its predecessor), as applicable, and its Subsidiaries, as of the date thereof, and the results of operations, cash flows and changes in members’ equity of the Company or AcquisitionCo (or its predecessor), as applicable, and its Subsidiaries, for the periods which they purport to cover, and subject, in the case of the Latest Financial Statements, to normal year-end adjustments, none of which are material, individually or in the aggregate.  Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and subject, in the case of the Latest Financial Statements, to normal year-end adjustments, none of which are material, individually or in the aggregate, and the absence of footnote disclosures.

(b)                                 There are no internal investigations, inquiries or investigations by any Governmental Authority pending or, to the knowledge of the Company, threatened, in each case regarding any accounting or auditing practices of the Company or any of its Subsidiaries.  Since December 31, 2013, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of the Company or any of its Subsidiaries. During the periods covered by the Financial Statements or subsequent thereto, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company or any of its Subsidiaries.

(c)                                  Skoda Minotti, who has certified certain financial statements of AcquisitionCo and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included in Schedule 4.03(a), is an independent public accounting firm with respect to the Company and AcquisitionCo within the meaning of the rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board.

Section 4.04                             Absence of Certain Changes or Events.  Since December 31, 2013 and through the date of this Agreement, (a) except for the transactions contemplated hereby, the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice, (b) there has not occurred any fact, circumstance, event, occurrence, effect or change that constituted or constitutes a Material Adverse Effect on the Company and (c) none of Blocker, the Company or any of its Subsidiaries has taken any action which, if taken after the execution and delivery of this Agreement, would have required the prior consent of Parent pursuant to Sections 6.01(b), (c), (e), (f), (o) and (n) hereof.

Section 4.05                             Capitalization.

(a)                                 As of the date hereof, a total of 330,336,308 Company Class A Units, 166,643,310 Company Class B Units, 32,040,000 Company Class C Units (of which 27,320,000 constitute First Grant Class C Units and 4,720,000 constitute Second Grant Class C Units) and 1,999,992 Phantom Units are issued and outstanding and a total of 48,077 RSUs have been granted and remain outstanding.  All of the Company Units, Phantom Units and RSUs issued or granted, as applicable, and outstanding have been duly authorized and validly issued or granted, as applicable, are fully paid and nonassessable, as applicable, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal or other Liens created by the Company. Schedule 4.05(a) accurately sets forth all authorized and outstanding equity interests of the Company and each of its Subsidiaries and the name and number of equity interests owned by each equity holder thereof.

(b)                                 Each share of capital stock, limited liability company interest or other equity interest of each Subsidiary of the Company issued and outstanding has been duly authorized and validly issued, is, to the extent applicable, fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal or other Liens.

(c)                                  Schedule 4.05(c) sets forth a true and complete list of the Subsidiaries of the Company.  The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of one hundred percent (100%) of the equity interests of each of such Subsidiaries, in each case free and clear of all Liens.  Other than such Subsidiaries, neither the Company nor any of such Subsidiaries owns, beneficially or of record, any equity interest in any Person.

(d)                                 Except as otherwise described in Section 4.05(a), (i) there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other equity interests of the Company or any such Subsidiary, as applicable, or (B) options or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue, transfer or sell any capital stock or other equity interest in the Company or any such Subsidiary, as applicable; and (ii) there is no obligation of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any such Subsidiary.  The Company has made available to Parent a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds any Management Class C Units, together with the number of Management Class C Units held, the grant date and the vesting schedule of such Management Class C Units.

(e)                                  Except for the Company LLC Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or restricting the transfer of any capital stock or other equity interests of the Company or any such Subsidiary, and there are no preemptive rights, anti-dilutive rights, rights of first refusal or similar rights held by any Person with respect to the capital stock or other equity interests of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the members or stockholders, as applicable, of the Company or any such Subsidiary.

(f)                                   Except as set forth on Schedule 4.05(f), as of the date hereof, the Company and its Subsidiaries have no Indebtedness.

(g)                                  Excluding holders of Phantom Units, the Company has fewer than thirty-five (35) non-accredited investors.

Section 4.06                             Consents and Approvals/No Violation.

(a)                                 Assuming the truth and accuracy of the representations and warranties set forth in Section 5.07(a), the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by the Company do not, and the performance by the Company of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company will not, require the Company or any of its Subsidiaries to obtain any Consent of any Governmental Authority or any other Person, except (i) for compliance with the applicable requirements, if any, of the HSR Act, (ii) for obtaining the Company Member Consent, (iii) for the filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware, (iv) for the Consents set forth in Schedule 4.06(a), (v) for Consents that are required solely by reason of Parent’s, Merger Sub 1’s or Merger Sub 2’s (as opposed to any other Person’s) participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Parent, Merger Sub 1 and Merger Sub 2) and (vi) for those Consents, the failure of which to be obtained or made would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

(b)                                 The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by the Company do not, and the performance by the Company of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company will not (i) conflict with or violate in any material respect the Organizational Documents of the Company, (ii) conflict with or violate the Organizational Documents of any Subsidiary of the Company, (iii) assuming receipt of the Consents of Governmental Authorities referred to in Section 3.04(a) and Section 4.06(a), conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Material Contract to which the Company or any of its Subsidiaries is a party or (v) result in the termination, revocation or material impairment of any Permit, except, in the case of clauses (ii), (iii), (iv) and (v) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

Section 4.07                             Absence of Litigation.  (i) There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which is or would reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any Order to which the Company or any such Subsidiary is a party or to which the Company or any such Subsidiary is subject which is or would reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

Section 4.08                             Related Party Transactions.  No officer or director of the Blocker, the Company or any of its Subsidiaries or, to the knowledge of the Company, any Person who, directly or indirectly, beneficially owns five percent (5%) or more of the Company Units,

Phantom Units and RSUs, taken as a whole, (or any Person with respect to which any such Person serves as a general partner or trustee (or in a similar capacity)), or, in the case of individuals, any member of his or her immediate family or any of their respective Affiliates (collectively, “Related Persons”) (i) owes any material amount to the Blocker, the Company or any Subsidiary nor, except for salary, wages and other amounts payable, in the ordinary course of business consistent with past practice, to or for the benefit of employees pursuant to any Plan, does the Blocker, the Company or any Subsidiary owe any amount to, or has the Blocker, the Company or any Subsidiary made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, (ii) is a party to any Contract binding upon the Blocker, the Company or any Subsidiary, (iii) since December 31, 2013, has engaged in any material transaction therewith, except that such Related Persons have received dividends or other distributions to enable them to pay their Tax liabilities and make estimated income Tax payments with respect to allocations to them of taxable income of the Company (and its predecessor), (iv) owns any direct or indirect interest in any material property or material right, tangible or intangible, that is owned or used by any of the Blocker, the Company or any Subsidiary or (v) owns any direct or indirect material interest in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor of any of the Blocker, the Company or any Subsidiary.

Section 4.09                             Permits/Compliance with Laws.

(a)                                 The Company and each of its Subsidiaries is and has been since December 31, 2011 in compliance with all Permits (as defined below) and all Laws and Orders applicable to the Company or any such Subsidiary, in each case in all material respects.  Neither the Company nor any Subsidiary has, since December 31, 2011, received any written notice or written communication alleging, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to or has, since December 31, 2011, been threatened to be charged with any, material noncompliance with any such Permits, Laws or Orders.

(b)                                 The Company, the Company and each of its Subsidiaries possesses and has possessed since December 31, 2011 all material approvals, permits, licenses, registrations, certifications, grants, authorizations, variances, exemptions, waivers, orders, certificates of authority, franchises, accreditations, qualifications and similar rights, if any, issued by or obtained from Governmental Authorities (collectively, the “Permits”) required under applicable Laws to carry on their respective businesses as then conducted and to own, lease, license and operate their respective properties and assets (including Medicare and Medicaid provider and supplier numbers, DEA registrations, and state registrations for insurance, pharmacy and pharmacy benefit businesses) and all such Permits are in full force and effect.  There is no proceeding by or before any Governmental Authority pending or, to the knowledge of the Company, threatened regarding the revocation of any such Permit or a declaration of any such Permit as invalid.  Neither the Company nor any of its Subsidiaries is in material default, and, to the knowledge of the Company, no condition exists that with notice or lapse of time or otherwise would reasonably be likely to constitute a material default under, or give to others any material right of termination, limitation, modification, amendment, acceleration, suspension or cancellation of, any such Permit.  All applications required to have been filed for the renewal of any such Permit have been duly filed, in all material respects, on a timely basis with the appropriate Governmental Authorities or within extension periods permitted by the applicable Governmental Authorities.  This Section 4.09 does not relate to Health Care Regulatory Permits, which are governed exclusively by Section 4.20(a).

Section 4.10                             No Undisclosed Liabilities.  Except (i) as and to the extent reflected or reserved against in the Financial Statements, (ii) as set forth on Schedule 4.10, (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iv) for liabilities arising in the ordinary course of business consistent with past practice under executory portions of Material Contracts that have not yet been performed (other than as a result of breach thereof) since December 31, 2013, (v) for liabilities incurred under this Agreement or liabilities incurred in connection with the transactions contemplated hereby or (vi) for liabilities that are not and would not reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, known or unknown or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

Section 4.11                             Employee Benefit Plans/ERISA.

(a)                                 Schedule 4.11(a) sets forth a true and complete list, as of the date of this Agreement, of each material Plan.  With respect to each material Plan, the Company has provided to Parent true and complete copies of each of the following documents, as applicable:  (i) a copy of the Plan (including all amendments thereto) and all material supporting documents, and, in the case of any unwritten Plan, a description thereof, (ii) a copy of the most recent annual reports, if any, required under ERISA or the Code, (iii) a copy of the most recent Summary Plan Description, if any, required under ERISA, (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service and (vi) copies of all material written notices received within the last three (3) years from any applicable Governmental Authority.

(b)                                 (i) No Plan is subject to or has in the last six (6) years been subject to Title IV of ERISA; (ii) no Plan is, and has not in the past six (6) years been, a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and (iii) no Plan is, and has not in the last six (6) years been, a plan described in Section 4063(a) of ERISA. No Plan provides for retiree health or welfare benefits to former employees or to the beneficiaries or dependents of former employees, except continuation coverage required under Section 4980B of the Code (or equivalent state law).

(c)                                  Each Plan was established and is maintained, funded and administered in accordance with its terms and in compliance in all respects with applicable Laws, including ERISA and the Code, except as would not reasonably be expected to result in material liability to the Company. All contributions and premium payments that are due with respect to any Plan prior to the Closing Date have been timely made, except as would not reasonably be expected to result in a material liability to the Company.

(d)                                 Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified or notification letter from the Internal Revenue Service if such Plan is a prototype plan (or has timely applied for such a determination letter, which application is being processed in due course without any issues being raised) and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect such qualification.

(e)                                  There is no material pending action, arbitration, claim, suit or proceeding at law or in equity pending, or to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits), by any employee or beneficiary covered under any Plan or by or on behalf of any Plan or any trusts which are associated with such Plan. None of the Plans are under audit or, to the Company’s knowledge, investigation by any Governmental Authority.

(f)                                   Except as specifically set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation, bonus payment or any other payment from the Company or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee or (iii) cause amounts payable under the Plans to fail to be deductible for U.S. federal income Tax purposes by virtue of Section 280G of the Code. No employee or individual consultant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed upon such person.

Section 4.12                             Material Contracts.

(a)                                 Schedule 4.12 sets forth a list of all Material Contracts.  As used in this Agreement, “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party (or as to which any such Person or its assets or properties is bound as of the date hereof) (other than real property leases, which are governed exclusively by Section 4.14):

(i)                                     material partnership, joint venture or similar agreement or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by the Company or any of its Subsidiaries (other than any Contract of a type or covering a subject matter described in another subsection of this Section 4.12);

(ii)                                  any Contract for the acquisition, sale or lease of properties or assets other than in the ordinary course of business or any Person or business, which involves consideration in excess of $1,000,000, (whether by merger, purchase or sale of stock or assets or otherwise) entered into since December 31, 2012;

(iii)                               any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of $500,000;

(iv)                              any Contract with any Governmental Authority other than commercial pharmacy benefit management Contracts and/or consumer discount card Contracts;

(v)                                 any Contract with any of the top 10 network pharmacy providers (measured by dollar volume of amounts paid by the Company and its Subsidiaries to the provider during calendar year 2014);

(vi)                              any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness (including the reimbursement of any maker of a letter of credit) of the Company or any of its Subsidiaries or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed or assumed by the Company or any of its Subsidiaries, in each case for an amount in excess of $500,000;

(vii)                           any interest rate, currency, commodity, equity, credit or other derivatives, any other “Specified Transaction” (as defined in the 2002 ISDA Master Agreement) or any financial derivatives agreement, whether entered into for purposes of hedging or mitigating interest rate risk or foreign currency exposure or for any other purposes;

(viii)                        any operating agreement, shareholders’ agreement or other Contract relating to the purchase, repurchase, transfer or voting of, or providing for registration rights with respect to, member interests, shares of capital stock, securities or equity interests in or of the Company or any of its Subsidiaries;

(ix)                              any mortgage, pledge, security agreement, deed of trust, hypothecation, or other Contract granting a Lien on any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(x)                                 any Contract with any of the top 15 customers of the Company’s and its Subsidiaries’ commercial pharmacy benefit management business (measured by dollar volume of drug spend by the customer during calendar year 2014);

(xi)                              any Contract with any of the top 5 customers of the Company’s and its Subsidiaries’ rebate aggregation businesses and any Contract with any of the top 5 customers of the Company’s and its Subsidiaries’ consumer discount card (in each case, measured by gross margin and/or professional service fee, as applicable, during calendar year 2014);

(xii)                           any Contract with any of the Company’s and its Subsidiaries’ top 10 pharmaceutical manufacturers concerning rebate and administrative fee arrangements and purchase discounts with respect to the commercial pharmacy benefit management or

Medicare Part D Program (measured by rebate revenue received by the Company and its Subsidiaries during calendar year 2014) (each, a “PMA”);

(xiii)                        any collective bargaining agreement or Contract with any labor union;

(xiv)                       any Contract for the employment of any individual on a full-time, part-time, consulting or other basis requiring payment by the Company or any of its Subsidiaries of base annual compensation or salary in excess of $300,000;

(xv)                          any Contract granting a right of first refusal or first negotiation in favor of any third party with respect to the acquisition of assets material to the Company, or the membership or other equity interests of the Company or any of its Subsidiaries;

(xvi)                       other than the PMAs, any Contract (A) requiring the Company or any of its Subsidiaries to purchase or acquire any product or service exclusively from a single party or sell any product or service exclusively to a single party (including any grant of “most favored nation” or preferred customer status or pricing terms) or (B) purporting to restrict or prohibit the Company or any of its Subsidiaries from (or following the Closing would restrict Parent or any of its Affiliates from) incurring Indebtedness;

(xvii)                    any Contract with a distribution, sales or marketing “partner” with which the Company or any of its Subsidiaries jointly markets or co-brands any product, service or benefit (including discount drug programs) offered or sold, or to be offered or sold, the Company or any of its Subsidiaries (including discount drug programs);

(xviii)                 any Contract creating rights to material commissions payable to Producers;

(xix)                       any Contracts relating to Intellectual Property which are required to be disclosed pursuant to Section 4.18(b);

(xx)                          any Contract referred to in Section 4.08 (Related Party Transactions);

(xxi)                       any material Reinsurance Polices;

(xxii)                    any Contract disclosed or required to be disclosed pursuant to any other representation or warranty set forth in this Article IV containing a change in control provision, termination right or material fee, or any other material restriction or penalty that would be triggered by the transactions contemplated by this Agreement or any Ancillary Agreement;

(xxiii)                 any Contract (other than any Contract with a pharmaceutical manufacturer that concerns rebate and administrative fee arrangements or purchase discounts) that contains a non-competition covenant or other similar provision that limits the freedom of the Company or any of its Subsidiaries (or, after the Closing Parent or its

Affiliates) from operating in any lines of business or in any geographical location that is material to the business of the Company or any of its Subsidiaries; and

(xxiv)                commitments or agreements to enter into any of the foregoing.

(b)                                 The Company has made true and complete copies of each written Material Contract and a reasonably detailed written description of any non-written Material Contracts available to Parent.  Each Material Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor any of its Subsidiaries is, and to the knowledge of the Company no other party is, in default in any material respect under any Material Contract, and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any Material Contract.

Section 4.13                             Environmental Matters.

(a)                                 The Company and each of its Subsidiaries is and, since December 31, 2011, has been in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all material Permits, in full force and effect, required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and all such Permits are in full force and effect).

(b)                                 (i) There is no material Litigation pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law that would reasonably be expected to result in material liability to the Company.

(c)                                  Neither the Company nor any of its Subsidiaries has received any written notice of any potential material liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law.

(d)                                 As of the date hereof (i) any handling, transportation, storage, treatment or use of Hazardous Materials that has occurred on the Owned Real Property or Leased Real Property during the period in which the Company or any of its Subsidiaries has owned or operated such property has been in material compliance with all applicable Environmental Laws; and (ii) there has been no Release of any Hazardous Materials by the Company or any of its Subsidiaries on, upon, into or from (x) the Owned Real Property, the Leased Real Property or any other property currently used or operated by the Company or its Subsidiaries, or (y) to the knowledge of the Company, any other property where the Company or any of its Subsidiaries may be liable for such Releases, that would reasonably be anticipated to require remedial action by the Company or any of its Subsidiaries pursuant to applicable Environmental Law.  Except for matters that have been fully resolved, none of the Company or its Subsidiaries has received from a Governmental Authority or any other Person any written request for information, notices of claim, demand letters or other notification that the Company or such Subsidiary is or may be potentially responsible with respect to any release of Hazardous Materials and, to the knowledge of the Company, no such request, notice, demand or other notification is threatened.

(e)                                  To the knowledge of the Company, there are no Hazardous Materials present in the environment associated with the facilities owned, leased or operated by the Company or any of its Subsidiaries that require remedial action by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law.

(f)                                   The Company and its Subsidiaries hold all material Permits required under Environmental Laws relating to the real property subject to the Leases and the Company’s and its Subsidiaries’ use thereof, all such permits are in full force and effect, and none of the Company nor its Subsidiaries are in violation or default of any such Permit.

(g)                                  The Company has provided to Parent all material environmental, health or safety assessments, audits or similar environmental reports, including Phase I and Phase II environmental reports, in its possession related to the Company, its Subsidiaries and their respective businesses with respect to environmental matters.

Section 4.14                             Real Property.

(a)                                 A Subsidiary of the Company has good, valid and marketable fee simple title to the real property and related improvements located at the addresses listed in Schedule 4.14(a), free and clear of all Liens (other than Permitted Liens) (the “Owned Real Property”).  With respect to each parcel of Owned Real Property, (i) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (ii) neither the Company nor any Subsidiary has received any written notice of any condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting such Owned Real Property or any material portion thereof or interest therein and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)                                 Schedule 4.14(b) sets forth a list of all leases, together with any subleases and similar agreements (the “Leases”) under which the Company or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”).  The Company has made true and complete copies of the Leases, including all amendments, supplements, modifications, renewals, guaranties or other agreements with respect thereto, available to Parent.  Each Material Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms and is free and clear of all Liens (other than Permitted Liens).  There is not under any Material Lease, any material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and, to the knowledge of the Company no event has occurred or circumstance exists which, with or without the delivery of notice, passage of time or both, would constitute such a default or permit the termination, modification or acceleration of rent under such Material Lease.  With respect to each parcel of Leased Real Property subject to a Material Lease, (i) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any person the right to use or occupy all or any portion of such Leased Real Property, (ii) neither the Company nor any Subsidiary has received any written notice of any condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting such Leased Real Property or any material portion thereof or interest therein, (iii) neither the Company nor any Subsidiary has granted any other Person any outstanding options, rights of first offer or rights of first refusal to use or occupy such Leased Real Property or any portion thereof or interest therein, and (iv) the transactions contemplated by this Agreement and the Ancillary Agreements do not require the consent of any other party to such Lease and will not result in a breach of or default under such Material Lease.

(c)                                  The material Owned Real Property, collectively, together with all facilities thereon, are in good condition and repair, subject to reasonable wear and tear, and sufficient for the operation of the business of the Company and its Subsidiaries.

Section 4.15                             Personal Property.  The Company or a Subsidiary has good and valid title to, or a valid and enforceable right to use, all of the material tangible properties, assets and rights used or held for use in connection with the business of the Company and the Subsidiaries as of the date hereof (the “Assets”).  As of the date hereof, the tangible Assets are in good operating condition (except for normal wear and tear and deferred maintenance). This Section 4.15 does not relate to real property (which is the subject of Section 4.14), or Intellectual Property (which is the subject of Section 4.18).

Section 4.16                             Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization or employee association; no employees of the Company or any of its Subsidiaries are represented by any labor union or labor organization with respect to their employment with the Company or such Subsidiary; and no such agreement is being negotiated by the Company or any of its Subsidiaries.

(b)                                 No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the knowledge of the Company, no such grievance or arbitration proceeding is threatened, which if adversely determined would reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.

(c)                                  There is no pending or, to the knowledge of the Company, threatened (i) labor dispute, unfair labor practice charges, hand billing or other labor disputes between the Company or any of its Subsidiaries and any labor organization, or any strike, slowdown, jurisdictional dispute, work stoppage, lockout or other similar organized labor activity involving any employee of the Company or any such Subsidiary or affecting the Company or any such Subsidiary or (ii) union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries, except in the case of clause (i) and (ii), as is not and would not reasonably be expected to result in material liability to the Blocker, the Company and its Subsidiaries, taken as a whole.

(d)                                 Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act and any notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or local law, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority which, if adversely determined, would reasonably be expected to result in material liability to the Blocker, the Company and its Subsidiaries, taken as a whole.

(e)                                  As of the date hereof, the Company and its Subsidiaries have no knowledge that any Related Person intends to terminate his or her employment.

(f)                                   Neither the Company nor its Subsidiaries are more than five (5) business days delinquent in payments for any material amount to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid other than amounts disputed in good faith.

(g)                                  To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of its Subsidiaries with annual compensation in excess of $300,000 is in any material respect in violation of any term of any restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating to the right of any such individual to work for or provide services to the Company or any of its Subsidiaries.

Section 4.17                             Insurance/Reinsurance.

(a)                                 (i) As of the date hereof, all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) since December 31, 2012 through the date hereof, no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect of any such material insurance policy and (iii) since December 31, 2013 all premiums due on such material insurance policies have been paid.

(b)                                 (i) As of the date hereof, all material reinsurance and coinsurance treaties or agreements held by, or for the benefit of the Company or any of its Subsidiaries (the “Reinsurance Policies”) are in full force and effect, (ii) since December 31, 2012 through the date hereof, no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect of any such material Reinsurance Policies, (iii) since December 31, 2012 all premiums due on such material Reinsurance Policies have been paid, and (iv) no such material Reinsurance Policy contains any provision providing that the other party thereto may terminate such Reinsurance Policy, or that such Reinsurance Policy will be automatically terminated, by reason of the transactions contemplated by this Agreement.

Section 4.18                             Intellectual Property.

(a)                                 Schedule 4.18(a) contains a true and complete (in all material respects) list of all (i) Company Intellectual Property that is registered, issued or applied for with a Governmental Authority (the “Registered Company Intellectual Property”), and (ii) material unregistered Trademarks (the “Material Trademarks”) and material proprietary Software owned by the Company or any of its Subsidiaries (the “Material Proprietary Software”).

(b)                                 Schedule 4.18(b) separately contains a true and complete list of (i) all material Third-Party Intellectual Property Licenses, and (ii) all material Contracts under which the Company or any of its Subsidiaries has licensed to or otherwise granted to other Persons (other than the Company or its Subsidiaries) the right to use or register any of the Company Intellectual Property (other than with respect to this clause (ii) nonexclusive licenses or grants of nonexclusive rights (A) entered into in the ordinary course of the Company’s or a Subsidiary’s business consistent with past practice or (B) which are ancillary and incidental to other commercial agreements (including manufacturing, customer, user, supply, distribution, retail and marketing agreements or terms of use)).

(c)                                  The Company exclusively owns the material Registered Company Intellectual Property, the Material Trademarks and the Material Proprietary Software free and clear of any and all Liens, except for and subject to Permitted Liens; to the knowledge of the Company, the Registered Company Intellectual Property that is registered or issued is subsisting, valid and enforceable.  There is no pending or, to the knowledge of the Company, threatened claim challenging the validity or enforceability of any such Registered Company Intellectual Property.  The Company and its Subsidiaries have made commercially reasonable efforts to maintain and protect the material Registered Company Intellectual Property.

(d)                                 To the knowledge of the Company, the Company and its Subsidiaries either own or have a right to use all of the material Intellectual Property currently used by such Person.

(e)                                  To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in any material respect.

(f)                                   To the knowledge of the Company, the use of Intellectual Property in the businesses of the Company and its Subsidiaries, and the operations and business of the Company and its Subsidiaries, as currently conducted and as conducted since December 31, 2013 does not materially infringe, misappropriate or otherwise violate and has not materially infringed, misappropriated or otherwise violated, the Intellectual Property of any Person.  There is no pending or, to the knowledge of the Company, threatened material Litigation to which the Company or any of its Subsidiaries is a party asserting that the Company’s or any of its Subsidiaries’ use of any Intellectual Property, or the operations and business of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any Person.

(g)                                  Each employee, contractor and consultant of the Company and its Subsidiaries with access to Trade Secrets included within the Company Intellectual Property is subject to a binding confidentiality obligation with respect thereto, and, to the knowledge of the Company, there has not been any material breach by any party thereto.  All former (since December 31, 2012 and, to the knowledge of the Company, prior thereto) and current (i) employees of the Company and its Subsidiaries who contribute or have contributed to the creation or development of any material Intellectual Property used by the Company or its Subsidiaries, and (ii) consultants and contractors of the Company or its Subsidiaries who contribute or have contributed to the creation or development of any Intellectual Property listed in Schedule 4.18(a) have executed written agreements with the Company or its Subsidiaries that assign to the Company or its Subsidiaries all right, title, and interest in and to any such contribution, to the extent not already owned by them by operation of Law.

(h)                                 Since December 31, 2012 and, to the knowledge of the Company, prior thereto, there have been no material security breaches in the information technology systems of the Company or its Subsidiaries or, to the knowledge of the Company, information technology systems of third Persons to the extent that (i) such third party information technology systems are used by or on behalf of the Company or its Subsidiaries and (ii) such material security breach concerned Personal Information or Trade Secrets of the Company or its Subsidiaries or that was provided to the Company or its Subsidiaries under an obligation of confidentiality.  To the knowledge of the Company, the information technology systems of the Company and its Subsidiaries do not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data, except as has not been, and would not reasonably be expected to be, material to the Company.  With respect to the Material Proprietary Software, the Company and its Subsidiaries have not delivered, licensed or made available, and have no obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not an employee of the Company and its Subsidiaries (other than contractors of the Company or its Subsidiaries who provide services to the Company and its Subsidiaries with respect to such Software), and, to the knowledge of the Company, no such Material Proprietary Software that is subject to the terms of any “open source” or “copyleft” license has been used by the Company or its Subsidiaries in a manner that has resulted in any material source code of such Material Proprietary Software being (or required to be) disclosed, licensed, publicly distributed, or dedicated to the public.

Section 4.19                             Taxes.

(a)                                 Each of the Company and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (taking into account any extension of time within which to file) and (ii) timely paid to the appropriate Governmental Authority all material amounts in respect of Taxes due by it, except to the extent such amounts are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(b)                                 All material Taxes required by applicable Tax Law to be withheld, deducted or collected by or in respect of the Company or its Subsidiaries have been withheld, deducted or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority.

(c)                                  Except as set forth on Schedule 4.19(c), there are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)                                 Except as set forth on Schedule 4.19(d), (i) no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries for which the Company or its Subsidiaries has not established adequate reserves (in accordance with GAAP), and (ii) no written notification has been received by the Company or any of its Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(e)                                  Neither the Company nor any of its Subsidiaries has been informed in writing by any Tax authority in any jurisdiction that the Tax authority believes that the Company or such Subsidiary was required to file any Tax Return that was not filed by or in respect of the Company or such Subsidiary.

(f)                                   Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement with respect to any material amount of Taxes (other than pursuant to customary commercial contracts entered into in the ordinary course of business consistent with past practice not primarily related to Taxes).

(g)                                  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or Post-Closing Straddle Period as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding Law) by reason of a change in method of accounting in any Pre-Closing Tax Period or Pre-Closing Straddle Period or as a result of the consummation of the transactions contemplated by this Agreement.

(h)                                 Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)                                     Neither the Company nor any of its Subsidiaries will be required to include any material item of income as a result of the Internal Restructuring.

(j)                                    The Company is treated as a partnership for U.S. federal income Tax purposes and has not made any election under Section 7701 of the Code or the Treasury Regulations promulgated thereunder to be treated as an association taxable as a corporation.

(k)                                 Each of the Company’s Subsidiaries (other than EIC) is treated as disregarded as separate from the Company for U.S. federal income Tax purposes and no such Subsidiary has made any election under Section 7701 of the Code or the Treasury Regulations promulgated thereunder to be treated as an association taxable as a corporation.

(l)                                     No Company Subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes has distributed stock of another corporation, nor has its stock been distributed by another person, in a transaction that was purported or intended to be governed by Section 355 of the Code within the two years prior to the date of this Agreement.

(m)                             Schedule 4.19(m) lists each of the Company and its Subsidiaries that have been either Subchapter S Corporations or Qualified Subchapter S Subsidiaries at any time since December 31, 2012 and sets forth each jurisdiction in which a valid Subchapter S Corporation or Qualified Subchapter S Subsidiary election for was in effect for such entity, the date beginning with when such election or treatment was in effect, and the date such election terminated.

Section 4.20                             Health Care Regulatory Compliance.

(a)                                 Health Care Regulatory Permits

(i)                                     The Company and its Subsidiaries have all material governmental licenses, permits, certificates, approvals, and authorizations (“Health Care Regulatory Permits”) required by Health Regulatory Laws to conduct their business as presently conducted and each of the Health Care Regulatory Permits is valid, subsisting and in full force and effect.  The operation of the business of the Company and its Subsidiaries as currently conducted is not and has not been since December 31, 2011, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Health Care Regulatory Permit in any material respect, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Health Care Regulatory Permit. There are no actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Health Care Regulatory Permit. Since December 31, 2011, neither the Company nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the knowledge of the Company, any other notice, charge, claim or assertion, in each case alleging any violations of Health Care Regulatory Permits, nor to the knowledge of the Company, has any such notice, charge, claim or assertion been threatened that is or would be reasonably be expected to be material to the Blocker, the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are not relying on any exemption from, waiver to or deferral of any Health Regulatory Law or Health Care Regulatory Permit that would not be available to the Parent after the Closing or under Parent’s ownership of the Company. All applications required to have been filed for the renewal of any Health Care Regulatory Permits have been duly filed, in all material respects, on a timely basis with the appropriate Governmental Authorities or within extension periods permitted by the applicable Governmental Authorities.

(ii)                                  Each employee or agent of the Company or any of its Subsidiaries who is required by applicable Law to hold a Permit or other qualification to deliver health care or pharmacy services to patients holds such Permit or other qualification and, in the course and scope of their employment duties, is performing only those services which are permitted by such Permit or other qualification or for which a Permit or other qualification is not required.

(b)                                 Compliance with Health Regulatory Laws.

(i)                                     The Company and its Subsidiaries are, and at all times since December 31, 2011, have been, in material compliance with, and are not and have not been in violation of, in any material respect, during the specified period, all Health Regulatory Laws.  Neither the Company nor any of its Subsidiaries has, since December 31, 2011, received any written notice from any Governmental Authority regarding (A) any material violation of any applicable Health Regulatory Laws, or (B) any material obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial, corrective or response action of any nature.

(ii)                                  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, partners, agents, employees, stockholders or independent contractors:

(A)                               are or have been convicted of or charged or threatened with prosecution or, to the knowledge of the Company, is under a material investigation by a Governmental Authority, including CMS, the U.S. Department of Health and Human Services Officer of Inspector General and the DOJ, or assessed any Civil Monetary Penalty, for any violation of a Health Regulatory Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”);

(B)                               are or have been convicted of or, to the knowledge of the Company, charged with or investigated for any material violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

(C)                               are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any material Federal Health Care Program; or

(D)                               has knowingly made a materially untrue or fraudulent statement, including certification, to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority or agent thereof responsible for Health Regulatory Laws;

(iii)                               Neither the Company nor any of its Subsidiaries is subject to any material sanctions or enforcement actions by any Governmental Authority responsible for Health Regulatory Laws, including any outstanding material fines, injunctions, civil, administrative or criminal penalties, settlement, investigations or suspensions or any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action.  Neither the Company nor any of its Subsidiaries is, nor from December 31, 2011 to present has been:

(A)                               a party to a corporate integrity agreement or similar agreement or undertaking with any Governmental Authority relating to alleged material noncompliance with any applicable Health Regulatory Laws;

(B)                               subject to any reporting obligations pursuant to any settlement agreement or undertaking entered into with any Governmental Authority relating to alleged material noncompliance with any applicable Health Regulatory Laws; or

(C)                               except for the Company’s and its Subsidiaries’ satisfaction of routine requests made by Governmental Authorities which do not impact the Company’s and its Subsidiaries’ business or operations, a party to any agreement, settlement, consent decree, monitoring agreement, undertaking or other similar Contract with any Governmental Authority addressing measures to satisfy compliance, in any material respect, with any applicable Health Regulatory Laws, including any regulatory undertakings restricting the payment of dividends or the making of distributions to stockholders, members or owners of the Company or any of its Subsidiaries and any formal or informal agreement to take, or refrain from taking any action with respect to the Company’s and its Subsidiaries’ business or operations.

(iv)                              The Company and each of its Subsidiaries (A) is in compliance, in all material respects, with all Laws and any other applicable guidance relating to the operation of pharmacies, the compounding and repackaging of drug products, and the dispensing of prescription drugs or controlled substances, and (B) is not acting as a manufacturer as that term is defined by the FDCA.

(v)                                 The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws with respect to matters relating to patient or individual health care or Personal Information, including HIPAA and HITECH.  The Company and each of its Subsidiaries has business associate agreements in place with persons or entities whose relationship with the Company and its Subsidiaries involves the collection, use, disclosure, storage or processing of patient data or protected health information by or on behalf of the Company and its Subsidiaries.

(c)                                  Regulatory Filings and Audit Reports.

(i)                                     All material reports, data, financial statements, documents, Contracts, claims, submissions, notices, registrations and filings that are required to be filed, maintained or furnished by the Company or any of its Subsidiaries with any Governmental Authority under applicable Health Regulatory Laws and, since December 31, 2011, were required to be filed, maintained or furnished to a Governmental Authority (“Regulatory Filings”) have been timely filed, maintained or furnished. All Regulatory Filings were correct and in compliance in all material respects with applicable Health

Regulatory Laws when filed (or were timely corrected in or supplemented by a subsequent filing).  There are no outstanding material deficiencies or liabilities which any Governmental Authority has asserted with respect to any Regulatory Filings or information contained therein.

(ii)                                  Parent has been furnished with complete and correct copies of all final reports from audits or examinations (excluding any routine audit or routine examination to which the Company or any of its Subsidiaries is, or has been, subject in the ordinary course of business that does not identify or assert any fraud, false claim, misrepresentation, mischarging or other matter indicating or alleging a lack of integrity by the Company or any of its Subsidiaries or requiring that the Company or any of its Subsidiaries modify its business or business practices in some material respect) performed with respect to any of the Company or any of its Subsidiaries by any Governmental Authority since December 31, 2011 (the “Audit Reports”) and all corrective action plans resulting from any such audit or examination or complaint.  There are (i) no outstanding material deficiencies or liabilities which any Governmental Authority has asserted with respect to any Audit Report, (ii) no fine or penalty in excess of $500,000 has been imposed on the Company or its Subsidiaries by any Governmental Authority with respect to any Audit Report, (iii) no material deposits have been made by the Company or its Subsidiaries or at the direction of any Governmental Authority with respect to any Audit Report and (iv) no similar audits or examinations are currently being performed or, to the knowledge of the Company, are scheduled to be performed within the next six (6) months. Schedule 4.20(c)(ii) sets forth an accurate, correct and complete list of: (i) all material orders, letters, communications, notices or requests from any Governmental Authority responsible for Health Regulatory Laws issued on or after December 31, 2011 or requiring material actions on or after December 31, 2011 on the part of the Company or any of its Subsidiaries relating to the failure by the Company or its Subsidiaries to meet any of the requirements for continued participation in any of the Programs or stating that continued participation in any of the Programs may be contingent on the Company or any of its Subsidiaries developing, adopting, implementing or taking any sort of corrective action plan; (ii) all written responses of the Company or any of its Subsidiaries to any of the orders, letters, communications, notices or requests specified in the immediately preceding clause (i); and (iii) all corrective action plans developed by the Company or its Subsidiaries in response to or as a result of the orders, letters, communications, notices or requests specified in clause (i) and an indication of the status of each such corrective action plan. Parent has been furnished with accurate, correct and complete copies of all items required to be listed in Schedule 4.20(c)(ii). The Company and each of its Subsidiaries has complied in all material respects with all corrective action plans submitted to any Governmental Authority responsible for Health Regulatory Laws applicable to it and shall continue to comply in all material respects with any outstanding corrective action plans through the Closing.

(d)                                 Part D Compliance.  The Company and each of its Subsidiaries that sponsors a Part D Plan or serves as a pharmacy benefit manager for a Part D Plan has and is currently structured and operated in compliance, in all material respects, with all Part D Requirements and its contract with CMS, as applicable, including those concerning the operation of an active Pharmacy and Therapeutics Committee, all contracting standards, disclosure of rebates and/or other fees, the CMS requirements regarding pharmacy transition fills, enrollment, disenrollment, prescription drug determinations, appeals, grievances and a Medicare Compliance Program, as well as all CMS accounting and reporting requirements.  All policy forms and certificates, applications, brochures and marketing materials used by the Company and its Subsidiaries and required to be approved by any Governmental Authority pursuant to any Health Regulatory Law have been approved by or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection. Neither the Company nor any of its Subsidiaries currently engages in advertising or marketing with respect to EIC’s Part D Plan.

(e)                                  Producers. Neither the Company nor any of its Subsidiaries uses third party sales agents, consultants, solicitors, producers or agencies thereof to arrange sales or enrollment into Part D Plans offered by the Company or any of its Subsidiaries.

(f)                                   CMS Receivable.  No Person other than EIC or Hannover Life has any claim or entitlement to the CMS Receivable. The amount payable to Hannover Life under the Hannover Reinsurance Policy is equal to the quota share set forth in each of the Hannover Group Treaty and the Hannover Individual Treaty, as applicable ((i) fifty percent (50%) percent of any settlement payment from CMS payable directly to EIC for the 2014 plan year pursuant to the Hannover Group Treaty, and (ii) seventy five percent (75%) percent of any settlement payment from CMS payable directly to EIC for the 2014 plan year pursuant to the Hannover Individual Treaty).

(g)                                  Commercially Domiciled.  EIC is not “commercially domiciled” in any jurisdiction other than the State of Ohio.

Section 4.21                             Information Privacy and Security.  The collection, use, disclosure, transmission, processing and storage of Personal Information by or, to knowledge of the Company, on behalf of the Company and its Subsidiaries is, and to the knowledge of the Company, has at all times been, in compliance, in all material respects, with: (a) the Information Privacy or Security Laws and (b) the Company’s and its Subsidiaries’ policies relating to privacy, data protection and the collection and use of any Personal Information.  The Company and its Subsidiaries have reasonable security and data protections in place, consistent with general industry practices, with respect to Personal Information, and, to the knowledge of the Company, there have been no material thefts, misuse or unauthorized access to or unauthorized acquisition or unauthorized disclosures of any Personal Information collected, stored, used or disseminated by the Company and its Subsidiaries since December 31, 2012.

Section 4.22                             Customer Relationships

(a)                                 Schedule 4.22(a) lists the fifteen (15) largest customers of the Company’s and its Subsidiaries’ commercial pharmacy benefit management business (measured by dollar volume of drug spend by the customer during calendar year 2014), the four (4) largest customers of the Company’s and its Subsidiaries’ consumer discount card business, the ten (10) largest customers of Laker Software LLC and the five (5) largest customers of the Company’s and its Subsidiaries’ rebate aggregation businesses (in each case, measured by gross margin and/or professional service fee, as applicable, during calendar year 2014) (each, a “Key Customer”).

Schedule 4.22(a) also lists the largest drug manufacturer selling pharmaceuticals to the Company and its Subsidiaries (measured by dollar volume of amounts paid during calendar year 2014) and the counterparties to the PMAs (each, a “Key Supplier”).  No Key Customer or Key Supplier has threatened in writing to terminate or adversely modify in any material respect or, to the knowledge of the Company, has otherwise threatened to cancel, terminate or adversely modify in any material respect, the relationship of such customer or supplier with the Company and/or its Subsidiaries.

(b)                                 The Company and its Subsidiaries provide formulary services and pharmaceutical and therapeutic committee functions to each of its respective rebate aggregation customers.

(c)                                  The Company and its Subsidiaries have made available to Parent copies of any material written communications between the parties in connection with any audit or material claim since December 31, 2012 by any Key Customer or Key Supplier with respect to the Company’s or any of its Subsidiaries’ compliance with its obligations under any Material Contract.

Section 4.23                             Anti-Bribery Matters. Neither the Company nor any of its Subsidiaries, any of their respective officers, directors or, to the knowledge of the Company, employees of the Company or any Subsidiary has engaged in any act in violation of any applicable Anti-Bribery Laws in any material respect.

Section 4.24                             Reserves.  The reserves for payment of insurance policy benefits, losses, claims and expenses of EIC, as set forth in the Financial Statements, as of December 31, 2013, (a) have been computed in accordance with accepted loss reserving standards and principles, (b) have met the requirements of the Health Regulatory Laws of the State of Ohio, (c) have made a reasonable provision for all unpaid loss and loss expense obligations of EIC under the terms of its insurance policies and (d) have made reasonable provisions for the unearned premium services for long duration contracts of EIC, if any, under the terms of its insurance policies.

Section 4.25                             Brokers.  No investment banker, broker or finder retained by or on behalf of the Company or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee, transaction fee or other similar compensation from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except (A) as disclosed in the Parent SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by Parent to the SEC since March 1, 2012 and publicly available prior to the date of this Agreement (collectively, the “Parent Filed

SEC Documents”) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature); provided, that in no event shall any disclosure in any Parent Filed SEC Document qualify or limit the representations and warranties of Parent, Merger Sub 1 or Merger Sub 2 set forth in Sections 5.02, 5.07, Section 5.08, 5.09 and 5.12 or (B) as disclosed in the Parent Schedules (it being understood that the disclosure of an item in one section of the Parent Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to other representations and warranties only to the extent that the relevance of such item to such other representations and warranties is reasonably apparent on the face of such item), each of Parent, Merger Sub 1 and Merger Sub 2 hereby represents and warrants to the Blocker and the Company, as of the date hereof and the Closing Date, as follows:

Section 5.01                             Organization.  Each of Parent, Merger Sub 1 and Merger Sub 2 (i) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.02                             Authority/Binding Effect.  Each of Parent, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Parent, Merger Sub 1 and Merger Sub 2, and the consummation of the transactions contemplated hereby and thereby by each of Parent, Merger Sub 1 and Merger Sub 2, have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub 1 or Merger Sub 2, as the case may be, and no other action, corporate or otherwise, on the part of Parent, Merger Sub 1 or Merger Sub 2 or their respective stockholders or members is required to authorize the execution, delivery and performance hereof and thereof by Parent, Merger Sub 1 or Merger Sub 2, and the consummation of the transactions contemplated hereby and thereby by each of Parent, Merger Sub 1 and Merger Sub 2, except for the filing of the Blocker Certificate of Merger and the Company Certificate of Merger, in each case pursuant to the DLLCA.  This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and, assuming that this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by the Blocker and the Company, constitutes the valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against each of Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03                             Parent SEC Documents.  Parent has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since February 1, 2013 (the “Parent SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company copies of all comment letters received by Parent from the SEC since February 1, 2013 through the date hereof and relating to the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC. As of the date of this Agreement, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC. No principal executive officer or principal financial officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the applicable Parent SEC Documents. None of Parent’s Subsidiaries is, or since February 1, 2013 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 5.04                             Financial Statements.  The audited consolidated financial statements (the “Audited Parent Financial Statements”) and the unaudited quarterly financial statements of Parent (the “Unaudited Parent Financial Statements”), together, in each case, with the notes thereto, included in the Parent SEC Documents (a) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (b) fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date thereof, and the results of operations, comprehensive income, cash flows and changes in stockholders’ deficit of Parent and its Subsidiaries, for the periods which they purport to cover, and (c) have been prepared in accordance with GAAP, except as otherwise noted therein, and subject, in the case of the Unaudited Parent Financial Statements, to normal year-end adjustments, none of which are material, individually or in the aggregate.

Section 5.05                             Absence of Certain Changes or Events.  Since March 1, 2014 and prior to the date of this Agreement, there has not occurred any fact, circumstance, event, occurrence, effect or change that constituted or constitutes a Material Adverse Effect on Parent.

Section 5.06          Capitalization.

(a)           The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock (par value $1.00 per share).  As of the date hereof, there are (a) 0 shares of preferred stock issued or outstanding, (b) 988,195,066 shares of Parent Common Stock issued and outstanding, (c) 0 shares of Parent Common Stock held in treasury, (d) 42,055,163 shares of Parent Common Stock reserved for issuance upon the exercise of options granted by Parent to purchase shares of Parent Common Stock under a Parent Plan, (e) 1,315,252 shares of Parent Common Stock reserved for issuance upon the vesting of restricted stock units or performance share units granted under a Parent Plan, assuming in the case of performance share units that performance goals are satisfied at target levels and (f) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)           The aggregate number of shares of Parent Common Stock deliverable pursuant to Section 2.06 and Section 2.07, when issued pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

Section 5.07          Consents and Approvals/No Violation.

(a)           Assuming the truth and accuracy of the representations and warranties set forth in Section 3.04(a) and Section 4.06(a), the execution and delivery of this Agreement by each of Parent, Merger Sub 1 and Merger Sub 2, and the Ancillary Agreements to which it is a party, do not, and the performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by each of Parent, Merger Sub 1 and Merger Sub 2 will not, require Parent, Merger Sub 1 or Merger Sub 2 to obtain any Consent of any Governmental Authority or any other Person, except (i) for compliance with the applicable requirements, if any, of the HSR Act, (ii) for the filing of the Blocker Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for the Consents set forth in Parent Schedule 5.07, (iv) for Consents that are required solely by reason of the Company’s or Blocker’s (as opposed to any other Person’s) participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Company and the Blocker) and (v) for those Consents, the failure of which to be obtained or made would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(b)           The execution and delivery of this Agreement by each of Parent, Merger Sub 1 and Merger Sub 2, and the Ancillary Agreements to which it is a party, do not, and the performance of this Agreement and such Ancillary Agreements by each of Parent, Merger Sub 1 and Merger Sub 2 and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub 1 and Merger Sub 2 will not (i) conflict with or violate in any material respect the Organizational Documents of Parent, Merger Sub 1 or Merger Sub 2, (ii) assuming receipt of the Consents of Governmental Authorities referred to in Section 5.07(a), conflict with or violate any Law or Order applicable to Parent, Merger Sub 1 or Merger Sub 2, (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any material Contract to which Parent, Merger Sub 1 or Merger Sub 2 is a party or (iv) result in the termination, revocation or material impairment of any Permit, except, in the case of clauses (ii), (iii) or (iv) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.08          Available Funds.

(a)           As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of an executed commitment letter (the “Debt Commitment Letter”), including all exhibits, schedules and annexes thereto, and a redacted copy of an executed fee letter (which fee letter may be redacted with respect to the fee amounts and economic terms contained therein that could not reasonably be expected to adversely affect the amount or availability of the debt financing contemplated by such Debt Commitment Letter, and the amount of original issue discount that may be imposed in the event of an issuance of Senior Notes) from the Financing Sources, dated as of the date hereof, pursuant to which the Financing Sources have committed to provide debt financing to Parent in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Debt Financing”).  Assuming the Debt Financing is funded in accordance with the conditions set forth in the Debt Commitment Letter, as of the date hereof, the funds provided by the Debt Financing, together with other funds available to Parent, will, in the aggregate, be sufficient for Parent, Merger Sub 1 and Merger Sub 2 to pay the Aggregate Cash Purchase Price payable pursuant to this Agreement and the other amounts payable by Parent pursuant to Section 2.15 and to pay all fees and expenses associated therewith for which any of them is responsible.  As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to its knowledge, each of the other parties thereto, enforceable against Parent and, to its knowledge, each of the other parties thereto in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and is in full force and effect.  The Debt Commitment Letter has not been withdrawn or terminated or amended or modified in any respect (except for amendments or modifications to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, or otherwise so long as the terms would not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter as of the date hereof, (B) delay the Closing or (C) reduce the proceeds available thereunder).  There are no conditions precedent or other contingencies related to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letter, and there are no, and there are not contemplated to be any, agreements, side letters or arrangements relating to the Debt Financing that could impair the availability of any of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter.  As of the date hereof, Parent does not have any reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter, (ii) any of the conditions to the Debt Financing will not be satisfied or (iii) the Debt Financing will not be available to Parent on the Closing Date (except to the extent Parent or any Subsidiary of Parent incurs the Senior Notes on or prior to the Closing Date). Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

(b)           In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction (including, for the avoidance of doubt, the Debt Financing or the issuance of the Senior Notes) be a condition to any of the obligations of Parent, Merger Sub 1 or Merger Sub 2 hereunder.

Section 5.09          Solvency.  Assuming (a) satisfaction of the conditions to Parent’s, Merger Sub 1’s and Merger Sub 2’s obligation to consummate the transactions contemplated by this Agreement, (b) the accuracy in all material respects of the representations and warranties set forth in Article III and Article IV of this Agreement and (c) any estimates, projections or forecasts of the Blocker, the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and such estimates, projections, forecasts and assumptions are accurate, immediately after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, and taking into account the timing of and amount of cash expected to be received by it and the timing of and amount of cash expected to be payable in respect of its Indebtedness, Parent, the Surviving Blocker or the Surviving Company, as applicable, will be able to pay its debts in the ordinary course of business consistent with past practice as they become due (taking into account such Person’s expected contribution in respect of contingent liabilities constituting guarantees of Indebtedness), will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities and such person’s expected contribution in respect of contingent liabilities constituting guarantees of Indebtedness) and will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged.

Section 5.10          Merger Sub 1 and Merger Sub 2.  Each of Merger Sub 1 and Merger Sub 2 has not (a) engaged in any business activities or conducted any operations other than entering into this Agreement and the Ancillary Agreements to which it is a party or (b) incurred any liabilities  (whether accrued, absolute, contingent, known or unknown or otherwise) other than (i) in connection with its formation, (ii) liabilities for Taxes and (iii) its obligations under this Agreement and the Ancillary Agreements to which it is a party.  All of the issued and outstanding limited liability company interests of Merger Sub 1 and Merger Sub 2 are owned beneficially and of record by Parent, free and clear of all Liens.

Section 5.11          Investment Representation.  Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the equity interests of the Surviving Blocker and the Surviving Company, and further acknowledges that the equity interests of the Surviving Blocker and the Surviving Company have not been registered under the U.S. federal securities laws or under any state or foreign securities laws, and that the equity interests of the Surviving Blocker and the Surviving Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.

Section 5.12          Brokers.  No investment banker, broker or finder retained by or on behalf of Parent, Merger Sub 1 or Merger Sub 2 is entitled to receive any commission, brokerage,

finder’s fee, transaction fee or other compensation or payments from the Blocker, the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI

COVENANTS

Section 6.01          Conduct of Business.  Except (i) as set forth on Schedule 6.01, (ii) as required by applicable Law, (iii) as required or expressly permitted by this Agreement (including as required pursuant to the Internal Restructuring conducted in accordance herewith) or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII,  the Company shall, and the Company shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization (other than as required pursuant to the Internal Restructuring conducted in accordance herewith), to preserve its relationship with customers, suppliers, vendors, manufacturers, insurers and other Persons having material business dealings with the Company and its Subsidiaries and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, and except (i) as set forth on Schedule 6.01, (ii) as required by applicable Law or (iii) as required or expressly permitted by this Agreement (including as required pursuant to the Internal Restructuring conducted in accordance herewith), during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Blocker and the Company shall not, and the Company shall cause each of its Subsidiaries (which shall for this purpose include the Blocker) not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           amend its Organizational Documents, except to the extent necessary to effect the Internal Restructuring (provided, that any amended Organizational Document in connection with the Internal Restructuring must be reasonably acceptable to Parent);

(b)           issue, reissue, sell, pledge, transfer, repurchase, redeem or otherwise acquire any of its equity interests, or any securities convertible into equity interests (other than the pledge of equity interests in connection with the creation, incurrence, assumption or guarantee of any Indebtedness not prohibited under Section 6.01(f), which pledges will be released prior to Closing), or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity interests or convertible securities;

(c)           declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or other assets) in respect of any of its equity interests, in each case, other than (i) cash dividends and cash distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company and (ii) cash dividends or other cash distributions to enable holders of Company Units, RSUs or Management Class C Units to the extent necessary to pay their Tax liabilities and make estimated income Tax payments with respect to allocations to them of taxable income of the Company;

(d)           adjust, split, combine, subdivide or reclassify any of its equity interests or other securities, as the case may be, or any option, warrant or similar right relating thereto;

(e)           (i) sell, assign, lease, transfer, license, abandon or otherwise dispose of any of its properties or assets (other than Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, other than (A) sales, assignments, leases, transfers, licenses, abandonments or dispositions of obsolete and unsalable inventory or equipment, (B) sales, assignments, leases, transfers, licenses, abandonments or dispositions of properties or assets in an amount not to exceed $100,000, individually, or $1,000,000, in the aggregate, (C) licenses in the ordinary course of business or (D) sales of pharmaceuticals by Orchard Pharmaceutical Services, LLC in the ordinary course of business; or (ii) permit or allow any of its properties or assets, which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, as currently conducted to be subjected to any Liens not in the ordinary course of business, other than (A) Permitted Liens, and (B) in connection with the creation, incurrence, assumption or guarantee of any Indebtedness for borrowed money not prohibited under Section 6.01(f), in the case of this clause (B), which Liens will be released prior to Closing;

(f)            issue any note, bond, or other debt security in any amount, or create, incur, assume or guarantee any Indebtedness for borrowed money, other than (i) pursuant to ordinary course inter-company arrangements among or between the Company and one or more of its wholly owned Subsidiaries (other than EIC, except in the case of EIC, for the issuance of surplus notes issued by EIC to EPH in order to satisfy statutory capital requirements under applicable Health Regulatory Laws and after prior consultation with Parent) or among or between its wholly owned Subsidiaries (other than EIC, except in the case of EIC, for the issuance of surplus notes issued by EIC to EPH in order to satisfy statutory capital requirements under applicable Health Regulatory Laws and after prior consultation with Parent), in each case, consistent with past practice, (ii) pursuant to existing facilities that may be available at such time under the Credit Agreements, which Indebtedness will be repaid at Closing, and (iii) following consultation with Parent, pursuant to a refinancing of amounts then outstanding under the Credit Agreements (provided that such refinancing shall not exceed such amounts), it being understood, with respect to clause (i), (ii) and (iii) that no Liens may be incurred pursuant to such notes, bonds, debt securities or Indebtedness that will not be released prior to Closing;

(g)           change any of the material accounting, or financial reporting principles, practices or methods used by the Company or any of its Subsidiaries, except as may be required in order to comply with changes in GAAP or applicable Law;

(h)           except as required by applicable Law or the terms of the applicable Plan, (i) make, grant or promise any bonus (including long-term cash incentive awards) or any wage, salary or other compensation or benefits increase to any employee, officer, director or individual consultant, or make, grant or promise any other change in employment terms for any employee, officer or director or individual consultant, (ii) terminate, enter into, amend or supplement (including to accelerate the vesting or payment of any compensation or benefit) any employment, severance, change in control, termination or other agreement or Plan (or that would be a Plan upon its adoption), (iii) hire or terminate (other than for cause) any Person who would be (after the date of hire) or is (in case of termination) an employee or individual consultant of the Company or any of its Subsidiaries, provided, however, that the Company may (A) hire or terminate an employee or individual consultant who is not related by blood or marriage to any current employee, director or independent consultant and is reasonably expected to receive base compensation, in case of hire, or receives base compensation, in case of termination, of less than $300,000, or (B) to the extent that the compensation expense of the Company and its Subsidiaries is reasonably expected to remain within the budgets of the Company and its Subsidiaries following the hiring of such employee or individual consultant, hire, in the case of resignation on or after the date hereof of an employee or individual consultant, a replacement employee or replacement individual consultant in the ordinary course of business consistent in all material respects with past custom and practice (and, notwithstanding clause (ii), the Company may enter into a new employment or consulting agreement with such employee or individual consultant materially consistent with the employment or consulting, as applicable, agreements entered with similarly situated existing employees or individual consultants, as applicable) or (iv) make any loans to employees, directors or individual consultants; in each case of the preceding clauses (i) through (iv), other than (A) increases in base salaries or base compensation, as applicable, in connection with the Company’s ordinary course annual base salary review process and consistent with past practice and custom, of employees and individual consultants whose annualized base salary or base compensation is, and would be after the change, less than $300,000, (B) the payment of annual bonuses for the fiscal year ended December 31, 2014 in the ordinary course of business consistent with past practice, to the extent such bonuses have not been paid prior to the date hereof, and (C) payment of other bonuses or other amounts prior to Closing that reduce the Aggregate Cash Purchase Price;

(i)            enter into, adopt, amend or terminate any collective bargaining agreement or works council or other similar employee representation Contract;

(j)            acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person or other business organization, unit or division, other than with a purchase price not, individually or in the aggregate, in excess of $100,000;

(k)           make capital expenditures, other than such expenditures as (A) (i) will be paid in full prior to the Closing, or (ii) are made in the ordinary course of business consistent with past practice and are not, individually or in the aggregate, in excess of $250,000; or (B) are set forth in the Company’s capital expenditure budget included in Schedule 6.01(k);

(l)            commence, settle, compromise, waive or grant any release of any claim relating to any pending or threatened Litigation if it would reasonably be expected to result in a liability of the Company or any of its Subsidiaries in an amount in excess of $250,000 or in the imposition of any injunctive or equitable relief on the Company or any of its Subsidiaries, other than any settlement or compromise in respect of the unpaid financial performance guarantee obligations under the customer Contracts set forth on Schedule 1.01(b), which settlement or compromise involves solely monetary payment obligations, so long as the amount payable thereunder is paid prior to the Closing;

(m)          make or change any material Tax election, change any material method of accounting or accounting period, enter into any closing agreement, settle or compromise any Tax liability, make or surrender any right to claim a refund of Taxes, or consent to any waiver or extension of the statute of limitations applicable to any Taxes or any Tax Return;

(n)           repay, repurchase or otherwise make any payment in respect of, or forgive or amend the terms of, any Indebtedness, except for (i) mandatory payments of principal and interest in the amounts and at the times required or (ii) pursuant to a refinancing of amounts then outstanding under the Credit Agreement permitted under Section 6.01(f) (provided that such refinancing shall not exceed such amounts);

(o)           loan, advance (other than trade credit in the ordinary course of business consistent with past practice), invest or make a capital contribution to or in any Person, other than loans, advances, investments or capital contributions to or in the Company or one of its Subsidiaries;

(p)           accelerate the collection of any of its accounts receivable or fail to pay or satisfy when due, cancel, delay or otherwise extend the payment date of any of its accounts payable, in either case in a manner inconsistent with its billing and cash management practices in effect during the twelve (12) months prior to the date hereof, or otherwise change in any material respect its policies or practices regarding accounts receivable or accounts payable;

(q)           (i) enter into or renew on less than ten (10) Business Days’ notice to Parent, any Contract that would be a Material Contract if in effect on the date hereof or materially amend in any way that adversely impacts the Company or any of its Subsidiaries, terminate or allow to lapse, any such Material Contract, or (ii) subject to applicable Law, submit a bid to CMS for the 2016 plan year of EIC; provided that, in the case of this clause (ii), Parent and the Company acknowledge and agree that it would be unreasonable for Parent to require as a condition to furnishing its consent any term or provision that would result in Swiss Reinsurance Company or any of its Affiliates failing to continue to provide reinsurance in accordance with the applicable reinsurance treaty and to the extent provided in its applicable interests and liabilities contract(s);

(r)            enter into, amend, modify or renew any transaction with or for the benefit of any Related Person other than as permitted pursuant to Section 6.01(h);

(s)            enter into any new line of business;

(t)            fail to maintain or renew, abandon, cancel, or allow to lapse any material Company Intellectual Property or transfer ownership or grant any license or other rights to or in respect of any material Company Intellectual Property (except for any licenses of the type described in Section 4.18(b)(ii)(A) and (B));

(u)           dissolve, wind-up or liquidate; or

(v)           authorize, propose or enter into any Contract, or cause any of its Subsidiaries to enter into, any Contract to take any of the foregoing actions.

Section 6.02          Parent Conduct of Business.

(a)                                 Except (i) as required by applicable Law or (ii) as required or expressly permitted by this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall not, and Parent shall cause each of its Subsidiaries not to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)            amend its Organizational Documents in a manner that would adversely affect in any material respect the transactions contemplated by this Agreement or that would adversely affect in any material respect the holders of the Blocker Interest, any Company Units, RSUs or Phantom Units (as future stockholders of Parent) disproportionately relative to other stockholders of Parent;

(ii)           dissolve, wind-up or liquidate; or

(iii)          authorize, propose or enter into any Contract, or cause any of its Subsidiaries to enter into, any Contract to take any of the foregoing actions.

Section 6.03          Control of Operations.  Nothing contained in this Agreement shall give Parent, Merger Sub 1 or Merger Sub 2, directly or indirectly, the right to control or direct the operations of the Blocker, the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Blocker, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.04          Reasonable Best Efforts/Cooperation.  From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, each of the parties hereto (other than the Sellers’ Representative) shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement on the terms set forth herein as promptly as reasonably practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII.

Section 6.05          Consents.  Without limiting the generality of Section 6.04, subject to the provisions of Section 6.06, each of the parties hereto (other than the Sellers’ Representative) shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to obtain all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of the Blocker, the Company, any of its Subsidiaries or any holder of the Blocker Interest, of Company Units, of RSUs, of Phantom Units or of Management Class C Units shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party (including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent, all of which fees, costs and expenses shall be borne exclusively by Parent.  Subject to the provisions of Section 6.06, each of the parties hereto (other than the Sellers’ Representative) shall timely make or cause to be made all filings and submissions under applicable Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.

Section 6.06    Antitrust Notifications and Other Regulatory Approvals.

(a)           Each of the Blocker, the Company, Parent, Merger Sub 1 and Merger Sub 2 shall, and shall cause each of their respective Subsidiaries to, cooperate with each other and use its reasonable best efforts to promptly prepare and file following the date of this Agreement the required Notification and Report Forms under the HSR Act with the FTC and the DOJ (but in no event later than ten (10) Business Days after the date of this Agreement).  Each of the Blocker, the Company, Parent, Merger Sub 1 and Merger Sub 2 shall, and shall cause each of their respective Subsidiaries to, make any other filings and submissions as are set forth in Schedule 6.06(a) or are mutually agreed by Parent and the Company, if any, as soon as reasonably practicable and shall promptly provide any supplemental information or documentation reasonably requested by any Governmental Authority relating thereto.  Subject to the Confidentiality Agreement (provided that nothing in the Confidentiality Agreement shall, and shall cause each of their respective Subsidiaries to, restrict the ability of any party hereto to comply with its obligations under this Agreement) and applicable Laws, the parties to this Agreement (other than the Sellers’ Representative) shall, and shall cause each of their respective Subsidiaries to, coordinate and cooperate promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act; provided that in no event shall any party hereto be required to disclose to the other parties hereto any personally identifying information or personal financial statements in respect of itself, any of its Affiliates or any director, officer or employee of any of the foregoing (it being understood that the foregoing proviso shall not limit the obligations of any party to make disclosures required by Governmental Authorities in connection with the filings and submissions which are the subject of this Section 6.06).

(b)           To the extent not prohibited by applicable Law, each party to this Agreement shall promptly notify the other parties of the substance of any submission, correspondence, communication, or meeting between it or its representatives and any Governmental Authority that relates to the subject matter of this Section 6.06 or the transactions contemplated by this Agreement.  To the extent practicable, each party shall consult with the other parties in advance regarding any such submission, correspondence, communication or meeting, shall consider in good faith the views of such party with respect thereto, and shall provide the other parties with the opportunity to participate in any such communication or meeting.

(c)           Notwithstanding anything in this Agreement to the contrary, each of Parent, the Blocker and the Company shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to take such actions as are necessary or advisable to obtain expiration or termination of the required waiting periods and any Consents required under or in connection with any Law or Order, including any Antitrust Law or Health Regulatory Law, and to avoid or eliminate each and every impediment under any Law, in each case, to cause the Mergers and the other transactions contemplated hereby to occur prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority and (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent and its Affiliates and the Blocker, the Company and its Subsidiaries, the entrance into, and the amendment, modification or termination of, any Contracts or other arrangements, and any other restrictions on the activities of Parent and its Affiliates and the Blocker, the Company and its Subsidiaries; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Blocker and the Company shall not, and Parent shall not be required to, take or agree or commit to take any action that would be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on Parent and its Subsidiaries, taken as a whole (a “Parent Regulatory Material Adverse Effect”) (it being agreed that, in the case of measuring a Parent Regulatory Material Adverse Effect, (1) “Subsidiaries” shall not include the Blocker, the Company or its Subsidiaries, (2) Parent Regulatory Material Adverse Effect shall be the level of, and shall be measured as to, what would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, and (3) the effect shall be with respect to Parent and its Subsidiaries).

(d)           Notwithstanding the cooperation of the parties in respect of the matters contemplated by this Section 6.06, and notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and lead all communications with any Governmental Authority relating to any Antitrust Law or Health Regulatory Law, and determine and direct the strategy and process by which the parties will seek required approvals relating thereto, subject to good faith consultations with the Company.  Parent shall consult with the Company and consider in good faith the views of the Company prior to proposing, negotiating, or entering into any agreement, undertaking or understanding (whether oral or written) with any Governmental Authority relating to any Antitrust Law or Health Regulatory Law, provided that the final determination as to the appropriate course of action shall be made by Parent.  In the event that the parties do not agree with respect to any matter in connection with seeking required approvals relating to any Antitrust Law or Health Regulatory Law, subject to and without limiting in any respect the parties’ obligations in this  Section 6.06, Parent’s decision will control.

(e)           From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and (ii) any material Consents of any other applicable Governmental Authority are obtained, no party hereto shall, and each party hereto (other than the Sellers’ Representative) shall cause its respective Subsidiaries not to, take any action that would reasonably be expected to materially prevent, materially impair or materially delay the obtaining of clearance or the expiration of the required waiting periods under the HSR Act, or the obtaining of such Consents from any applicable Governmental Authorities.

Section 6.07                             Access to Information.

(a)                                 Subject to the terms of the Confidentiality Agreement and applicable Laws and Orders, and without limiting the obligations set forth in Section 6.12 herein, during the period from the execution and delivery of this Agreement by the parties hereto through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Blocker and the Company shall permit, and the Company shall cause its Subsidiaries to, permit, Parent and its advisors, accountants, attorneys, authorized representatives and Financing Sources to have reasonable access, during normal business hours and upon reasonable advance notice, to the offices, facilities, assets, properties, management-level employees and books and records of the Blocker, the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Parent such financial, Tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations, in each case, as Parent shall from time to time reasonably request in connection with the transactions contemplated hereby; provided, that nothing herein shall obligate the Blocker, the Company or any of its Subsidiaries to provide any such information or access in connection with any Litigation commenced by or on behalf of Parent, Merger Sub 1 or Merger Sub 2.  All access and investigation pursuant to this Section 6.07 shall be coordinated through the Company’s General Counsel or the designee thereof and shall be conducted at Parent’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Blocker, the Company and its Subsidiaries.  Notwithstanding anything to the contrary contained herein, neither the Blocker, the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege, the tax practitioner privilege or other privilege, immunity or protection from disclosure with respect thereto (provided, that, in the case of this clause (i), the Blocker, the Company and its Subsidiaries use reasonable best efforts to take such reasonable action, including entering into a joint defense agreement, to enable reasonable access without jeopardizing such privilege, immunity or protection from disclosure), (ii) contravene any Law or any Contract of the Company or of the Subsidiaries entered into prior to the date of this Agreement with respect thereto (provided, that, in the case of this clause (ii), the Blocker, the Company and its Subsidiaries use reasonable best efforts to obtain waivers under such Contract, to take such other reasonable action without violating such Contract and to help satisfy any customary due diligence investigation as part of the Debt Financing) or (iii) relate to the Blocker’s and the Company’s sale process, including any information related to proposals from other Persons relating to any other potential sale transaction with the Blocker, the Company or any of its Subsidiaries.  Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not contact any vendor to, customer of, or partner or other Person with whom the Blocker, the Company or any of its Subsidiaries has a business relationship with respect to the transactions contemplated by this Agreement, and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Blocker, the Company or any of its Subsidiaries, without the prior written consent of the Company.  The Company shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.07.  Notwithstanding anything in this Agreement to the contrary, no access or information provided by or on behalf of the Blocker or the Company pursuant to this Section 6.07 will affect any of the representations or warranties of the Blocker or the Company contained in this Agreement or the conditions hereunder to the obligations of Parent.

(b)                                 Parent shall, and shall cause the Surviving Blocker and the Surviving Company to, preserve and keep the records held by them and the Subsidiaries of the Surviving Company relating to the respective businesses of the Blocker, the Company and its Subsidiaries prior to the Effective Time for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall, subject to applicable Law, make such records (or copies) and reasonably appropriate personnel available, during normal business hours and upon reasonable advance notice, as may be reasonably required by the holder of the Blocker Interest or any holder of Company Units, RSUs, Phantom Units or Management Class C Units in connection with any insurance claims by, litigation (other than a litigation involving Parent or its Subsidiaries) or Tax audits against, investigation by any Governmental Authority of, any customary reporting to limited partners or other investors, or compliance with legal requirements by, the holder of the Blocker Interest or any holder of Company Units, RSUs, Phantom Units or Management Class C Units or any of its respective Affiliates.

(c)                                  Each of Parent, Merger Sub 1 and Merger Sub 2 shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement) to hold, any Confidential Information (as defined in the Confidentiality Agreement) in confidence in accordance with the terms of the Confidentiality Agreement, which terms shall apply to Parent, Merger Sub 1 and Merger Sub 2 as if they were parties thereto, subject to the limitations therein.

Section 6.08                             Certain Indemnification Rights. Between the date hereof and the Closing, the Company agrees that it shall, and shall cause its Subsidiaries to, consult with Parent regarding claims for indemnification that the Company and its Subsidiaries may make under (i) the Limited Liability Company Interest Purchase and Contribution Agreement, dated July 11, 2014, among the Company, EPH, MedTrak, the equity holders of MedTrak and Mark K. Fendler as the representative of the equity holders of MedTrak, and (ii) the Limited Liability Company Interest Purchase Agreement, dated as of November 26, 2013, between the Company, EPH, Laker, Laker Holdings, Inc., Clarence Guggisberg, Jonathan Filter and Aaron Guggisberg.

Section 6.09                             Public Statements.  Except for the joint press release in the form attached hereto as Exhibit C, which is being issued by the parties on the date hereof, except for customary press releases and announcements made in connection with the syndication or other marketing of the Debt Financing or Senior Notes, and except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties shall, to the extent practical under the circumstances, consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto, provided, however, that any Affiliate of the holder of the Blocker Interest or a holder of Company Units, RSUs, Phantom Units or Management Class C Units may disclose, on a confidential basis, the transactions contemplated by this Agreement and any information related thereto and any of the terms hereof to its actual or potential limited partners or other investors in the ordinary course of business.  Notwithstanding the foregoing, following the

Closing and the public announcement of the Mergers, the Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Sellers’ Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein.

Section 6.10                             Indemnification of Directors and Officers.

(a)                                 Parent, Merger Sub 1 and Merger Sub 2 agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after such time (including in respect of any matters arising in connection with this Agreement or any of the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of the Blocker, the Company or its Subsidiaries (in each case, when acting in such capacity, a “D&O Indemnified Person”) as provided in their respective Organizational Documents or in any agreement between the Blocker, the Company or any of its Subsidiaries and a D&O Indemnified Person shall survive the Mergers and shall continue in full force and effect.  For a period of at least six (6) years after the Effective Time, Parent shall not, and shall not permit the Surviving Blocker or the Surviving Company or any of its Subsidiaries to, amend, repeal or modify any provision in such Person’s Organizational Documents to contain provisions that are less favorable with respect to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after such time (including in respect of any matters arising in connection with this Agreement or any of the transactions contemplated hereby), unless and only to the extent required by applicable Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b)                                 In addition to the other rights provided for in this Section 6.10 and not in limitation thereof, from and after the Effective Time, Parent shall, and shall cause the Surviving Blocker, the Surviving Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Parent, the Surviving Blocker or the Surviving Company or any of its Subsidiaries) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding, arbitration or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, employee or other fiduciary of the Blocker, the Company or any of its Subsidiaries or of any other Person arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement or any of the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, to such D&O Indemnified Persons all D&O Expenses (as defined below) incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, that the D&O Indemnified Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such D&O Indemnified Person is not entitled to indemnification.  Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied.  For the purposes of this Section 6.10, “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c)                                  The Blocker and/or the Company may, prior to and effective as of the Effective Time, obtain and fully pay for, at Parent’s sole cost and expense (but subject to the last sentence of this Section 6.10(c)), “tail” insurance policies with a claims period of six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Blocker’s or the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the existing D&O Insurance of the Blocker, the Company and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) as favorable as the existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including acts or omissions in connection with this Agreement or any of the transactions contemplated hereby), and Parent shall cause the Surviving Blocker and the Surviving Company to maintain such D&O Insurance in full force and effect for its full term.  If either of the Blocker or the Company for any reason fails to obtain such “tail” insurance policies prior to the Effective Time, Parent shall, or shall cause the Surviving Blocker or the Surviving Company to, continue to maintain in effect the Blocker’s and the Company’s existing D&O Insurance, at Parent’s sole cost and expense, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Blocker’s or the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) not less favorable than provided in the Blocker’s or the Company’s existing D&O Insurance, or, if such insurance is unavailable, Parent shall, or shall cause the Surviving Blocker or the Surviving Company to, purchase D&O Insurance for such six (6) year period from an insurance carrier with the same or better credit rating as the Blocker’s or the Company’s current insurance carrier with respect to the Blocker’s or the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) not less favorable than provided in the Blocker’s or the Company’s existing D&O Insurance.  If any D&O Indemnifiable Claim is asserted or made within any such six (6) year period, Parent shall cause coverage under any such D&O Insurance described in this Section 6.10(c) to be continued beyond such six (6) year period in respect of such claim until the final disposition of such D&O Indemnifiable Claim.  Notwithstanding the foregoing, in no event shall Parent, the Surviving Blocker or the Surviving Company be required to expend for such policies an aggregate premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Blocker or the Company, as applicable, for such D&O Insurance; provided, that if the aggregate premiums of such coverage exceed such amount, Parent, the Surviving Blocker or the Surviving Company, as the case may be, shall obtain a policy with similar coverage available for a cost not exceeding such amount for such six (6) year period from an insurance carrier with the same or better credit rating as the Blocker’s or the Company’s current insurance carrier with respect to the Blocker’s or the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) not materially less favorable than provided in the Blocker’s or the Company’s existing policies.

(d)                                 In the event that Parent, the Surviving Blocker or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent, the Surviving Blocker or the Surviving Company, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.10 (by operation of law or expressly, as the case may be).

(e)                                  The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.10(a) and, in each case, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.10, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The provisions of this Section 6.10 shall survive the consummation of the Mergers.

Section 6.11                             Employee Matters.

(a)                                 During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, Parent shall, or shall cause the Surviving Company to, provide all individuals, other than individuals who are subject to collective bargaining agreements, who are employed by the Company or any of its Subsidiaries as of the Closing Date (the “Continuing Employees”) with compensation, benefits, and perquisites that, in the aggregate, are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries, including annual base salary or wages, commission rate, and annual incentive opportunity, but excluding equity incentive opportunity or defined benefit pension benefits. With respect to individuals employed by the Company or any of its Subsidiaries as of the Closing Date who are subject to a collective bargaining agreement, the terms and conditions of such employees’ employment shall continue to be provided in accordance with the terms of the applicable collective bargaining agreement and any subsequent negotiations between Parent, the Company, its Subsidiaries and the collective bargaining representative.

(b)                                 From and after the Closing, Parent shall, or shall cause the Surviving Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of Company and its Subsidiaries, as of the Closing arising under the terms of, or in connection with, any Plan in accordance with the terms thereof, including any reserved right to amend or terminate any Plan.

(c)                                  For purposes of eligibility, vesting, benefit accrual and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Company or any of their respective Subsidiaries in which employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Company shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan, except for benefit accrual service under retirement plans and except where such crediting would result in duplication of benefits.  The Parent Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

The parties hereto acknowledge and agree that the provisions contained in this Section 6.11 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Company.  Nothing contained in this Section 6.11 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Company (including any Plan).  Nothing contained in this Section 6.11 shall interfere with Parent’s, the Surviving Company’s or any of the Surviving Company’s Subsidiaries’ right to amend, modify or terminate any Plan or to terminate the employment of any employee of the Company or its Subsidiaries for any reason so long as Parent, the Surviving Company or the Surviving Company Subsidiaries are in compliance with any obligations they may have under Section 6.11(a) or Section 6.11(b).

Section 6.12                             Financing Cooperation.

(a)                                 Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Parent, Merger Sub 1 and Merger Sub 2, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with Parent’s arrangement of Debt Financing or the issuance of Senior Notes in connection with the transactions contemplated by this Agreement, including:

(i)                                     furnishing Parent, Merger Sub 1 and Merger Sub 2, (A) as promptly as practicable and no later than March 31, 2015 (x) with the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, and the related audited statements of operations, cash flow and changes in members’

equity, together with the notes thereto, for the fiscal year ended December 31, 2014 (each of which shall be prepared in accordance with GAAP) (the “Audited 2014 Financial Statements”), and (y) an unqualified audit opinion of Skoda Minotti with respect to such Audited 2014 Financial Statements and (B) within forty-five (45) days of the end of each fiscal quarter ended subsequent to December 31, 2014 and at least forty-five (45) days prior to the Closing Date, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of, and the related unaudited statements of operations, cash flow and changes in members’ equity for, such fiscal quarter (each of which shall be prepared in accordance with GAAP), and which unaudited financial statements shall be subject to a customary SAS 100 review by the Company’s independent auditors) and such other financial information reasonably requested by Parent that would be reasonably necessary for Parent’s Financing Sources to receive customary accountants’ comfort letters; provided that, for the avoidance of doubt, in no event shall the Company or any of its Subsidiaries be required to provide (x) pro forma financial statements or pro forma adjustments reflecting the Debt Financing or Senior Notes or (y) any description of all or any component of the Debt Financing or Senior Notes) (the information described in this Section 6.12(a)(i), the “Required Financial Information”);

(ii)                                  using reasonable best efforts to, upon reasonable advance notice and during normal business hours, participate in due diligence sessions with prospective financing sources and their representatives, and provide reasonable access to documents and other information in connection with customary due diligence investigations;

(iii)                               (A) using reasonable best efforts to participate (including making senior officers available) in a reasonable number of requested and customary meetings (including customary one-on-one meetings that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Senior Notes and the Company’s senior management), presentations and road shows in connection with the syndication or other marketing of the Debt Financing and the Senior Notes, and (B) provide direct contact between appropriate members of senior management, on the one hand, and prospective lenders and purchasers of the Debt Financing and the Senior Notes, on the other hand;

(iv)                              reasonably assisting (including participating in drafting sessions) with the preparation of materials, in each case to the extent such materials relate to information concerning the Company, for rating agency presentations, lender presentations, offering documents, private placement memorandum, bank information memorandum and similar documents customarily required in connection with the Debt Financing or offering of Senior Notes;

(v)                                 agreeing to enter into such agreements (including customary definitive financing and related documents), including customary pay-off letters (it being understood and agreed that the Company’s obligations to provide payoff letters are as set forth in Section 6.13) and perfection certificates, and using its reasonable efforts to (A) deliver such officer’s certificates (including solvency certificates) and lien releases, if any, as are customary in financings of such type and (B) otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including using such reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank), control agreement, surveys, title insurance and mortgages), provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time;

(vi)                              (A) requesting its independent accountants to provide consent to Parent to use their audit reports relating to the Company in connection with the Debt Financing and issuance of Senior Notes and, upon reasonable advance notice and during normal business hours, participate in due diligence sessions with prospective financing sources and their representatives in a manner customary for an offering of the type similar to an offering of the Senior Notes, and (B) assist Parent in obtaining accountants’ comfort letters, including customary negative assurance from the Company’s independent accountants on customary terms; and

(vii)                           furnishing Parent with reasonable documents or other information required by bank regulatory authorities and reasonably requested in writing by the parties acting as lead arrangers or agents for, or lenders under, the Debt Financing and/or the Senior Notes, with respect to the Debt Financing and Senior Notes under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, that has been reasonably requested by Parent at least ten (10) Business Days prior to Closing.

(b)                                 Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be required to:

(i)                                     bear any cost or expense, pay any fee, or incur any other actual or potential liability in connection with the Debt Financing and Senior Notes prior to the Effective Time (it being understood that the Company shall bear the fees and expenses related to the audit of its financial statements);

(ii)                                  take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries;

(iii)                               take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company’s or any of its Subsidiary’s Organizational Documents, any applicable Laws, the Credit Agreements or any other Contract to which the Company or any of its Subsidiaries is a party; or

(iv)                              execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Debt Financing or Senior Notes, including any pledge or security documents or closing certificates, other than those effective no earlier than, and conditioned on the occurrence of, the Effective Time.

(c)                                  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or offering of Senior Notes if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(d)                                 Parent acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its Subsidiaries pursuant to this Section 6.12 shall only be required to be provided by the Company or any of its Subsidiaries in accordance with Section 6.07(a) and Section 6.07(c), except that Parent, Merger Sub 1 and Merger Sub 2 shall be permitted to disclose such information to the Financing Sources, rating agencies and prospective lenders and investors during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary offering memorandum and related materials used in connection with an offering of Senior Notes or any other offering of Parent’s securities used to finance the consummation of the transactions contemplated hereby.

(e)                                  Parent shall promptly, upon request by the Company, reimburse the Company for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or any of its Subsidiaries and their respective representatives in connection with the Debt Financing and Senior Notes, including the cooperation of the Company and its Subsidiaries and representatives contemplated by this Section 6.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them in connection with the Debt Financing and Senior Notes and any information used in connection therewith, except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries.

Section 6.13                             Debt Payoff Letter.  The Company shall deliver to Parent (a) no later than three (3) Business Days prior to the Closing Date, a copy of a draft payoff letter in form and substance reasonably satisfactory to Parent (the “Debt Payoff Letter”) and (b) prior to Closing, a copy of the final Debt Payoff Letter (subject to delivery of funds as arranged by Parent as contemplated by Section 2.15(f)), specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest, fees, expenses and other amounts payable under the Credit Agreements, but excluding customary indemnification and other provisions that by their terms are to survive a termination of the Credit Agreements) that will be outstanding as of the Closing under the Credit Agreements and providing for the release of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (subject to delivery of funds as arranged by Parent as contemplated by Section 2.15(f)).  The Blocker shall deliver to Parent (i) no later than three (3) Business Days prior to the Closing Date, a copy of a draft payoff letter in form and substance reasonably satisfactory to Parent (the “Blocker Debt Payoff Letter”) and (ii) prior to Closing, a copy of the final Blocker Debt Payoff Letter (subject to delivery of funds as arranged by Parent as contemplated by Section 2.15(g)), specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest, fees, expenses and other amounts payable under the Blocker Indebtedness) that will be outstanding as of the Closing under the Blocker Indebtedness and providing for the release of any Liens or other security over the properties and assets of the Blocker securing all such obligations (subject to delivery of funds as arranged by Parent as contemplated by Section 2.15(g).

Section 6.14                             Blocker Matters.  Prior to the Closing, the Blocker shall terminate all obligations and liabilities of the Blocker under any Indebtedness of the Blocker (other than the Blocker Indebtedness) such that, as of immediately prior to the Closing, the Blocker shall have no Indebtedness (other than the Blocker Indebtedness, which shall be satisfied in full at the Closing).

Section 6.15                             Internal Restructuring.  The Blocker shall, prior to the Closing, cause the Aggregator to distribute to the Blocker, in complete redemption of the Blocker’s limited partnership interest in the Aggregator, a number of Company Class A Units equal to the product obtained by multiplying (a) the total number of Company Class A Units held by the Aggregator by (b) the Blocker’s Percentage Ownership (as defined in the Aggregator LP Agreement) (such distribution, the “Internal Restructuring”). The resolutions and any other documents effecting the Internal Restructuring shall be in form and substance reasonably acceptable to Parent.

Section 6.16                             CMS Receivable.  If the CMS Receivable shall not have been paid in full to the Company or any of its Subsidiaries prior to the Effective Time:

(a)                                 From the Effective Time until payment in full of the CMS Receivable to EIC, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, (i) promptly notify the Sellers’ Representative of the substance of any submission, correspondence, communication, or meeting between it or its representatives and any Governmental Authority that relates to the CMS Receivable, (ii) to the extent practicable, consult with the Sellers’ Representative in advance regarding any such submission, correspondence, communication or meeting, consider in good faith the views of the Sellers’ Representative with respect thereto, and provide the Sellers’ Representative with the opportunity to participate in any such communication or meeting, (iii) not pledge or subject to any Lien any interest in either of the ROI Receivable or the CMS Receivable, (iv) not transfer or convey any interest in either of the ROI Receivable or the CMS Receivable except as required by Section 6.16(c), provided that the Surviving Company and its Subsidiaries shall not be restricted from transferring or conveying such interests to Parent or any other subsidiary of Parent, and (v) without limiting the provisions in clauses (iii) and (iv) above, not take any action that would reasonably be expected to materially compromise, cause a material reduction in, materially delay or make materially more difficult the obtaining from CMS of the CMS Receivable.

(b)                                 Promptly, and in any event no later than ten (10) Business Days, following the receipt of any payment in respect of the CMS Receivable by EIC, Parent shall cause EIC to pay in cash to ROI Indebtedness owing by EIC to ROI (the “ROI Receivable”) in an amount not less than the CMS Receivable. As promptly as practicable thereafter, Parent shall notify the Sellers’ Representative in writing of such receipt and the amount of the CMS Receivable.

(c)           As promptly as reasonably practicable (and no later than ten (10) Business Days) following the receipt of any payment in respect of the CMS Receivable by EIC, Parent shall pay or cause the Company or ROI to pay, by wire transfer of immediately available funds to the Payments Administrator for further distribution to the Represented Holders, an amount equal to the CMS Receivable for further distribution to the holder of the Blocker Interest, the Company Units, the Phantom Units and the Management Class C Units immediately prior to the Effective Time in a manner consistent with Section 9.20(e).

(d)           In the event that (i) EIC is not permitted or is otherwise unable to satisfy the ROI Receivable as contemplated by Section 6.16(c) for any reason or no reason or (ii) ROI fails to make the payments contemplated by Section 6.16(c), Parent shall pay the amounts contemplated by Section 6.16(c) to be paid by ROI to the Persons described therein, and in the manner and amounts contemplated thereby, with such provisions applied mutatis mutandis.

(e)           Any payment pursuant to this Section 6.16 shall be treated by the parties for income Tax purposes as, and deemed to be, an adjustment of the Aggregate Cash Purchase Price unless otherwise required by applicable Law. Notwithstanding the foregoing, the parties acknowledge and agree that it is their intention that (x) the purchase price payable hereunder is not reflective of the value of the CMS Receivable and (y) the arrangements in this Section 6.16 are for the purpose of enabling the Represented Holders to retain the economic benefit of the CMS Receivable.

(f)            Any amounts not paid within the time periods set forth in Section 6.16(c) or Section 6.16(d) shall accrue interest at a rate of 15% per annum.

Section 6.17          Transfer Taxes.  All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Mergers, if any, shall be borne one-half by Parent and one-half by the Company (which half shall be treated as Indebtedness of the Company for purposes of this Agreement) and shall be timely paid to the appropriate Governmental Authority by Parent.  Except as otherwise required by applicable Law, Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and shall pay all such Transfer Taxes.  The Sellers’ Representative will cooperate with Parent in connection with the foregoing to the extent reasonably requested by Parent.

Section 6.18          Tax Matters.

(a)           Tax Returns.

(i)            To the extent permitted by applicable Law, Parent, the Blocker, the Company, and the Sellers’ Representative each agree to treat, and Parent, the Blocker and the Company shall cause each of the Blocker, the Company, and each of the Company’s Subsidiaries to treat, the Closing Date as the last day of a taxable period of each of the Blocker, the Company, and each of the Company’s Subsidiaries for United States federal income Tax purposes and shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat, for all other income Tax purposes, the Closing

Date as the last day of a taxable period of each of the Blocker, the Company, and each of the Company’s Subsidiaries.

(ii)           Any Tax Returns required to be filed by the Company, the Surviving Company or their Subsidiaries that are flow-through entities for Tax purposes relating to a Pre-Closing Tax Period or Straddle Period shall be caused to be prepared by the Sellers’ Representative, utilizing the Surviving Company’s existing tax return preparation firm or another tax preparation firm selected by the Sellers’ Representative (the “Accounting Firm”) in accordance with the past practices of the Company and its Subsidiaries except to the extent required otherwise by applicable Law.  The Sellers’ Representative shall submit each such Tax Return to Parent for its review not less than thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any extension of time within which to file), and shall incorporate reasonable comments thereon provided by Parent to the Sellers’ Representative no later than ten (10) days prior to the due date for filing such Tax Return (taking into account any extension of time within which to file).  Parent, the Surviving Company and the Surviving Company’s Subsidiaries that are flow-through entities for Tax purposes shall cooperate with the Sellers’ Representative in the filing of any such Tax Returns and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.18. For the avoidance of doubt, the Sellers’ Representative’s responsibilities hereunder shall not commence until after the Closing and the Sellers’ Representative shall be entitled to utilize the Sellers’ Representative Expense Fund for the fees and expenses incurred in connection with the actions taken by Sellers’ Representative in connection with this Section 6.18, including the fees and expenses of the Accounting Firm.

(iii)          To the extent a valid election under Section 754 of the Code (and corresponding provisions of state and local law) is not in effect immediately prior to the Closing Date, the Company shall make an election under Section 754 of the Code (and corresponding provisions of state and local law) effective for the taxable year that includes the Closing Date.

(iv)          None of the Company, the Surviving Company, or their Subsidiaries that are flow-through entities for Tax purposes shall file any amended Tax Return relating to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that for the avoidance of doubt, it shall be unreasonable for the Sellers’ Representative to withhold, condition, or delay its consent to the extent the filing of any such amended Tax Return is required by applicable Law pursuant to a final determination (as defined in Section 1313(a) of the Code or any other similar provision of state, local or foreign Law).

(b)           Tax Contents and Cooperation.

(i)            Following the Closing Date, Parent, the Surviving Blocker, the Surviving Company and their Subsidiaries that are flow-through entities for Tax purposes, on the one hand, and the Sellers’ Representative (on behalf of the Represented Holders), on the other hand (each, the “Recipient,” and together, the “Contest Parties”), shall notify the other Contest Party within twenty (20) Business Days of receipt by the Recipient of written notice of any Tax Contest with respect to the Blocker, the Company, or any of the Company’s Subsidiaries which could reasonably be expected to affect such other Contest Party’s liability for Taxes. In addition to the foregoing, each Contest Party shall promptly provide to the other Contest Party copies of all written notices and other documents received from the applicable Governmental Authority (provided that the Contest Party receiving such notice or other document may redact from such copies information not reasonably related to or necessary for determining the amount of Taxes, or nature of the audit, claim, dispute or controversy), with respect to such Tax Contest for which the other Contest Party may have a liability for Tax.

(ii)           After the Closing Date, each of Parent, the Surviving Company, the Surviving Blocker, and their Subsidiaries that are flow-through entities for Tax purposes shall use reasonable efforts to assist the Departing Interest Holders in preparing and filing any Tax Returns relating to a Pre-Closing Tax Period or a Straddle Period (including the Tax Returns of their direct and indirect owners) and shall use reasonable efforts to cooperate in preparing for Tax Contests regarding any Tax Returns relating to Pre-Closing Tax Periods and Pre-Closing Straddle Periods (which cooperation shall include the retention and (upon request) the provision to the requesting party, at the sole cost of the requesting party, of records and information which are reasonably relevant to a Tax Contest, making employees available during normal business hours on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to a Tax Contest).

(iii)          After the Closing Date, the Sellers’ Representative shall cooperate with Parent to the extent reasonably requested by Parent in connection with preparing for any Tax Contest regarding any Tax Returns relating to Pre-Closing Tax Periods and Pre-Closing Straddle Periods.

(iv)          In connection with such assistance, the Sellers’ Representative, Parent, the Surviving Company, the Surviving Blocker and their Subsidiaries shall use reasonable efforts to not dispose of any Tax work papers, books or records relating to the Company, the Blocker or their Subsidiaries during the seven (7) year period following the Closing Date.

Section 6.19          Settlement of Litigation. Other than with respect to any litigation brought by Parent or the Represented Holders against the Blocker, the Company or any Subsidiary, the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed to the extent such settlement provides no relief other than the payment of monetary damages). Without limiting in any way the parties’ obligations under Section 6.01 and Section 6.02, each of the parties shall cooperate in the settlement of any litigation by third parties contemplated by this Section 6.19.

Section 6.20          FIRPTA Certificates.  The Blocker and the Company shall (a) use their respective commercially reasonable efforts to obtain, prior to the Closing, from the holder of the Blocker Interest and each holder of Company Units a certification of its non-foreign status conforming to the requirements of Treasury Regulations section 1.1445-2(b)(2) and (b) furnish to Parent all such certifications so obtained by the Blocker or the Company prior to the Closing.  For the avoidance of doubt, Parent shall be entitled pursuant to Section 2.12 to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to Persons who fail to provide such certification.

Section 6.21          Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the Consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the Mergers or the other transactions contemplated by this Agreement; (c) the initiation or commencement of any actions or proceedings or, to the knowledge of such party, as the case may be, investigation, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to such party’s representations or warranties, as the case may be, or that relate to the consummation of the Mergers or the other transactions contemplated by this Agreement (and the parties shall keep each other reasonably informed on a current basis with respect to the status thereof); and (d) the occurrence of any event which would or would be reasonably expected to (i) prevent or materially delay the consummation of the Mergers or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Mergers set forth in Article VII to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.21 shall not (A) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party hereunder or (B) update any section of the Schedules or the Parent Schedules.

Section 6.22          Termination of Affiliate Arrangements.  All agreements between the Company or a Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand (other than (a) all outstanding employment arrangements between the Company or a Subsidiary, on the one hand, and an employee of the Company or such Subsidiary, on the other hand, and the Plans, (b) transactions solely between the Company and one or more of its Subsidiaries or between or among any Subsidiaries and (c) the agreements listed on Schedule 6.22(a)), including the agreements listed on Schedule 6.22(b), shall be terminated as of the Closing Date and all obligations and liabilities thereunder shall have been satisfied.  All obligations (whether present, future or contingent) under Tax sharing, Tax allocation or Tax indemnity agreements relating to Tax matters between the Company or any of its Subsidiaries, on the one hand, and any Person that is not the Company or any of its Subsidiaries, on the other hand, shall be terminated as of the day before the Closing Date, such that neither the Company nor any of its Subsidiaries shall be obligated to make any payment to any Person that is not the Company or any of its Subsidiaries pursuant to any such agreements; provided that neither the Company nor any of its Subsidiaries shall waive any rights pursuant to any such agreement.

Section 6.23          Parent, Merger Sub 1 and Merger Sub 2 Financing Cooperation.

(a)           Each of Parent, Merger Sub 1 and Merger Sub 2 shall use its reasonable best efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter at or prior to Closing, shall enforce in all material respects its rights under the Debt Commitment Letter, shall not, until after the Effective Time, effect or cause to be effected any voluntary or mandatory termination, prepayment or reduction in the aggregate amount of the Debt Financing or the respective commitments contained in the Debt Commitment Letter, and shall not permit any amendment or modification to be made to, or any waiver by Parent, Merger Sub 1 or Merger Sub 2, or enter into any side letter or other agreement permitting such amendment, modification or waiver, of any provision or remedy under the Debt Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that, individually or in the aggregate with other such amendments, modifications or waivers, would reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) delay or make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (C) adversely impact the ability of Parent, Merger Sub 1 or Merger Sub 2 to enforce their rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; it being understood and agreed that, notwithstanding the foregoing provisions of this sentence, Parent, Merger Sub 1 or Merger Sub 2 may reduce (through voluntary or mandatory terminations or otherwise) the aggregate amount of the Debt Financing in connection with any cash received by Parent, Merger Sub 1 or Merger Sub 2 from other sources (including by reason of a capital market or other financing transaction) that is available to satisfy the obligations of Parent, Merger Sub 1 or Merger Sub 2 under this Agreement, including, for the avoidance of doubt, Senior Notes issued by a subsidiary of Parent formed for the purpose of issuing Senior Notes with the proceeds funded in escrow pending consummation of the Mergers, subject to customary escrow terms, which shall not subject the release of the proceeds of the Senior Notes from escrow to any conditions that are not also a condition to the availability of the Debt Financing under the Debt Commitment Letter, except for customary escrow release conditions such as the execution and delivery of relevant definitive documents (or joinders thereto), delivery of officer certificates and legal opinions and, only if the initial issuer of the Senior Notes is a “escrow subsidiary” of Parent, consummation of any applicable “escrow” merger with and into Parent or other assumption of the Senior Notes by Parent.  Parent, Merger Sub 1 and Merger Sub 2 may replace or amend the Debt Commitment Letter to add agents, co-agents, lenders, arrangers, joint bookrunners, managers or other entities that have not executed the Debt Commitment Letter as of the date hereof, if the addition of such additional parties, individually or in the aggregate with other such additions, would not reasonably be expected to prevent, or materially delay or impair the availability of the financing under the Debt Commitment Letter or have a Material Adverse Effect on Parent. Parent shall apprise the Company of material developments relating to the Debt Financing and shall give the Company notice of any material adverse change with respect to such Debt Financing.  Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two () Business Days as the same comes to the knowledge of Parent, if at any time prior to the Closing Date (i) the Debt Commitment Letter or any of the commitments with respect to the Debt Financing thereunder or any definitive financing agreement, as applicable, shall expire or be terminated for any reason (to the extent not concurrently replaced with commitments of other lenders and excluding any such termination in connection with the issuance of Senior Notes), (ii) for any reason, all or a portion of the Debt Financing becomes unavailable (except such unavailability related to the issuance of Senior Notes) or (iii) any Financing Source or any other Person that is a party to the Debt Commitment Letter breaches, defaults, terminates or repudiates any provisions thereunder or threatens in writing to do any of the foregoing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and subject to the conditions that are no less favorable to Parent than those set forth in the Debt Commitment Letter, in an amount sufficient to consummate the Mergers (together with other sources of cash available to Parent) on the Closing Date (the “Alternate Financing” and any financing commitments with respect to the Alternate Financing, an “Alternate Financing Commitment Letter”). In the event any Alternate Financing is obtained and an Alternate Commitment Letter is entered into in accordance with this Section 6.23,  (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letter” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternate Commitment Letter, at the time in question and any Alternate Commitment Letter to the extent then in effect. Parent shall have the right from time to time to substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources, in each case, in a manner not less beneficial, in terms of conditions to funding or aggregate funding amounts, as compared with the Debt Commitment Letter). Parent, Merger Sub 1 and Merger Sub 2 shall provide the Company with a copy of any Alternate Financing Commitment Letters obtained by Parent, Merger Sub 1 or Merger Sub 2 in connection with any Alternate Financing as promptly as practicable following the execution thereof (other than fees and other information customarily redacted from such agreements).  In furtherance of and not in limitation of the foregoing, in the event that the Parent is unable to issue debt securities in lieu of the Debt Financing regardless of the reason therefor or then current market conditions, such inability shall not excuse the Parent from its obligations hereunder to effect the Closing in accordance with and subject to the terms and conditions hereof, and Parent shall remain obligated to use its reasonable best efforts to effectuate the funding of the bridge facility contemplated under the Debt Commitment Letter on the terms and conditions provided for therein no later than the date the Closing is required to occur on hereunder.

Section 6.24          Data Security Matters.  During the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Blocker and the Company shall, and the Company shall cause its Subsidiaries to, reasonably cooperate with Parent to:  use commercially reasonable efforts to (i) develop and implement administrative, physical and technical safeguards that are in compliance, and to otherwise comply, with the International Organization for Standardization’s ISO-IEC 27002 and other applicable industry standards for information security and (ii) revise any privacy policies, notices or statements as necessary to comply with Information Privacy and Security Laws.  All actions taken by the Company and its Subsidiaries pursuant to this Section 6.24 shall be at Parent’s sole expense; provided, however, that all expenses shall be disclosed to Parent for approval in writing in advance; provided, further, however, that the Company and its

Subsidiaries shall have no obligation to take any action pursuant to this Section 6.24 for which the Parent declines to pay any related expenses.

Section 6.25          Termination of ISDA Contracts, Etc.  The Blocker and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, as applicable, to terminate, as of or prior to the Closing Date, the agreements set forth on Schedule 6.25  such that none of the Blocker, the Company or any of its Subsidiaries shall be obligated to make any payment or have any other liability to any third party pursuant to any such agreements following the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01          Mutual Conditions to the Obligations of the Parties.  The respective obligations of each party hereto to consummate the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted by Law, waiver in writing by the Company, on behalf of the Blocker and the Company, and Parent, on behalf of Parent, Merger Sub 1 and Merger Sub 2, at or prior to the Closing of each of the following conditions:

(a)           No Injunctions or Legal Prohibitions.  No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of either Merger or the transactions contemplated hereby shall have been issued and remain in effect, no Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prevents, or makes illegal, the consummation of either Merger or the transactions contemplated hereby (each such order, injunction, Order or Law, a “Restraint”).

(b)           Antitrust Laws.  Any applicable waiting period under the HSR Act (and any extension thereof) applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

(c)           Other Regulatory Approvals.  The Consents of Governmental Authorities set forth on Schedule 7.01(c) shall have been obtained or, in the case of notices, given to the applicable Governmental Authority.

Section 7.02          Conditions to the Obligations of Parent, Merger Sub 1 and Merger Sub 2.  The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted by Law, waiver in writing by Parent at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Blocker and the Company (i) set forth in Section 3.02(a), Section 3.03(b), Section 3.08, Section 4.02, Section 4.04(b) and Section 4.25 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 3.03(a) and Section 4.05(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in the first sentence of Section 3.01(a), Section 3.03(e), Section 3.09 and the first sentence of Section 4.01(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in Article III and Article IV other than as specifically identified in clauses (i), (ii) or (iii) of this Section 7.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           Performance.  The Blocker and the Company shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Blocker or the Company, as the case may be, on or prior to the Closing Date.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

(d)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(g).

(e)           Internal Restructuring.  The Internal Restructuring shall have been completed.

(f)            Company Financial Information. The Company shall have delivered to Parent copies of (i) the Audited 2014 Financial Statements, and (ii) an unqualified audit opinion of Skoda Minotti with respect to such Audited 2014 Financial Statements, which Audited 2014 Financial Statements shall have been prepared in accordance with the books and records of the Company and its Subsidiaries and GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein.  There shall not be any difference between the Audited 2014 Financial Statements and the Latest Financial Statements which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Blocker, the Company and its Subsidiaries, taken as a whole; provided that, in assessing whether any such difference exists, (x) any disclosure of any item on Schedule 4.03 or any other Schedule to the extent the relevance of such item to such difference is reasonably apparent on the face of such item shall be taken into account, and (y) any fact, circumstance, event, occurrence, effect or change occurring at any time after December 31, 2014 and resulting from, relating to or arising from the matters set forth in clauses (i) through (x) of the definition of Material Adverse Effect at any time after December 31, 2014 shall be excluded.

(g)                                  Closing Date Cash.  Closing Date Cash shall not be less than $56,500,000, $26,500,000 of which shall be held by EIC.

Section 7.03     Conditions to the Obligations of the Blocker and the Company.  The obligation of the Blocker and the Company to consummate the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted by Law, waiver in writing by the Company at or prior to the Closing of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 (i) set forth in the first sentence of Section 5.02, Section 5.05 and Section 5.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 5.06(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in the first sentence of Section 5.01 and Section 5.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in Article V other than as specifically identified in clauses (i), (ii) or (iii) of this Section 7.03(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 Performance.  Parent, Merger Sub 1 and Merger Sub 2 shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent, Merger Sub 1 or Merger Sub 2, as the case may be, on or prior to the Closing Date.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

(d)                                 Officer’s Certificate.  Parent, Merger Sub 1 and Merger Sub 2 shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent, Merger Sub 1 and Merger Sub 2, certifying to the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

ARTICLE VIII

SURVIVAL; TERMINATION

Section 8.01     Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) (i) the representations and warranties in this Agreement with respect to the matters addressed therein (including any extension or tolling or waiver thereof) and in any certificate delivered pursuant hereto and (ii) the covenants and agreements in this Agreement to the extent such covenants and agreements only require performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (b) to the extent the covenants and agreements in this Agreement contemplate performance after the Closing or expressly by their terms survive the Closing, such covenants and agreements shall survive the Closing in accordance with their respective terms only to the extent and for such period as shall be required for the party required to perform under such covenant and agreement to complete the performance required thereby.

Section 8.02     Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either Parent or the Company at any time after 5:00 p.m. New York City time on September 10, 2015 (the “Termination Date”), if the Closing shall not have occurred on or prior to such time; provided, however, that, in the event the termination date set forth in Section 8(c) of the Debt Commitment Letter is extended to September 24, 2015, then the Termination Date shall be September 24, 2015; and provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.02(b) if such party’s failure to perform any covenants or agreements of such party set forth in this Agreement has resulted in or has materially contributed to the failure of the Closing to occur prior to the Termination Date;

(c)                                  by the Company or Parent, if any Restraint permanently prohibiting the consummation of either Merger shall have become final and non-appealable;

(d)                                 by Parent, if any representation or warranty of the Blocker or the Company set forth in Article III or Article IV shall be or shall have become inaccurate or the Blocker or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Blocker or the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Company of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.02(d) if either Parent, Merger Sub 1 or Merger Sub 2 is then in breach of this Agreement such that any of the conditions to Closing set forth in Section 7.01 or Section 7.03 would not then be satisfied;

(e)                                  by the Company, if any representation or warranty of Parent, Merger Sub 1 or Merger Sub 2 set forth in Article V shall be or shall have become inaccurate or Parent, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b), and which inaccuracy, breach or failure to perform cannot be cured by Parent, Merger Sub 1 or Merger Sub 2, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Parent of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.02(e) if either the Blocker or the Company is then in breach of this Agreement such that any of the conditions to Closing set forth in Section 7.01 or Section 7.02 would not then be satisfied;

(f)                                   by Parent, if, within 24 hours of the execution of this Agreement, the irrevocable action by written consent of the holders of a majority of the issued and outstanding Company Class A Units and Company Class B Units (including TPG VI Envision, L.P. and Envision Rx Options Holdings Inc.) in the form attached hereto as Exhibit A, which will constitute the Company Member Consent, shall not have been delivered to Parent and the Company;

(g)                                  by the Company, if the Marketing Period has ended and (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and continue to be satisfied or waived if the Closing were to occur on the date of such termination, other than those conditions that by their nature cannot be satisfied other than at the Closing, and the Blocker and the Company stand ready, willing and able to satisfy the conditions that by their nature cannot be satisfied other than at the Closing and to consummate the Closing through the end of the three Business Day period following the date of such notice (as evidenced by irrevocable written confirmation delivered by the Blocker and the Company to Parent), (ii) the Blocker and the Company have irrevocably confirmed by written notice to Parent of their intention to terminate this Agreement pursuant to this Section 8.02(g) if Parent, Merger Sub 1 or Merger Sub 2 fails to consummate the transactions contemplated by this Agreement by the close of business on the third Business Day following the date of such notice and (iii) Parent, Merger Sub 1 or Merger Sub 2 fails to consummate the transactions contemplated by this Agreement by the close of business on the third Business Day following the date of such notice, provided that the conditions in Section 7.01 and Section 7.02 remain satisfied and the confirmation set forth in clause (i) hereof remains in full force and effect at the close of business on such third Business Day, provided, further, however, that, notwithstanding anything to the contrary in this Section 8.02(g), in the event that the Marketing Period begins on or after September 8, 2015, the Blocker and the Company may confirm by irrevocable written notice to Parent at any time during the Marketing Period that they (x) will be ready, willing and able to satisfy all of the conditions set forth in Section 7.01 and Section 7.02 on September 23, 2015 and (y) intend to terminate this Agreement pursuant to this Section 8.02(g) if the Marketing Period has ended and Parent, Merger Sub 1 or Merger Sub 2 fails to consummate the transactions contemplated by this Agreement by the close of business on September 23, 2015, in which case the Blocker and the Company shall be permitted to terminate this Agreement pursuant to this Section 8.02(g) if (1) the Marketing Period has ended, (2) Parent, Merger Sub 1 or Merger Sub 2 fails to consummate the transactions contemplated by this Agreement by the close of business on September 23, 2015 and (3) the conditions in Section 7.01 and Section 7.02 are satisfied and the confirmation set forth in this proviso remains in full force and effect at the close of business on September 23, 2015.

The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e), (f) or (g) of this Section 8.02 shall give written notice of such termination to the other party in accordance with Section 9.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.03     Effect of Termination, Etc.

(a)                                 In the event of the termination of this Agreement in accordance with Section 8.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except this Section 8.03, Section 6.09 (Public Statements),  Section 6.12(e) (Financial Cooperation), relevant defined terms in Article I, Article IX (other than Section 9.16 (Waiver of Conflicts)) and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Parent, Merger Sub 1, Merger Sub 2, the Blocker or the Company.  Notwithstanding anything to the contrary in this Agreement, termination of this Agreement pursuant to Section 8.02 shall not release any party hereto from any liability (x) pursuant to the sections specified in this Section 8.03 that survive such termination, or (y) for any Intentional Breach by a party of its representations, warranties, covenants or agreements that occurred prior to such termination, except as otherwise provided in Sections 8.03(b) or Section 8.03(c).

(b)                                 If the Company validly terminates this Agreement pursuant to Section 8.02(g), then the Company may elect, by delivery of a written notice to Parent within five (5) Business Days after such termination, (i) that Parent pay to the Company an amount in cash equal to $200,000,000 (the “Financing Reverse Termination Fee”), in which case Parent shall make such payment as promptly as reasonably practicable (and in any event within three (3) Business Days) after receipt of such notice, by wire transfer of immediately available funds to the account designated in writing by the Company in such notice, and upon receipt thereof the Company shall be deemed, including on behalf of the Blocker and the holders of equity interests in the Blocker and the Company, to have irrevocably waived the right under this Agreement to claim that Parent, Merger Sub 1 or Merger Sub 2 has committed an Intentional Breach of any representation, warranty, covenant or agreement in this Agreement, or, alternatively, (ii) that Parent not pay to the Company such Financing Reverse Termination Fee, in which case the Company shall be deemed, including on behalf of the Blocker and the holders of equity interests in the Blocker and the Company, to have irrevocably waived such Financing Reverse Termination Fee.  In the event that the Company makes neither election within such five (5) Business Day period described in the immediately preceding sentence, the Company shall be deemed to have made the election in clause (ii).  In no event shall Parent be required to pay the Financing Reverse Termination Fee on more than one occasion and in no event shall Parent be required to pay the Financing Reverse Termination Fee if the Regulatory Reverse Termination Fee has already been paid.

(c)                                  In the event that (a) this Agreement has been validly terminated by either the Company or Parent pursuant to Section 8.02(b), Section 8.02(c) or, as a result of a material breach under Section 6.06, Section 8.02(e), and (b) the condition set forth in Section 7.01(b), Section 7.01(c) or, in the case of any Restraint imposed or any action or proceeding brought by any Governmental Authority in respect of or under any Antitrust Law or Health Regulatory Law, Section 7.01(a) has not been satisfied as of the date of such termination but all conditions to Closing set forth in Section 7.01 and Section 7.02 (other than Section 7.01(a), Section 7.01(b) and Section 7.01(c)) shall otherwise have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination), then the Company may elect, by delivery of a written notice to Parent within five (5) Business Days after such termination, (i) that Parent pay to the Company an amount in cash equal to $60,000,000 (the “Regulatory Reverse Termination Fee”), in which case Parent shall make such payment as promptly as reasonably practicable (and in any event within three (3) Business Days) after receipt of such notice, by wire transfer of immediately available funds to the account designated in writing by the Company in such notice, and upon receipt thereof the Company shall be deemed, including on behalf of the Blocker and the holders of equity interests in the Blocker and the Company, to have irrevocably waived the right under this Agreement to claim that Parent, Merger Sub 1 or Merger Sub 2 has committed an Intentional Breach of any representation, warranty, covenant or agreement in this Agreement, or, alternatively, (ii) that Parent not pay to the Company such Regulatory Reverse Termination Fee, in which case the Company shall be deemed, including on behalf of the Blocker and the holders of equity interests in the Blocker and the Company, to have irrevocably waived such Regulatory Reverse Termination Fee.  In the event that the Company makes neither election within such five (5) Business Day period described in the immediately preceding sentence, the Company shall be deemed to have made the election in clause (ii).  In no event shall Parent be required to pay the Regulatory Reverse Termination Fee on more than one occasion or be required to pay both the Regulatory Reverse Termination Fee and the Financing Reverse Termination Fee.

(d)                                 Each of the parties acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without the Financing Reverse Termination Fee or the Regulatory Reverse Termination Fee and the other provisions of this Section 8.03, the Company would not have entered into this Agreement; and that the payment of the Financing Reverse Termination Fee or the Regulatory Reverse Termination Fee, in circumstances in which it is paid, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Blocker and the Company and their respective Affiliates under the circumstances for losses or damages (other than any losses or damages incurred as a result of an Intentional Breach by Parent, Merger Sub 1 or Merger Sub 2) suffered or incurred by the Blocker and the Company and their respective Affiliates in connection with this Agreement, the Debt Commitment Letter, the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is commenced or instituted by the Company in respect of the Financing Reverse Termination Fee or a claim for specific performance of Parent’s obligations as contemplated by Section 9.13, during the pendency of such proceeding and, if a court of competent jurisdiction has ordered Parent to pay the Financing Reverse Termination Fee and/or to consummate the transactions contemplated by this Agreement, until two (2) Business Days following such order, Parent may at any time notify the Company in writing that it will consummate the Closing within five (5) Business Days following such notice, in which case the parties shall consummate the Closing and neither the Blocker nor the Company shall be permitted or entitled to enforce such order during such five (5) Business Day period (and, if the Closing is not consummated, the Company shall be entitled to continue to pursue such action or to enforce such order, as applicable, following such five (5) Business Day period).  For the avoidance of doubt, the parties acknowledge that neither the Blocker nor the Company shall seek to enforce any such order for payment of the Financing Reverse Termination Fee during the two (2) Business Day period following such order or in the event the Closing is consummated.

(f)                                   Notwithstanding anything to the contrary in this Agreement, but subject to the limited rights to specific performance of the Company to the extent set forth in Section 9.13 and except in the case of Intentional Breach, the Company’s right to receive payment of the Financing Reverse Termination Fee or the Regulatory Reverse Termination Fee from Parent pursuant to (and to the extent set forth in) this Section 8.03 shall be the sole and exclusive remedy of the Blocker, the Company and their respective Affiliates against Parent, Merger Sub 1 and Merger Sub 2 and their respective former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, subsidiaries, portfolio companies, attorneys and other representatives, the Financing Sources, and their respective successors, assignees and agents, and any former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, subsidiaries, portfolio companies, attorneys and other representatives of any of the foregoing, and their respective successors, assignees and agents (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”) for any breach, loss or damage suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder or otherwise. Under no circumstances shall the Blocker, the Company, their respective members or any of their respective Affiliates be permitted or entitled to pursue or receive both a grant of specific performance and any money damages, including all or any portion of the Financing Reverse Termination Fee or the Regulatory Reverse Termination Fee. If the Company elects to receive the Financing Reverse Termination Fee or Regulatory Reverse Termination Fee pursuant to Sections 8.03(b) or Section 8.03(c), upon termination of this Agreement and payment of the Financing Reverse Termination Fee or Regulatory Reverse Termination Fee pursuant to Sections 8.03(b) or Section 8.03(c), none of the Parent Related Parties shall have any further liability to the Blocker, the Company or their respective members or any of their respective Affiliates relating to or arising out of this Agreement or the Debt Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

(g)                                  Notwithstanding anything in this Agreement to the contrary, the Blocker, the Company (and their respective stockholders, members, Affiliates, directors, officers, employees, representatives and agents, excluding, in the event the Mergers are consummated, Parent or any Subsidiary) hereby waive any and all rights and claims against any Financing Source and any of their Affiliates, and any of such entities’ or Affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, representatives or agents related to, arising out of or in connection with the Agreement or the Debt Financing, whether at law or equity, in contract, tort or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.01     Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a nationally recognized courier service (with signed confirmation of receipt), or if sent by facsimile or email (with confirmation of completed transmission), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Blocker or the Company:

Envision Topco Holdings, LLC

8957 Canyon Falls Blvd.

Twinsburg, Ohio 44087

Attention: Frank Sheehy (fsheehy@envisionrx.com)

Fax: (330) 486-4801

with a copy (which shall not constitute notice) to:

Envision Topco Holdings, LLC
8957 Canyon Falls Blvd.
Twinsburg, Ohio 44087
Attention:  Michael DeMinico, Esq. (mdeminico@rxoptions.net)
Fax: (330) 486-4801

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Paul J. Shim (pshim@cgsh.com)

Paul M. Tiger (ptiger@cgsh.com)

Fax:  (212) 225-3999

To Parent, Merger Sub 1, Merger Sub 2, the Surviving Blocker or the Surviving Company:

Rite Aid Corporation

30 Hunter Lane

Camp Hill, Pennsylvania 17011
Attention:  Marc Strassler
Fax:  717-760-7867
Email: mstrassler@riteaid.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:                                         Paul T. Schnell (paul.schnell@skadden.com)

Neil P. Stronski (neil.stronski@skadden.com)

Fax: (212) 735-2000

To the Sellers’ Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, Colorado 80202
Attention: Managing Director
Fax:  (303) 623-0294
Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:                                         Paul J. Shim (pshim@cgsh.com)
                                                                                                Paul M. Tiger (ptiger@cgsh.com)
Fax:  (212) 225-3999

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next business day delivery or (iii) the Business Day received, if sent by facsimile, email or any other permitted method (provided that any notice received by facsimile transmission, email or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

Section 9.02     Amendment/Waiver, Etc.  Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement by Parent, Merger Sub 1, Merger Sub 2, the Blocker and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that notwithstanding anything to the contrary contained herein, Section 8.03(f) (Effect of Termination), Section 8.03(g) (Waiver of Rights Against Financing Sources), this Section 9.02, Section 9.07 (Parties in Interest), Section 9.09 (Governing Law; Jurisdiction; Waiver of Jury Trial) and Section 9.15 (Non-Recourse), shall not be amended, modified, supplemented or waived, and no consent shall be given thereunder, in each case in any manner that is adverse to the interests of the Financing Sources without their prior written consent.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.03     Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect, except that each of Parent, Merger Sub 1 or Merger Sub 2 may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one or more Subsidiaries of Parent, but no such assignment shall relieve Parent, Merger Sub 1 or Merger Sub 2 of any of their obligations hereunder and no such assignment shall be made if it would be reasonably expected to materially delay or impair the receipt of any material Consent or the expiration of the waiting period under the HSR Act (or any extension thereof) or otherwise delay or impair the consummation of the Closing.

Section 9.04     Entire Agreement.  This Agreement (including all Schedules, Parent Schedules and Exhibits hereto), and the Ancillary Agreements together with the Confidentiality Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 9.05     Severability.  If any term or other provision of this Agreement is deemed, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.06     Fulfillment of Obligations.  Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.07     Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, other than the provisions of (a) Section 2.02, Section 2.06, Section 2.07, Section 2.10, Section 2.11, Section 2.13, Section 2.15 and Section 2.16, to the extent they apply to the Represented Holders, which holders shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (b) Section 6.07(b) and Section 6.17, to the extent they apply to the Represented Holders and their respective Affiliates, which Represented Holders and Affiliates shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (c) Section 6.10, to the extent it applies to D&O Indemnified Persons (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Persons), which D&O Indemnified Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (d) Section 10.15, to the extent it applies to the

Persons referred to therein, which Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section and (e) Section 9.16, to the extent it applies to Cleary Gottlieb, which shall be an express third-party beneficiary of, and shall be entitled to rely on, such section, express or implied, is intended to confer upon any Person other than Parent, Merger Sub 1, Merger Sub 2, the Blocker, the Company, its Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except for the right of the Blocker and the Company, on behalf of the holders of equity interests in the Blocker or the Company, as applicable, to pursue claims for damages in the event of an Intentional Breach of this Agreement by Parent, Merger Sub 1 or Merger Sub 2, and which right may, for the avoidance of doubt, only be enforced prior to the Closing by the Blocker and the Company, as applicable, on behalf of such holders. Notwithstanding the foregoing, the Financing Sources are express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 8.03(f) (Effect of Termination), Section 8.03(g) (Waiver of Rights Against Financing Sources), this Section 9.07, Section 9.02 (Amendment; Waiver, Etc.); Section 9.09 (Governing Law; Jurisdiction; Waiver of Jury Trial) and Section 9.15 (Non-Recourse).

Section 9.08     Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses; provided, that any filing fees arising in connection with any Antitrust Law or any Health Regulatory Law in connection with the transactions contemplated hereby shall be borne by Parent and Parent shall pay all fees, expenses or other payments due to the Escrow Agent, Payments Administrator and Exchange Agent (with the Represented Holders bearing 50% of such fees, expenses or other payments due to the Escrow Agent, Payments Administrator or Exchange Agent through the definition of Transaction Expenses).

Section 9.09     Governing Law/Jurisdiction/Waiver of Jury Trial.

(a)                                 This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or thereby or the legal relationship of the parties hereto or thereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding.  Except as contemplated by Section 2.16, each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any suit, action or proceeding described in the immediately preceding sentence of this Section 9.09(a).  Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process in the manner provided in Section 9.01.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim or proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such action, suit, claim or proceeding brought in any Chosen Court has been brought in an inconvenient forum.  Each of the parties hereto hereby agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the Chosen Courts, and that the provisions of Section 9.09(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.  The parties further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in the first sentence of this Section 9.09(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Without in any way limiting any waiver or limitation of the Financing Sources’ liability or any other provision relating to the Financing Sources and notwithstanding anything herein to the contrary, each of the Blocker, Company and Sellers’ Representative agrees that it will not bring or support or permit any of its Affiliates to bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, agents or other representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the U.S. District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto further agrees that the adjudication of any such action, claim, cross-claim or third-party claim shall be governed by and in accordance with the laws of the State of New York.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY THE LAST SENTENCE OF SECTION 9.09(a)).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(b).

Section 9.10          Counterparts, Etc.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.11          Headings, Etc.  The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 9.12          Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 9.13          Remedies.

(a)           The parties understand and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, except as otherwise set forth in this Section 9.13, each party hereto agrees, on behalf of itself and its Affiliates, that in the event of any breach or threatened breach by the Blocker or the Company, on the one hand, or Parent, Merger Sub 1 or Merger Sub 2, on the other hand, of any provision of this Agreement, the Blocker or the Company, on the one hand, or Parent, Merger Sub 1 or Merger Sub 2, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any action, claim, suit or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(b)           Notwithstanding anything herein to the contrary, including Section 5.08(b), it is acknowledged and agreed that the Blocker and the Company shall be entitled to specific performance of Parent’s, Merger Sub 1’s and Merger Sub 2’s obligations to consummate the Mergers only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) Parent, Merger Sub 1 and Merger Sub 2 fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, (iii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing assuming satisfaction by Parent, Merger Sub 1 and Merger Sub 2 of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Debt Financing is funded, then it would take such actions that are within its control (which shall for this purpose include causing the Blocker to take actions) to cause the Closing to occur. For the avoidance of doubt, (x) in no event shall the Blocker and the Company be entitled to enforce or seek to enforce specifically Parent’s, Merger Sub 1’s and Merger Sub 2’s obligations to consummate the Mergers if the Debt Financing has not been funded or will not be funded at the Closing, and (y) while the Blocker and the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.13 and the payment of the Financing Reverse Termination Fee (only to the extent expressly permitted by Section 8.03(b)), under no circumstances shall the Blocker and the Company be permitted or entitled to receive both such grant of specific performance to cause the Closing to occur in accordance with this Section 9.13 and payment of the Financing Reverse Termination Fee.

(c)           Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that (i) the Company shall be entitled to specific performance or other equitable remedies to cause Parent, Merger Sub 1 or Merger Sub 2 to enforce the obligation of the Financing Sources to fund the Debt Financing on the terms and conditions of the Debt Commitment Letter, and (ii) in the event that any Financing Source initiates any litigation against Parent, Merger Sub 1 or Merger Sub 2 with respect to the Debt Financing, or advises Parent, Merger Sub 1 or Merger Sub 2 that it intends not to provide the Debt Financing in violation of the terms and conditions of the Debt Commitment Letter, the Company shall be entitled to specific performance or other equitable remedies to require Parent, Merger Sub 1 or Merger Sub 2 to take enforcement action, including seeking specific performance, to cause the Financing Sources to provide such Debt Financing.

(d)           No party shall have any right to set-off any amounts payable pursuant to this Agreement against any other amounts payable by the recipient thereof or any other Person pursuant to this Agreement or otherwise.

Section 9.14          Knowledge.  For purposes of this Agreement, (a) “knowledge” of the Blocker or the Company means the actual knowledge of the persons listed on Schedule 9.14(a) and (b)  “knowledge” of Parent, Merger Sub 1 or Merger Sub 2 means the actual knowledge of the persons listed on Parent Schedule 9.14(b).

Section 9.15          Non-Recourse.  Except for the Sellers’ Representative’s rights to indemnity from the Represented Holders under Section 9.20, this Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein).  Following the Closing, and in each case except for the Sellers’ Representative’s rights to indemnity from the Represented Holders under Section 9.20, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and not, for the avoidance of doubt, against the Financing Sources and (b) except as expressly provided hereunder, no Financing Source and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement; provided, that this clause (a) and (b) shall not impair, limit or affect any claims or causes of actions related to agreements entered into with Financing Sources by the parties thereto.

Section 9.16          Waiver of Conflicts.  Recognizing that Cleary Gottlieb has acted as legal counsel to the Blocker, the Company, its Subsidiaries, certain of the direct and indirect holders of the Blocker Interest, of Company Units, of RSUs and of Phantom Units and certain of their respective Affiliates prior to the date hereof, and that Cleary Gottlieb intends to act as legal counsel to certain of the direct and indirect holders of the Blocker Interest, of Company Units, of RSUs and of Phantom Units and their respective Affiliates (which will no longer include the Blocker, the Company or its Subsidiaries) after the Closing, each of Parent, Merger Sub 1, Merger Sub 2, the Blocker and the Company hereby waives, on its own behalf and on behalf of its Affiliates, the Surviving Blocker, the Surviving Company and their respective Affiliates, any conflicts that may arise in connection with Cleary Gottlieb representing the Sellers’ Representative or any direct or indirect holders of the Blocker Interest, of Company Units, of RSUs or of Phantom Units or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub 1, Merger Sub 2, the Blocker, the Company, the Surviving Blocker, the Surviving Company and its Affiliates or the transactions contemplated hereby.  In addition, all communications involving attorney-client confidences between direct and indirect holders of the Blocker Interest, of Company Units, of RSUs or of Phantom Units, the Blocker, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of the Blocker Interest, of Company Units, of RSUs and of Phantom Units and their respective Affiliates (and not the Blocker, the Company, the Surviving Blocker, the Surviving Company or their respective Affiliates).  Accordingly, the Surviving Blocker, the Surviving Company and their respective Affiliates shall not have access to any such communications or to the files of Cleary Gottlieb relating to such engagement from and after the Effective Time.  Without limiting the generality of the foregoing, from and after the Effective Time, (i) the direct and indirect holders of the Blocker Interest, of Company Units, of RSUs and of Phantom Units and their respective Affiliates (and not the Surviving Blocker, the Surviving Company and their respective Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Blocker, the Surviving Company or its Affiliates shall be a holder thereof, (ii) to the extent that files of Cleary

Gottlieb in respect of such engagement constitute property of the client, only the direct and indirect holders of the Blocker Interest, of Company Units, of RSUs and of Phantom Units and their respective Affiliates (and not the Surviving Blocker, the Surviving Company and their respective Affiliates) shall hold such property rights and (iii) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Blocker, the Surviving Company or any of its Affiliates by reason of any attorney-client relationship between Cleary Gottlieb and the Blocker, the Company or any of their respective Affiliates or otherwise.  This Section 9.16 will be irrevocable, and no term of this Section 9.16 may be amended, waived or modified, without the prior written consent of Cleary Gottlieb.

Section 9.17          DISCLAIMER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN:  (A) THE REPRESENTATIONS AND WARRANTIES OF THE BLOCKER AND THE COMPANY EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, RESPECTIVELY, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE BLOCKER, THE COMPANY AND ITS SUBSIDIARIES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF THE BLOCKER, THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN:  (I) THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY SET FORTH IN ARTICLE V ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO PARENT IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE, NEITHER PARENT NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE.

Section 9.18          No Rescission.  No party to this Agreement shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party hereto to perform its obligations hereunder, and each party agrees that it will not seek to rescind the transactions contemplated hereby in connection with any Litigation concerning this Agreement.

Section 9.19          Interpretation.  The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  The term “dollars” and character “$” shall mean U.S. dollars.  The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.  The term “or” is not exclusive, unless the context otherwise requires.  The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, Merger Sub 1, Merger Sub 2, the Blocker and/or the Company, as applicable, unless the context expressly otherwise requires.  Any capitalized terms used in any Schedule, Parent Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date.  When used in reference to the Blocker, the Company or any of its Subsidiaries, the term “material” shall be measured against the Blocker, the Company and its Subsidiaries, taken as a whole.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule or Parent Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule or Parent Schedule is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule or Parent Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule or Parent Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 9.20          Sellers’ Representative.

(a)           Each holder as of immediately prior to the Effective Time of the Blocker Interest or any Company Units, RSUs, Phantom Units or Management Class C Units (each a “Represented Holder”) shall be deemed to have irrevocably constituted, appointed, authorized, directed and empowered, effective as of the Closing (and without regard to whether such holder has delivered a duly executed Letter of Transmittal), Shareholder Representative Services LLC as the “Sellers’ Representative”, to act as sole and exclusive agent, attorney-in-fact and representative of the Represented Holders, with full power of substitution, with respect to all matters under this Agreement and the agreements ancillary hereto, including giving and receiving notices hereunder, entering into any amendment or modification hereof, engaging special counsel, accountants or other advisors or incurring such other expenses on behalf of the

Represented Holders, holding back from disbursement to any Represented Holder any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, negotiating, settling, compromising or otherwise resolving any dispute hereunder (including any disputes relating to the Adjustment Amount) or doing any and all things and taking any and all actions, in each case that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other documents or instruments entered into in connection herewith.

(b)           Neither the Sellers’ Representative nor any of its officers, directors, managers, employees, agents or representatives shall incur any responsibility or liability whatsoever to any Represented Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud or willful misconduct.  The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  The Represented Holders shall indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that, in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Represented Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct.  If not paid directly to the Sellers’ Representative by the Represented Holders, any such Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Expense Fund and (ii) the amounts in the Adjustment Escrow Funds at such time as remaining amounts would otherwise be distributable to the Represented Holders; provided that, while this section allows the Sellers’ Representative to be paid from the Sellers’ Representative Expense Fund and the Adjustment Escrow Funds, this does not relieve the Represented Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary in this Agreement, in no event will the Sellers’ Representative be required to advance its own funds on behalf of the Represented Holders or otherwise. The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.  The indemnity obligations of this Section 9.20 shall survive the Closing, the resignation or removal of the Sellers’ Representative or any termination of this Agreement pursuant to Section 8.02.

(c)           The Sellers’ Representative shall be entitled to pay and reimburse itself from the Sellers’ Representative Expense Fund for any third-party, out-of-pocket expenses,

charges or liabilities that the Sellers’ Representative incurs, or may incur, in the exercise of it rights, or performance of its duties, under this Agreement.

(d)           Each of Parent, Merger Sub 1 and Merger Sub 2 shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative hereunder or in connection with this Agreement.  All decisions, actions, consents and instructions of the Sellers’ Representative authorized to be made, taken or given pursuant to this Section 9.20 shall be final and binding upon all the Represented Holders, and no Represented Holder shall have any right to object, dissent, protest or otherwise contest the same.

(e)           At the Effective Time, Parent shall deliver to the Sellers’ Representative the Sellers’ Representative’s Expense Fund, to be held to cover and reimburse the fees, expenses and other monetary obligations incurred by the Sellers’ Representative in connection with the carrying out by the Sellers’ Representative of its duties under this Section 9.20.  The Sellers’ Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Represented Holders will not receive any interest or earnings on the Sellers’ Representative Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Sellers’ Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver (or will cause to be delivered) the balance of the Sellers’ Representative Expense Fund to the Payments Administrator for further distribution to the Represented Holders in accordance with the Payments Agreement, which shall provide for distribution as follows: (i) to the holder of the Blocker Interest as of immediately prior to the Effective Time, an amount in cash equal to the product obtained by multiplying (A) such balance by (B) the quotient obtained by dividing (1) the number of Company Class A Units held by the Blocker immediately prior to the Effective Time by (2) the Diluted Unit Count and (ii) to each holder of Company Class A Units, RSUs, Company Class B Units, Phantom Units or Management Class C Units (other than any Company Class A Unit, any RSU, any Company Class B Unit and any Phantom Unit to be cancelled pursuant to Section 2.07(c) or converted pursuant to Section 2.07(d)) immediately prior to the Effective Time, an amount in cash equal to the product obtained by multiplying (A) such balance by (B) the quotient obtained by dividing (1) the number of Company Class A Units, RSUs, Company Class B Units, Phantom Units or Management Class C Units (other than any Company Class A Unit, any RSU, any Company Class B Unit and any Phantom Unit to be cancelled pursuant to Section 2.07(c) or converted pursuant to Section 2.07(d)) held by such holder immediately prior to the Effective Time by (y) the Diluted Unit Count.  In the event that any amount is owed to the Sellers’ Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the amounts remaining in the Sellers’ Representative’s Expense Fund, the Sellers’ Representative shall be entitled to be reimbursed by the Represented Holders on a pro rata basis (consistent with the allocation in the immediately preceding sentence), and the Represented Holders agree to so reimburse the Sellers’ Representative; provided, that for the avoidance of doubt, the aggregate of the applicable pro rata shares of all of the Represented Holders shall in all cases sum to 100%. Upon written notice from the Sellers’ Representative to the Represented Holders as to any such owed amount, including a reasonably detailed description as to such owed amount, each Represented Holder shall promptly deliver to the Sellers’ Representative full payment of his, her or its pro rata share of such owed amount (determined on a basis consistent with the allocation in the second sentence of this Section 9.20(e)). For tax purposes, the Sellers’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Represented Holders at the time of Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

TPG VI ENVISION BL, LLC

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

ENVISION TOPCO HOLDINGS, LLC

By:	/s/ Frank Sheehy
Name:	Frank Sheehy
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Sellers’ Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

RITE AID CORPORATION

By:	/s/ Darren W. Karst
	Name:	Darren W. Karst
	Title:	EVP, Chief Financial Officer

EAGLE MERGER SUB 1 LLC

By:	/s/ Darren W. Karst
	Name:	Darren W. Karst
	Title:	Vice President

EAGLE MERGER SUB 2 LLC

By:	/s/ Darren W. Karst
	Name:	Darren W. Karst
	Title:	Vice President